UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to §240.14a-12

SYNEOS HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Syneos Health, Inc., a Delaware corporation (“Syneos Health,” the “Company,” “we,” “us” or “our”), to be held on August 2, 2023, at 8:00 a.m. EDT. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast at www.virtualshareholdermeeting.com/SYNH2023SM. You will not be able to physically attend the Special Meeting in person. If you plan to attend the Special Meeting online, please follow the instructions in the “General Information” section of the accompanying proxy statement (the “Proxy Statement”). The Proxy Statement is dated June 27, 2023, and together with the enclosed form of proxy card, is first being sent or provided to stockholders of the Company on or about June 27, 2023. For purposes of attendance at the Special Meeting, all references in the accompanying Proxy Statement to “in person” shall mean virtually present at the Special Meeting.

The Merger

On May 10, 2023, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Star Parent, Inc., a Delaware corporation (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Syneos Health (the “Merger”), with Syneos Health continuing as the surviving corporation and a wholly owned subsidiary of Parent.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”). The affirmative vote of the holders of at least a majority of our Class A common stock, $0.01 par value per share (the “Common Stock”) outstanding and entitled to vote as of the close of business on June 26, 2023, the record date for the determination of stockholders entitled to vote at the Special Meeting (the “Record Date”), is required to approve the Merger Proposal.

At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Executive Compensation Proposal”), and to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

If the Merger is consummated, you will be entitled to receive $43.00 in cash (the “Merger Consideration”), without interest and minus any applicable withholding taxes, for each share of the Common Stock that you own (unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw or otherwise lose your right to appraisal under Delaware law with respect to such shares). The Merger Consideration represents a 24% premium over the Company’s closing stock price of $34.65 on February 13, 2023, the last trading day before media speculation regarding the Company were published.

The Board of Directors of the Company (the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the Company stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that the Company stockholders vote “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.

The Notice of Special Meeting and Proxy Statement on the following pages further describe the matters to be presented at the Special Meeting and provide details regarding how to attend the meeting online. We encourage you to read the Proxy Statement and its appendices, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you attend the Special Meeting online, it is important that your shares be represented and voted at the Special Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions on how to vote your shares are included in the Proxy Statement and proxy card. If you decide to attend the Special Meeting, you will be able to vote online at the Special Meeting even if you have previously submitted your proxy, as your proxy is revocable at your option.

If you have any questions or need assistance voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc. at (800) 322-2885 or Okapi Partners LLC at (844) 202-7428.

Thank you for your support.

Michelle Keefe Chief Executive Officer	John M. Dineen Chair of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 8:00 A.M. EDT, ON August 2, 2023

The special meeting of the stockholders (the “Special Meeting”) of Syneos Health, Inc., a Delaware corporation (“Syneos Health,” the “Company,” “we,” “us” or “our”), will be held at 8:00 a.m. EDT, on August 2, 2023, for the following purposes:

Proposal 1 – To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 10, 2023, by and among the Company, Star Parent, Inc., a Delaware corporation (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger Proposal”);

Proposal 2 – To consider and vote on a proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Executive Compensation Proposal”); and

Proposal 3 – To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

In addition, we will consider the transaction of any other business properly brought at the Special Meeting or any continuation, adjournment or postponement thereof. However, under the Merger Agreement, the Merger Proposal will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection with the Merger Proposal) that the Company will propose to be acted on by the stockholders of the Company at the Special Meeting.

The Special Meeting will be held solely in a virtual meeting format online at www.virtualshareholdermeeting.com/SYNH2023SM. If you plan to attend the Special Meeting online, please follow the instructions in the “General Information” section of the attached proxy statement (the “Proxy Statement”). The Special Meeting may be continued or adjourned from time to time without notice other than by announcement at the Special Meeting. Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly continued, adjourned or postponed.

Only holders of record of our Class A common stock, $0.01 par value per share (the “Common Stock”), at the close of business on June 26, 2023 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any continuation, postponement or adjournment of the Special Meeting by visiting www.virtualshareholdermeeting.com/SYNH2023SM. To ensure your shares of Common Stock are voted at the Special Meeting, you may submit your vote over the Internet, by telephone, or by completing, signing and returning a proxy card. A list of stockholders of record will be available in our office located at 1030 Sync Street, Morrisville, North Carolina, 27560-5468, during regular business hours for a period of at least 10 days before the Special Meeting and on the Special Meeting webpage during the Special Meeting.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The Special Meeting will begin promptly at 8:00 a.m. EDT. Online check-in will begin at 7:30 a.m. EDT, and you should allow ample time for the online check-in procedures. A list of stockholders of record will be available, during regular business hours for a period of at least ten days preceding the Special Meeting, at our principal executive offices located at 1030 Sync Street, Morrisville, North Carolina 27560-5468.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Special Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the enclosed proxy materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Special Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares online at the Special Meeting if you desire to do so, as your proxy is revocable at your option.

The affirmative vote of the holders of at least a majority of the shares of the Common Stock outstanding and entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. The Executive Compensation Proposal and the Adjournment Proposal require the affirmative vote of the majority of the Company’s shares present electronically or represented by proxy at the meeting and entitled to vote at the Special Meeting.

The failure to vote your shares or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as votes against the Executive Compensation Proposal or the Adjournment Proposal. Broker non-votes, if any, are not considered to be entitled to vote and, accordingly, will not affect the outcome of the Executive Compensation Proposal or the Adjournment Proposal. However, we do not expect any broker non-votes, which are only relevant to routine matters, at the Special Meeting because the proposals in the Proxy Statement are all non-routine matters.

The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority in voting power of the shares of the Common Stock issued and outstanding and entitled to vote as of the close of business on the Record Date will constitute a quorum for the transaction of business at the Special Meeting. Broker non-votes, if any, and abstentions will be counted as present for purposes of determining the existence of a quorum.

Under Delaware law, stockholders (and beneficial owners) of the Company who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of the Common Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal before the vote on the Merger Proposal and comply with the other Delaware law procedures explained in the Proxy Statement under the section titled “The Merger–Appraisal Rights.” A copy of Section 262 of the Delaware General Corporations Law, which details the applicable Delaware appraisal statute, is attached to the Proxy Statement as Appendix B and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the Proxy Statement.

The Board unanimously recommends that you vote:

(1)    “FOR” the Merger Proposal;

(2)    “FOR” the Executive Compensation Proposal; and

(3)    “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Jonathan Olefson

General Counsel and Corporate Secretary

Morrisville, North Carolina

June 27, 2023

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on August 2, 2023:

This Notice and Proxy Statement is available at

www.proxyvote.com

You should carefully read and consider the entire Proxy Statement and the accompanying appendices including the Merger Agreement attached as Appendix A, along with all of the documents incorporated by reference in the Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact one of our proxy solicitors if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; the Special Meeting or the accompanying Proxy Statement; would like additional copies of the accompanying Proxy Statement; or need help submitting a proxy to have your shares of the Company’s Common Stock voted:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor

New York, NY 10018

Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

OKAPI PARTNERS LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (844) 202-7428 (Toll-Free)

Email: info@okapipartners.com

PROXY SUMMARY

Special Meeting of Stockholders

Time and Date:	8:00 a.m. EDT on August 2, 2023

Location:	Online via live webcast at www.virtualshareholdermeeting.com/SYNH2023SM

Outstanding Common Stock:	103,714,183 shares as of the Record Date

Record Date. Stockholders of record as of the close of business on June 26, 2023 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any continuation, postponement or adjournment thereof.

Meeting Admission. You are entitled to attend the virtual Special Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Special Meeting. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SYNH2023SM. You also will be able to vote your shares electronically at the Special Meeting. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

Voting Matters and Board Recommendations.

Proposal:		Board Recommendation:

1	Approval of the Merger Proposal	FOR

2	Approval of the Executive Compensation Proposal	FOR

3	Approval of the Adjournment Proposal	FOR

Your vote is important to us. Whether or not you plan to attend the Special Meeting online, we encourage you to read the attached Proxy Statement and vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction form for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the “General Information” section of the Proxy Statement.

How to vote. Each stockholder of Syneos Health as of the close of business on the Record Date is entitled to one vote for each share of Common Stock held by them on all matters presented at the Special Meeting. Shares may be voted by the following procedures:

By Internet. Go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Votes submitted via the Internet must be received by 11:59 p.m. EDT on August 1, 2023.

By Telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. EDT on August 1, 2023. If your shares are held in an account at a bank or brokerage firm that offers telephone voting options, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone by the deadline specified on the voting instruction form.

By Mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. To ensure they are voted at the Special Meeting, proxies submitted by mail must be received at the address provided no later than August 1, 2023, the last business day before the meeting.

At the Special Meeting. Shares held in your name as the stockholder of record may be voted electronically if you attend the Special Meeting virtually. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

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PROXY STATEMENT

SYNEOS HEALTH, INC.

1030 Sync Street, Morrisville, North Carolina, 27560-5468

This proxy statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Syneos Health, Inc., a Delaware corporation (“Syneos Health,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held online at www.virtualshareholdermeeting.com/SYNH2023SM on August 2, 2023, at 8:00 a.m. EDT, and at any continuation, postponement or adjournment of the Special Meeting. Holders of record of our Class A common stock, $0.01 par value per share (the “Common Stock”) at the close of business on June 26, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting and any continuation, postponement, or adjournment of the Special Meeting. As of the Record Date, there were 103,714,183 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock entitled to vote at the Special Meeting is entitled to one vote on any matter presented to stockholders at the Special Meeting.

PROPOSALS

At the Special Meeting, our stockholders will be asked:

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 10, 2023, by and among Syneos Health, Star Parent, Inc., a Delaware corporation (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Syneos Health (the “Merger”), with Syneos Health continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger Proposal”);

To consider and vote on a proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Executive Compensation Proposal”); and

To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

In addition, we will consider the transaction of any other business properly brought at the Special Meeting or any adjournment or postponement thereof. However, pursuant to the terms of the Merger Agreement, the Merger Proposal will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection with the Merger Proposal) that the Company will propose to be acted on by the stockholders of the Company at the Special Meeting.

We know of no other business that will be presented at the Special Meeting. If any other matter properly comes before the stockholders for a vote at the Special Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

RECOMMENDATIONS OF THE BOARD

The Board unanimously recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted at the discretion of the proxy holders.

The Board of Directors unanimously recommends that you vote:

“FOR” the Merger Proposal;

“FOR” the Executive Compensation Proposal; and

“FOR” the Adjournment Proposal.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this Proxy Statement. You received this proxy statement because the Board is soliciting your proxy to vote your shares at the Special Meeting. As a stockholder, you are invited to participate in the Special Meeting online via live webcast at www.virtualshareholdermeeting.com/SYNH2023SM and to vote on the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. If you share an address with another shareholder, you may receive only one paper copy of proxy materials. If you wish to receive a separate set of proxy materials, please submit your request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling Broadridge at the following number, or by writing to Broadridge at the following address: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717; telephone: 1-866-540-7095. All shareholders may also call us at the number below or write to us at the following address to request a separate copy of proxy materials: Syneos Health, Inc., Attention Investor Relations, 1030 Sync Street, Morrisville, North Carolina, 27560-5468, telephone: (919) 876-9300. Alternatively, stockholders sharing an address who are receiving multiple copies of the proxy materials may request to receive a single copy of such materials in the future. Instructions for making these requests are provided below under “Where You Can Find More Information.”

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms, you should read carefully this entire proxy statement, the appendices, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement.

The Parties to the Merger Agreement (page 36)

Syneos Health, Inc.

The Company is a Delaware corporation with principal executive offices located at 1030 Sync Street, Morrisville, North Carolina, 27560-5468, telephone number (919) 876-9300. The Company is a fully integrated biopharmaceutical solutions organization purpose-built to accelerate customer success. We translate unique clinical, medical affairs and commercial insights into outcomes to address modern market realities. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “SYNH”. Additional information about the Company is contained in certain of its public filings that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” of this proxy statement.

Star Parent, Inc.

Parent is a privately held Delaware corporation affiliated with Elliott Investment Management L.P. (“Elliott”), Patient Square Capital, LP (“Patient Square”) and Veritas Capital Fund Management, L.L.C. (“Veritas Capital”, and together with Elliott and Patient Square, the “Sponsors”). Parent was formed in 2023 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”). Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company. Parent’s principal executive offices are located at c/o Patient Square at 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025, telephone number 650-384-6558.

Star Merger Sub, Inc.

Merger Sub is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent that was formed in 2023, solely for the purpose of engaging in the Transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at c/o Patient Square at 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025, telephone number 650-384-6558.

The Special Meeting (page 37)

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at a Special Meeting of the Company’s stockholders to be held on August 2, 2023, at 8:00 a.m. EDT.

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Executive Compensation Proposal and (iii) the Adjournment Proposal.

The Merger Proposal (page 133)

You will be asked to consider and vote upon the proposal to adopt the Merger Agreement and approve the Transactions. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and that at the Effective Time and as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and, except with respect to Cancelled Shares and Dissenting Shares, automatically converted into the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes.

Following the Merger, our Common Stock will no longer be publicly traded, and existing Company stockholders will cease to have any ownership interest in the Company.

Record Date; Shares Entitled to Vote; Quorum (page 37)

You are entitled to receive notice of and to vote at the Special Meeting if you owned shares of Common Stock as of the close of business on June 26, 2023, the Record Date.

A quorum of stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting as of the Record Date will constitute a quorum at the Special Meeting, permitting the Company to transact business at the Special Meeting.

Vote Required to Approve the Merger Proposal (page 38)

Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

The affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions or broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

As of the Record Date, there were 103,714,183 shares of Common Stock outstanding and entitled to vote at the Special Meeting.

Recommendation of the Board and Reasons for the Merger (page 62)

The Board, after considering various factors described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement, unanimously determined that the Merger Agreement and the Transactions are advisable, fair to stockholders and in the best interests of the Company and its stockholders, and directed that the Merger Agreement be submitted to our stockholders for their adoption.

The Board unanimously recommends that you vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that you vote “FOR” each of the Executive Compensation Proposal and the Adjournment Proposal.

Fairness Opinion of BofA Securities, Inc. (page 67)

The Board retained BofA Securities, Inc. (“BofA Securities”), to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Company and its business.

On May 10, 2023, representatives of BofA Securities delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated May 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the Merger Consideration to be received in the Merger by holders of Common Stock (other than holders of Cancelled Shares ) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Common Stock should vote or act in connection with the Merger or any other matter.

The full text of BofA Securities’ written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by BofA Securities in preparing its opinion. You are encouraged to read the opinion carefully in its entirety.

For more information, see the section entitled “The Merger—Fairness Opinion of BofA Securities, Inc.” of this proxy statement.

Fairness Opinion of Centerview Partners LLC (page 75)

The Board retained Centerview Partners LLC (“Centerview”) as financial advisor to the Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, pursuant to an engagement letter dated February 10, 2023. The Board selected

Centerview as its financial advisor in connection with the Transactions based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock (other than (i) any Cancelled Shares and (ii) any Dissenting Shares, which, together with any outstanding shares of Common Stock held by any affiliate of the Company or Parent, collectively, the “Excluded Shares”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On May 10, 2023, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 10, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated as of May 10, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Appendix D to this proxy statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Syneos Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger, and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Common Stock (other than Excluded Shares) of the consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any Syneos stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion. You are encouraged to read the opinion carefully in its entirety.

For more information, see the section entitled “The Merger—Fairness Opinion of Centerview Partners LLC” of this proxy statement.

Certain Effects of the Merger on the Company (page 45)

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

The Effective Time will occur, if it occurs, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Parent may agree and specify in the certificate of merger). If the Merger is consummated, you will no longer own any shares of the capital stock of the Company as of the Effective Time.

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the Nasdaq Global Select Market under the symbol “SYNH”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and our Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

Effect on the Company if the Merger is Not Consummated (page 45)

If the Merger Proposal is not approved by the Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will continue to hold their shares of Common Stock and will not receive any payment for such shares. Instead, the Company will remain a publicly traded company, our Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, the Company may be required to pay Parent a termination fee, as described under the section entitled “The Merger Agreement—Termination Fees” of this proxy statement.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of the Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Common Stock would return to the price at which it trades as of the date of this proxy statement.

Merger Consideration (page 46)

Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, their respective stockholders or any other person, each outstanding share of Common Stock immediately prior to the Effective Time other than Dissenting Shares and Cancelled Shares will be converted into the right to receive $43.00 in cash, which we refer to as the Merger Consideration, without interest and minus any applicable withholding taxes. From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Common Stock will thereafter cease to have any rights with respect to such securities other than the right to receive, upon surrender of such Certificates and Book-Entry Shares, the Merger Consideration, without interest and minus any applicable withholding taxes. As described further under the section entitled “The Merger Agreement—Payment for the Common Stock” of this proxy statement, prior to or substantially concurrently with the Effective Time, Parent will deposit or cause to be deposited, with a nationally recognized financial institution acting as paying agent (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Merger Consideration payable to all of the holders of Common Stock, other than the Cancelled Shares and except for any Dissenting Shares (and which will not include any amounts payable to the holders of the Company options, restricted stock unit awards and performance stock unit awards, which will be paid through the Company’s payroll system or through the Company’s stock plan administration platform after the Effective Time). Promptly following the Effective Time and in any event no later than the third business day following the Effective Time, the Paying Agent will send each holder of Certificates or Book-Entry Shares a letter of transmittal instructing such holder to send its Certificates or Book-Entry Shares, as applicable, to the Paying Agent in order to receive the Merger Consideration, without interest and minus any applicable withholding taxes, for each share of Common Stock represented by such Certificates or Book-Entry Shares.

If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered or the applicable surrendered Book-Entry Share is registered, it will be a condition of such payment that the person requesting such payment will pay, or cause to be paid, any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or will establish to the reasonable satisfaction of the Paying Agent that such taxes have been paid or are not payable.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, but you will no longer have any rights as a Syneos Health stockholder as a result of the Merger (except with respect to Dissenting Shares), nor will you be entitled to receive any shares in Parent or the surviving corporation.

Treatment of Equity Awards (page 109)

Under the Merger Agreement, effective as of immediately prior to the Effective Time and as a result of the Merger:

(A)

Each option to purchase shares of Common Stock with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration, net of the applicable per share exercise price and (ii) the aggregate number of shares of Common Stock subject to the option. Each option to purchase shares of Common Stock with a per share exercise price equal to or greater than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled for no consideration.

(B)

Each award of restricted stock units (“RSUs”) and performance stock units (“PSUs”) covering shares of Common Stock that is outstanding immediately prior to the Effective Time (other than certain specified RSU awards and PSU awards set forth in the disclosure schedules delivered in connection with the Merger Agreement (the “Specified Awards”)) will be cancelled and converted into a contingent right to receive an amount in cash (without interest) (a “Contingent Cash Award”) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Common Stock subject to the award (with any performance-based goals with respect to the PSU awards deemed to be achieved at the “target” level of performance or based on the actual level of achievement of performance goals, in each case, as set forth in the applicable PSU award agreement). Each Contingent Cash Award will vest and become payable pursuant to the same time-vesting schedule applicable to the underlying RSU award or PSU award from which it was converted, as applicable (including any accelerated vesting terms and conditions), subject to the holder’s continued employment with or service to Parent and its subsidiaries through the applicable vesting date.

(C)

Each Specified Award that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Common Stock subject to the award, subject to claw-back if the holder’s employment is terminated by the Company for “cause” or by the holder without “good reason,” in either case prior to the first anniversary of the Effective Time. Holders of Specified Awards will receive an aggregate amount in cash not to exceed $20,000,000, with any remaining value converted into a Contingent Cash Award.

All amounts payable with respect to the Company equity awards will be subject to deduction for any required tax withholding.

Effect Upon Employee Stock Purchase Plan (page 109)

Once the current offering period (the “Current Offering Period”) under the Syneos Health 2016 Employee Stock Purchase Plan (“ESPP”) (which is scheduled to end on August 31, 2023) ends, additional offering periods will be suspended. Following the date of the Merger Agreement, no new participants have been (or will be) allowed to participate in the ESPP, and participants in the Current Offering Period will not be permitted to increase their payroll contribution rate or make separate nonpayroll contributions on or following the date of the Merger Agreement. In the event that the Closing occurs on or before August 31, 2023, all outstanding rights to purchase shares under the ESPP with respect to the Current Offering Period will be exercised no later than five business days prior to the Effective Time. Subject to the consummation of the Merger, the ESPP will terminate as of immediately prior to the Effective Time.

Participants who purchased shares of Common Stock under the ESPP, and who continue to hold such shares of Common Stock as of the Effective Time, will receive the same Merger Consideration in the same manner as other stockholders for each such share of Common Stock the participant holds as of the Effective Time.

Interests of the Directors and Executive Officers of Syneos Health in the Merger (page 87)

When considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. These interests include the following:

certain directors and executive officers hold outstanding Common Stock, stock options, Specified Awards or other RSU awards and/or PSU awards that will be cancelled and converted into the right to receive the Merger Consideration or Contingent Cash Awards, as applicable (as described above), net of any applicable exercise price (and subject to applicable tax withholding);

our executive officers are parties to arrangements with Syneos Health or its affiliates that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger;

certain of our executive officers may receive cash retention bonuses in connection with the Merger;

our executive officers are eligible to receive a pro-rata annual bonus with respect to 2023 in the event of certain qualifying terminations of employment in connection with the Merger; and

the Merger Agreement provides for continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

If the Merger Proposal is approved by our stockholders and the Merger closes, any shares of our Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Common Stock held by all other Syneos Health stockholders entitled to receive the Merger Consideration.

Financing of the Merger (page 91)

The Merger Agreement is not conditioned upon receipt of financing by Parent. We anticipate that the total amount of funds necessary to consummate the Merger and the other Transactions, not including fees and expenses, will be approximately $7.1 billion, including the estimated funds needed to (i) pay our stockholders the Merger Consideration due to them under the Merger Agreement; (ii) make payments in respect of outstanding Company stock options, and RSU and PSU awards pursuant to the Merger Agreement; and (iii) pay, redeem or otherwise terminate any outstanding net indebtedness of the Company (the “Financing Purposes”).

Parent has received equity commitments from the Sponsors in an amount of up to approximately $3.8 billion (the “Cash Equity Commitment”) and a commitment from Elliott to contribute or cause its applicable affiliates to contribute, at or prior to the closing of the Merger, certain shares of Common Stock held by them to Parent (the “Elliott Rollover” and together with the Cash Equity Commitment, the “Equity Commitment”) on the terms set forth in an equity commitment letters.

Additionally, Parent has obtained financing commitments pursuant to a debt commitment letter, dated as of May 10, 2023 and as amended and restated on June 1, 2023 (the “Debt Commitment Letter”) for the purpose of financing the Transactions and paying related fees and expenses (the “Financing”). The lenders party to the debt commitment letter (together with certain of their respective affiliates, the “Committed Lenders”) have committed to provide Parent with debt financing in an aggregate principal amount of up to $4.2 billion on the terms and conditions set forth in a debt commitment letter, consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $2.2 billion, (ii) a senior secured revolving credit facility in an aggregate principal amount of $500 million, and (iii) a senior secured bridge facility of $1.5 billion, backstopping senior secured notes secured on a pari passu basis with the senior secured credit facilities in a Rule 144A offering or other private placement in an amount up to $1.5 billion. The obligations of the Committed Lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including the consummation of the Merger, the receipt of executed loan documentation, accuracy of certain specified representations and warranties, contribution of the equity contemplated by the Equity Commitment, delivery of a customary offering document, completion of the marketing period, refinancing of the Company’s outstanding debt facilities and other customary closing conditions for financings of this type. As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect, and Parent has not notified us of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Merger Agreement provides that Parent will use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to arrange or obtain the Financing as promptly as practicable following the date of the Merger Agreement (taking into account the Marketing Period) and to consummate the Financing on or prior to the Effective Time. The Merger is not conditioned on Parent’s or Merger Sub’s receipt of the Financing or the Equity Commitment.

Appraisal Rights (page 96)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), Syneos Health stockholders who continuously hold shares of Common Stock through the Effective Time, and who do not vote such shares in favor of adoption of the Merger Agreement, and beneficial owners of shares of Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and otherwise comply fully with the applicable requirements of Section 262 of the DGCL (“Section 262”) and do not otherwise withdraw or lose the right to appraisal under the DGCL, have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the Merger is consummated.

The “fair value” of shares as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that the stockholders or beneficial owners would otherwise be entitled to receive under the terms of the Merger Agreement. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262.

The right to seek appraisal will be lost if with respect to shares that a Company stockholder votes “FOR” the proposal to adopt the Merger Agreement. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. Stockholders (or beneficial owners of shares of Common Stock held either in voting trust or by a nominee on behalf of such person) who wish to preserve any appraisal rights they may have, must so advise the Company by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the Transactions and must otherwise follow fully the procedures prescribed by Section 262. Any demand for appraisal made by a beneficial holder of shares of Common Stock with respect to shares held of record in the name of a voting trust or nominee, such as a bank, broker or other nominee, on behalf of such person must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required Section 262(f) of the DGCL.

Additionally, because the Class A Common Stock will have been publicly listed on the Nasdaq Global Select Market, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Class A Common Stock or (ii) the value of the Merger Consideration for such total number of shares of Class A Common Stock exceeds $1 million.

For a description of the rights of such holders and of the procedures to be followed to assert such rights and obtain payment of the fair value of their shares of Common Stock, see the section entitled “The Merger—Appraisal Rights” of this proxy statement and the text of Section 262, which is reproduced in its entirety as Appendix B to this proxy statement and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

In view of the complexity of Section 262 of the DGCL, Company stockholders and beneficial owners that may wish to pursue appraisal rights are urged to consult their legal and financial advisors and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock (page 101)

The receipt of cash by a “U.S. Holder” (as defined below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” of this proxy statement) in exchange for such U.S. Holder’s shares of Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger (determined before deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered in the Merger.

A “Non-U.S. Holder” (as defined below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of our Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” of this proxy statement, and should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws.

Regulatory Approvals Required for the Merger (page 104)

Under the Merger Agreement, the Merger cannot be consummated until (1) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated; and (2) the parties have obtained certain specified clearances, approvals and consents required to be obtained in other jurisdictions. Additionally, the Merger cannot be consummated if any order, judgment, decree, injunction or ruling (whether temporary, preliminary, or permanent) of any governmental authority enjoining, restraining, making illegal, or prohibiting the Merger is in effect.

Syneos Health and Parent and their respective affiliates filed their respective HSR Act notifications on May 24, 2023. The 30-day HSR waiting period with respect to the Merger, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. EDT on June 23, 2023.

Completion of the Merger is also subject to clearances, approvals and/or consents to be obtained under the competition laws of the European Union and certain other jurisdictions and foreign investment laws of certain foreign jurisdictions.

No Shop; Acquisition Proposals (page 114)

From May 10, 2023 until the earlier of the Effective Time or the date the Merger Agreement is validly terminated in accordance with its terms, the Company is not permitted to (and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause its other representatives not to):

solicit, initiate, seek, or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement);

enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company and its subsidiaries to, or afford access to the books or records or officers of the Company and its subsidiaries to, any third party with respect to, or in a manner that would reasonably be expected to lead to an Acquisition Proposal, except that the Company may grant a waiver of or terminate any “standstill” or similar agreement or obligation of any third party with respect to the Company and its subsidiaries solely to the extent that such agreement or obligation purports to prohibit such third party from confidentially submitting an Acquisition Proposal to the Board;

approve, endorse, recommend or enter into (or publicly propose to approve, endorse, recommend or enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal; or

take or agree to take any of the foregoing actions.

However, if before obtaining the Required Company Stockholder Approval (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement), the Company receives a written Acquisition Proposal from a third party that did not result from a breach of the no-shop provisions of the Merger Agreement (other than any breach that is both immaterial and unintentional) and the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement) and the failure to take the action immediately below would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, then the Company and its representatives may:

furnish non-public information, and afford access to the books or records or officers of the Company and its subsidiaries, to such third party and its affiliates and representatives pursuant to an acceptable confidentiality agreement; and

engage in discussions and negotiations with such third party and its affiliates and representatives with respect to the Acquisition Proposal.

Except as described below, neither the Board nor any committee of the Board is permitted to take any action constituting an Adverse Recommendation Change (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement) or to cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal.

Before obtaining the Required Company Stockholder Approval and after first complying with the no-shop and related provisions of the Merger Agreement described in this proxy statement, the Board, in response to a bona fide Acquisition Proposal received by the Company or the Board that did not result from a breach of the non-solicitation and related provisions of the Merger Agreement (other than any breach that is both immaterial and unintentional), may authorize and cause the Company to:

effect an Adverse Recommendation Change; and

validly terminate the Merger Agreement and substantially concurrently with such termination enter into a definitive agreement providing for such Superior Proposal (subject to first complying with the Company’s obligations in the no-shop and related provisions of the Merger Agreement and satisfaction of the termination fee obligations of the Company described in this proxy statement);

provided, however, that the Board is not permitted to take the actions described in the two bullet points immediately above unless, among other things, (i) the Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that failure to effect an Adverse Recommendation Change or terminate the Merger Agreement in accordance with the second bullet point above would be inconsistent with its fiduciary duties pursuant to applicable law; (ii) at least three business days elapse after the Company provides Parent with written notice that it intends to effect an Adverse Recommendation Change and terminate the Merger Agreement, which such written notice includes, among other things, written notice of the material terms of the Acquisition Proposal and an unredacted copy of the Alternative Acquisition Agreement (as defined in the Merger Agreement) in respect of such Acquisition Proposal; (iii) in such three-business day period, the Company and its representatives have used reasonable best efforts to negotiate with Parent in good faith (to the extent Parent so desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement, the equity commitment letters, the limited guarantees provided by the Sponsors and the debt commitment letter so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (iv) following the end of such three-business day period described in the preceding clause (iii), the Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement and the other transaction documents offered in writing by Parent in response to the notice described in clause (ii) above, that the Superior Proposal giving rise to the notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or terminate the Merger Agreement would still be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law (as described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement). In the event of any material amendment of such Superior Proposal or any material change to the facts and circumstances relating to the Adverse Recommendation Change, the Company is required to deliver a new written notice of its intent to effect an Adverse Recommendation Change and terminate the Merger Agreement, following which new notice a two-business day negotiating period is triggered from the time of Parent’s receipt of such new notice.

In addition, before obtaining the Required Company Stockholder Approval, the Board, in response to an Intervening Event (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement), may authorize and cause the Company to (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation in favor of adoption of the Merger Agreement or (ii) not include the Board’s recommendation in favor of adoption of the Merger Agreement in this proxy statement; provided, however, that the Board is not permitted to effect such Adverse Recommendation Change described in clauses (i) and (ii) of this sentence for an Intervening Event unless, among other things, (w) the Board determines in good faith, after consultation with its financial and outside legal advisors, that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law; (x) at least three business days elapse after the Company provides Parent with written notice that it intends to effect an Adverse Recommendation Change, which written notice includes information describing the Intervening Event in reasonable detail; (y) in such three-business day period, the Company and its representatives have used reasonable best efforts to negotiate with Parent in good faith (to the extent Parent so desired) any proposed modifications to the terms and conditions of the Merger Agreement, the equity commitment letters, the limited guarantees provided by the Sponsors and the debt commitment letter; and (z) following the end of such three-business day period described in the preceding clause (y), the Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement and the other transaction documents offered in writing by Parent in response to the notice described in clause (x) above, that the failure to make such Adverse Recommendation Change in response to such Intervening Event would still be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law (as described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement).

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties, the limitations on Adverse Recommendation Changes and approving or recommending a Superior

Proposal, see the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement.

Conditions to the Merger (page 125)

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction (or written waiver by all parties, if permissible under applicable law) at or prior to the Effective Time, of each of the following conditions:

the Company will have obtained the “Required Company Stockholder Approval” (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement);

any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated;

the clearances, approvals and consents required to be obtained under the antitrust laws of the European Union and certain other jurisdictions and applicable foreign investment regulations of certain foreign jurisdictions will have been obtained and will be in full force and effect; and

the consummation of the Merger will not then be enjoined, prevented, restrained, made illegal or otherwise prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority or any applicable law.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent, if permissible under applicable law) at or prior to the Closing, of the following additional conditions:

certain specified representations and warranties made by the Company will be true and correct (without giving effect to any materiality or Company Material Adverse Effect (as defined under the section entitled “The Merger Agreement—Representations and Warranties” of this proxy statement) qualifications set forth therein), in each case, as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

certain specified fundamental representations and warranties that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

certain specified capitalization representations and warranties made by the Company will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

the Company’s compliance with the covenants and obligations that the Company is required to comply with or perform under the Merger Agreement prior to the consummation of the Transactions (the “Closing”) in all material respects;

since the date of the Merger Agreement, there will not have occurred any Company Material Adverse Effect (as defined under the section entitled “The Merger Agreement—Representations and Warranties” of this proxy statement); and

Parent will have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions described in the five preceding bullet points have been satisfied.

The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction (or waiver by the Company, if permissible under applicable law), at or prior to the Closing, of the following additional conditions:

certain specified fundamental representations and warranties made by Parent and Merger Sub will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (as if made on and as of the Effective Time ), except for representations and warranties that speak as of a particular date, which will be true and correct in all respects as of such date;

each of the other representations and warranties made by Parent and Merger Sub in the Merger Agreement (without giving effect to any references to materiality qualifications) will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (as if made on and as of the Effective Time), in each case, (A) except for such representations and warranties that speak as of a particular date, which will be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger;

Parent’s and Merger Sub’s compliance with the covenants and obligations that Parent and Merger Sub are required to comply with or perform under the Merger Agreement prior to the Closing, in all material respects; and

The Company will have received a certificate duly executed on behalf of Parent by its authorized representative to the effect that the conditions described in the three preceding bullet points have been satisfied.

Termination (page 127)

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

by mutual written agreement of Parent and the Company.

by either Parent or the Company:

◾

if the Closing has not occurred on or before 5:00 p.m. (Eastern Time) on November 10, 2023 (the “End Date”), whether such date is before or after the date of the receipt of the Required Company Stockholder Approval, so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement is not the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date; provided, however, that if the Marketing Period (as defined in the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period”) has commenced but not yet been completed as of the close of business on the third business day immediately prior to the End Date, the End Date shall be automatically extended until three business days after the final day of the Marketing Period; or

◾

if any governmental authority has issued any final and non-appealable order, decree or ruling or enacted any applicable law, in each case, permanently enjoining, preventing, restraining, making illegal or otherwise prohibiting prior to the Effective Time, the Closing, so long as the terminating party’s failure to perform any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the issuance of such order, decree or ruling or law.

by the Company:

◾

if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub such that the conditions to the Merger for the benefit of the Company (other than the delivery of a certificate from Parent confirming satisfaction of the other closing conditions) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after the Company notified Parent of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided that the Company will only have this termination right so long as there is no breach, inaccuracy of, failure to perform or failure to comply with, any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Parent would have the right to terminate the Merger Agreement pursuant to the first bullet point under the description of Parent’s termination rights below;

◾

before receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as the Company has complied with the no-shop and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement, the Company enters into such definitive agreement concurrently with such termination and the Company pays or causes to be paid to Parent the termination fee described below within three business days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated; or

◾

if (i) the mutual conditions to the Merger for the benefit of the Company, Parent and Merger Sub and the conditions to the Merger for the benefit of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), (ii) the Company had confirmed that (x) all of the conditions to the Merger for the benefit of the Company have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), and (y) the Company stood ready, willing and able to take such actions required of the Company by the Merger Agreement to cause the Closing to occur, and (iii) Parent failed to consummate the Merger within three business days following the date the Closing should have occurred under the terms of the Merger Agreement.

by Parent:

◾

if there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company such that the conditions to the Merger for the benefit of Parent and Merger Sub (other than the delivery of a certificate from the Company confirming satisfaction of the other closing conditions) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after Parent notified the Company of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided that Parent will only have this termination right if there is no breach, inaccuracy of, failure to perform or failure to comply with, any of the representations, warranties, covenants or agreements contained in the Merger Agreement on behalf of Parent or Merger Sub such that the Company would have the right to terminate the Merger Agreement pursuant to the first bullet under the description of the Company’s termination rights above; or

◾	if prior to receipt of the Required Company Stockholder Approval, the Board makes an Adverse Recommendation Change.

Effect of Termination (page 128)

Except as described in the section entitled “The Merger Agreement—Termination Fees” of this proxy statement, in the event the Merger Agreement is terminated under the terms thereof (see the section entitled “The Merger Agreement—Termination” of this proxy statement), the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of the Company, Parent or Merger Sub for any intentional and willful breach of the Merger Agreement occurring prior to such termination.

Termination Fees (page 129)

The Company must pay, or cause to be paid, to Parent a termination fee of $115,000,000 (the “Company Termination Fee”) if, but only if, the Merger Agreement is terminated:

(1) by (i) Parent or the Company if (x) the Merger has not been consummated on or before the End Date (subject to extension of the End Date as described in the section entitled “The Merger – Termination” of this proxy statement), so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date or (y) the Special Meeting (including any final adjournments and postponements thereof) is held and completed and the Merger Agreement has not been adopted at such Special Meeting (or any final adjournment or postponement thereof) by the Required Company Stockholder Approval or (ii) Parent if there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the Merger Agreement on behalf of the Company such that the conditions to the Merger for the benefit of Parent and Merger Sub cannot be satisfied at the Closing, except that, if such breach, inaccuracy or failure is curable by the Company by the date that is the earlier of (x) 30 days after Parent notified the Company of such breach, inaccuracy or failure and (y) three business days prior to the End Date, then such termination will become effective only if the breach, inaccuracy or failure is not cured on or prior to such date, and Parent will only have this termination right if there is no breach or inaccuracy of, or failure to perform or comply with, any of the representations, warranties, covenants or agreements contained in the Merger Agreement on behalf of Parent or Merger Sub such that the Company would have the right to terminate the Merger Agreement (notwithstanding any cure periods), and (2) each of the following conditions is met:

◾	an Acquisition Proposal has been made to the Company after the date of the Merger Agreement and has not been withdrawn prior to the termination of the Merger Agreement;

◾

solely with respect to the Merger Agreement being terminated by Parent or the Company pursuant to clause (1)(i)(y) above, such Acquisition Proposal was publicly disclosed or otherwise made known to the stockholders of the Company prior to the Special Meeting; and

◾

within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal (regardless of when made or the counterparty thereto) or consummates any Acquisition Proposal (regardless of when made or the counterparty thereto) (with references to “twenty percent (20%)” in the definition of Acquisition Proposal deemed to be references to “fifty percent (50%)” for the purposes of this bullet);

by Parent if, prior to receipt of the Required Company Stockholder Approval, the Board makes an Adverse Recommendation Change; or

by the Company, prior to receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as the Company has complied with the no-shop and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement (such termination being conditioned on the payment by the Company to Parent of the termination fee described above concurrently with).

Subject to the remedies of specific performance described in the Merger Agreement, Parent’s right to receive from the Company the Company Termination Fee will, solely in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and certain of its related parties and representatives. See the section entitled “The Merger Agreement—Termination Fees” of this proxy statement.

Parent must pay to the Company a termination fee of $275,000,000 (the “Parent Termination Fee”) if, but only if, the Merger Agreement is validly terminated:

by the Company if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that the conditions to the Merger for the benefit of the Company cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after the Company notified Parent of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided, that the Company will only have this termination right so long as there is no breach, inaccuracy of, failure to perform or failure to comply with, any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Parent would have the right to terminate the Merger Agreement (notwithstanding any cure periods);

by the Company if (i) the mutual conditions to the Merger for the benefit of the Company, Parent and Merger Sub and the conditions to the Merger for the benefit of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), (ii) the Company had confirmed that (x) all of the conditions to the Merger for the benefit of the Company have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), and (y) the Company stood ready, willing and able to take such actions required of the Company by the Merger Agreement to cause the Closing to occur, and (iii) Parent failed to consummate the Merger within three business days following the date the Closing should have occurred under the terms of the Merger Agreement; or

by the Company or Parent (i) if the Merger has not been consummated on or before the End Date (subject to extension of the End Date as described in the section entitled “The Merger – Termination” of this proxy statement), so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date and (ii) at the time of such termination, the Company could have terminated the Merger Agreement pursuant to the termination rights described in the two preceding bullet points.

In addition, Elliott Associates, L.P., Elliott International, L.P., Patient Square Equity Partners, LP and The Veritas Capital Fund VIII, L.P. have agreed to severally (and not jointly and severally) guarantee the obligation of Parent to pay any Parent Termination Fee that may become payable by Parent to the Company, as well as Parent’s obligation to reimburse the Company for certain cooperation costs to be incurred by the Company in connection with its cooperation with Parent’s efforts to obtain financing and Parent’s obligation to reimburse the Company for certain out-of-pocket expenses under certain specified circumstances.

Subject to (x) Parent’s indemnification and reimbursement obligations in connection with the Company’s cooperation obligations in respect of Parent’s financing efforts under the Merger Agreement and (y) an order of specific performance as and only to the extent expressly permitted under the terms of the Merger Agreement, the Company’s right to terminate the Merger Agreement under the terms of the Merger Agreement and receive from Parent the Parent Termination Fee and expense reimbursement referenced above will, in the event Parent and Merger Sub fail to consummate the Merger or otherwise breach the Merger Agreement or fail to perform thereunder (whether willfully, intentionally or otherwise), constitute the sole and exclusive remedy of the Company against Parent, Merger Sub and certain of their related parties and representatives (including the Sponsors and any Financing Related Person (as defined in the Merger Agreement)). See the section entitled “The Merger Agreement—Termination Fees” of this proxy statement.

If the Company actually receives the foregoing Parent Termination Fee and expense reimbursement, subject to the indemnification and reimbursement obligations described above, Parent and certain of its related parties and representatives will have no further liability to the Company under the Merger Agreement.

Expenses Generally (page 131)

Generally, except as otherwise noted in the section entitled “The Merger Agreement—Termination Fees” of this proxy statement, whether or not the Merger is consummated, the Company, Parent and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions.

Market Prices (page 44)

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “SYNH”. On February 13, 2023 (the last trading day prior to when media speculation regarding the Company were published), the closing price of our Common Stock on the Nasdaq Global Select Market was $34.65 per share. On May 9, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of our Common Stock on the Nasdaq Global Select Market was $38.45 per share. On June 26, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price of our Common Stock on the Nasdaq Global Select Market was $41.85 per share. You are encouraged to obtain current market quotations for Common Stock.

Recent Developments (page 105)

On June 22, 2023, the first of two lawsuits was filed by a purported stockholder of the Company against the Company and the members of its Board in connection with the Merger. On June 26, 2023, a second lawsuit was filed by a purported stockholder of the Company against the Company and the members of its Board in connection with the Merger. The actions, captioned Ryan O’Dell v. Syneos Health, Inc., et al. and Elaine Wang v. Syneos Health, Inc., et al. were filed in the United States District Court for the Southern District of New York. The complaints generally allege that the preliminary proxy statement issued in connection with the Merger omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, rendering the preliminary proxy statement false and misleading. The lawsuits seek, among other things, injunctive relief enjoining the Merger, unless and until the defendants issue additional disclosures, rescission of the Merger Agreement to the extent already implemented or rescissory damages, and recovery of an unspecified amount of damages, costs and disbursements. The actions are in the preliminary stages. The Company believes the lawsuits are without merit and intends to defend vigorously against the allegations made by the plaintiffs; however, the Company cannot predict the amount of time and expense that will be required to resolve the complaints. Additional lawsuits may be filed against the Company, members of the Board or the Company’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification.

GENERAL INFORMATION

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”). These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Proxy Materials

Why am I receiving these proxy materials?

On May 10, 2023, the Company entered into the Merger Agreement with Parent and Merger Sub. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Company is holding the Special Meeting of its stockholders to obtain stockholder approval of the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal. We cannot complete the Transactions unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date.

This proxy statement includes important information about the Merger and the Special Meeting. The Company’s stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Appendix A to this proxy statement.

Your vote is very important—we urge you to submit your proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or voting instruction form provided by the record holder if your shares are held in the name of a broker, bank or other nominee).

The Merger

What is the proposed transaction?

The proposed transaction is the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Following the date and time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as the Company and Parent may agree and specify in the certificate of merger) (the “Effective Time”), the Company will be privately held as a wholly owned subsidiary of Parent. If the Merger is consummated, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by record holders or beneficial owners who did not vote in favor of the Merger Proposal and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose their appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”)) will be cancelled and extinguished and, except with respect to shares held by Parent or any subsidiary of Parent (or any of their respective subsidiaries), by a subsidiary of the Company or in the treasury of the Company (such shares, the “Cancelled Shares”), automatically converted into and thereafter represent the right to receive the Merger Consideration, and you will not own any shares of the capital stock of the surviving corporation or Parent.

What will I receive if the Merger is consummated?

Upon consummation of the Merger, you will be entitled to receive $43.00 in cash (the “Merger Consideration”), without interest and minus any applicable withholding taxes, for each share of Common Stock that you own (unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw or otherwise lose your right to appraisal under Section 262 of the DGCL with respect to such shares), except that any shares of Common Stock owned directly by Parent, Merger Sub or any of their subsidiaries will be cancelled, extinguished and retired without any conversion thereof and will cease to exist and will no longer be outstanding, and no payment will be made in respect thereof. You will not be entitled to receive shares in the surviving corporation or in Parent as a result of the Merger.

How does the Merger Consideration compare to the market price of the Common Stock prior to the public announcement of the Merger Agreement and as of a recent trading date?

The Merger Consideration represents a 24% premium over the Company’s closing stock price of $34.65 on February 13, 2023, the last trading day before media speculation regarding the Company were published. On June 26, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price of our Common Stock on the Nasdaq Global Select Market was $41.85 per share. You are encouraged to obtain current market quotations for our Common Stock.

What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal?

In reaching its decision to approve the Merger Agreement and the Transactions, and to recommend our stockholders approve the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal, the Board consulted with our management, as well as our outside legal and financial advisors, considered the terms of the proposed Merger Agreement and the Transactions, as well as other alternatives, and considered the terms of the Executive Compensation Proposal. For a more detailed description of these factors, see the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement.

What happens if I sell or otherwise transfer my shares of Common Stock before consummation of the Merger?

If you sell or transfer your shares of Common Stock before consummation of the Merger, you will have transferred your right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, in the Merger. To receive the Merger Consideration, without interest and minus any applicable withholding taxes, you must hold your shares of Common Stock through consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, if the Merger is consummated, to the person to whom you sell or transfer your shares of Common Stock, but you will have retained your right to vote such shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Common Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or vote your shares via the Internet or telephone.

When do you expect the Merger to be consummated?

We currently anticipate that the Merger will be consummated in the second half of 2023, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of the Company and Parent could result in the Merger being consummated at a later time or not at all.

What effects will the Merger have on the Company?

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the Nasdaq Global Select Market under the symbol “SYNH”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and our Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

What happens if the Merger is not consummated?

If the Merger Proposal is not approved by our stockholders or if the Merger is not consummated for any other reason, the Company stockholders will retain their shares of Common Stock and will not receive any payment for such shares. Instead, the Company will remain a publicly traded company, our Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of our Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this proxy statement.

Under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement as described under the section entitled “The Merger Agreement—Termination Fees” of this proxy statement.

Do any directors or executive officers have interests in the Merger that may differ from those of the Company’s stockholders generally?

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. For a description of the interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger.”

Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the Merger?

The exchange of our Common Stock for cash pursuant to the Merger generally will require a “U.S. Holder” (as defined below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” of this proxy statement) to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the Merger (determined before deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of our Common Stock surrendered pursuant to the Merger. A “Non-U.S. Holder” (as defined below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock” of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of our Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. We recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws. A discussion of material U.S. federal income tax consequences of the Merger to holders of Common Stock is provided under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock.”

What will the holders of stock options, RSU awards and PSU awards and the participants in the ESPP receive in the Merger?

Immediately prior to the Effective Time and as a result of the Merger:

(A)

Each option to purchase shares of Common Stock with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration, net of the applicable per share exercise price and (ii) the aggregate number of shares of our Common Stock subject to the option. Each option to purchase shares of our Common Stock with a per share exercise price equal to or greater than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled for no consideration.

(B)

Each award of RSUs and PSUs covering shares of Common Stock that is outstanding immediately prior to the Effective Time (other than the Specified Awards) will be cancelled and converted into a Contingent Cash Award (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares subject to the award (with any performance-based goals with respect to the PSU awards deemed to be achieved at the “target” level of performance or based on the actual level of achievement of performance goals, in each case, as set forth in the applicable PSU award agreement). Each Contingent Cash Award will vest and become payable pursuant to the same time-vesting schedule applicable to the underlying RSU award or PSU award from which it was converted, as applicable (including any accelerated vesting terms and conditions), subject to the holder’s continued employment with or service to Parent and its subsidiaries through the applicable vesting date.

(C)

Each Specified Award that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of underlying shares of Common Stock subject to the award, subject to claw-back if the holder’s employment is terminated by the Company for “cause” or by the holder without “good reason,” in either case prior to the first anniversary of the Effective Time. Holders of Specified Awards will receive an aggregate amount in cash not to exceed $20,000,000, with any remaining value converted into a Contingent Cash Award.

All amounts payable with respect to the Company equity awards will be subject to deduction for any required tax withholding.

In addition, once the Current Offering Period under the ESPP (which is scheduled to end on August 31, 2023) ends, additional offering periods will be suspended. Following the date of the Merger Agreement, no new participants have been (or will be) allowed to participate in the ESPP, and participants in the Current Offering Period will not be permitted to increase their payroll contribution rate or make separate nonpayroll contributions on or following the date of the Merger Agreement. In the event that the Closing occurs on or before August 31, 2023, all outstanding rights to purchase shares under the ESPP with respect to the Current Offering Period will be exercised no later than five business days prior to the Effective Time. Subject to the consummation of the Merger, the ESPP will terminate as of immediately prior to the Effective Time. Participants who purchased shares of our Common Stock under the ESPP, and who continue to hold such shares as of the Effective Time, will receive the same Merger Consideration in the same manner as other stockholders for each such share the participant holds as of the Effective Time.

Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares of Common Stock under the DGCL?

If the Merger is completed, holders of Common Stock who continuously hold shares of Common Stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of the fair value of their shares of Common Stock in connection with the Merger under Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the Merger Proposal and must not vote or otherwise submit a proxy in favor of the Merger Proposal. Failure to follow exactly the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix B and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See the section entitled “The Merger—Appraisal Rights” of this proxy statement.

Special Meeting Information

How can I attend the Special Meeting?

You are entitled to attend the Special Meeting if you were a stockholder of the Company as of the close of business on June 26, 2023 (the “Record Date”) or if you hold a valid proxy for the Special Meeting. A list of stockholders of record will be available for inspection at the Special Meeting and for a period of ten calendar days prior to the Special Meeting at our principal place of business during regular office hours, which is located at 1030 Sync Street, Morrisville, North Carolina, 27560-5468.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SYNH2023SM. You also will be able to vote your shares electronically at the Special Meeting.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 8:00 a.m. EDT on August 2, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 a.m. EDT, and you should allow ample time for the check-in procedures.

What am I being asked to vote on at the Special Meeting?

To adopt the Merger Agreement and approve the Transactions, which we refer to as the Merger Proposal;

To approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, which we refer to as the Executive Compensation Proposal; and

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the Adjournment Proposal.

Will any other business be conducted at the Special Meeting?

We know of no other business that will be presented at the Special Meeting. If any other matter properly comes before the stockholders for a vote at the Special Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page at least 15 minutes prior to the start of the meeting.

How many shares must be present or represented to conduct business at the Special Meeting?

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum. If a quorum is not present at the scheduled time of the Special Meeting, the chairperson of the Special Meeting may adjourn the Special Meeting.

Broker non-votes, if any, and abstentions will be counted as present for purposes of determining the existence of a quorum. We do not expect any broker non-votes at the Special Meeting because the proposals in this proxy statement are all non-routine matters. Therefore, if you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares of Common Stock will result in such shares not being counted for purposes of determining the presence of a quorum.

What are broker non-votes and do they count for determining a quorum?

Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. A “broker non-vote” results when brokers, banks or other nominees return a valid proxy voting upon a matter or matters for which the applicable stock exchange rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on such proposal and have not received specific voting instructions from the beneficial owner. We do not expect any broker non-votes at the Special Meeting because the proposals in this proxy statement are all non-routine matters. Broker non-votes, if any, will be counted as present for purposes of determining a quorum at the Special Meeting. Additionally, broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Voting Information

Who is entitled to vote at the Special Meeting?

Stockholders of record as of the close of business on June 26, 2023, the Record Date, are entitled to cast one vote per share of Common Stock on all items being voted on at the Special Meeting. You may vote all shares owned by you as of that time, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, bank or other nominee. At the close of business on the Record Date, there were 103,714,183 shares of Common Stock outstanding and entitled to vote at the Special Meeting.

What vote is required to approve the Merger Proposal?

The approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of our Common Stock outstanding and entitled to vote as of the close of business on the Record Date. The failure to vote your shares or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

What vote is required to approve the Executive Compensation Proposal and the Adjournment Proposal?

The approval of the non-binding, advisory Executive Compensation Proposal and the approval of the Adjournment Proposal require the affirmative vote of the majority of the Company’s shares present electronically or represented by proxy at the meeting and entitled to vote at the Special Meeting. Abstention from voting your shares will have the same effect as a vote “AGAINST” the Executive Compensation Proposal and the Adjournment Proposal.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the Merger Proposal, the Executive Compensation Proposal or the Adjournment Proposal. Broker non-votes, if any, are not considered to be entitled to vote and, accordingly, will not affect the outcome of the Executive Compensation Proposal or the Adjournment Proposal. However, we do not expect any broker non-votes at the Special Meeting because the proposals in this proxy statement are all non-routine matters.

How does the Board recommend that I vote?

The Board, after considering the various factors described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement, unanimously determined that the Merger Agreement and the Transactions, are advisable, fair to stockholders and in the best interests of the Company and its stockholders, and directed that the Merger Agreement be submitted to our stockholders for their adoption.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.

How do I vote?

Even if you plan to attend the virtual Special Meeting online, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Special Meeting.

There are three ways to submit your proxy:

By Internet. Go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Votes submitted via the Internet must be received by 11:59 p.m. EDT on August 1, 2023.

By Telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11.59 p.m. EDT on August 1, 2023. If your shares are held in an account at a bank or brokerage firm that offers telephone voting options, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone by the deadline specified on the voting instruction form.

By Mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. In order to ensure they are voted at the Special Meeting, proxies submitted by mail must be received at the address provided no later than August 1, 2023, the last business day before the meeting.

Internet and telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. EDT, on August 1, 2023.

You can also vote by attending the virtual Special Meeting online and voting electronically. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. This control number is designed to verify your identity and allow you to vote your shares of Common Stock at the Special Meeting or to vote by proxy prior to the Special Meeting.

Even if you plan to attend the Special Meeting online, you are strongly encouraged to vote your shares of Common Stock by proxy as soon as possible.

What is the difference between being a “record holder” and holding shares in “street name” as a beneficial owner?

A record holder holds shares in their own name, and such shares are registered with our transfer agent, Computershare Trust Company, N.A. Shares held in “street name” means that the shares are held in the name of a broker, bank or other nominee on a person’s behalf. If your shares are held in “street name” you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote. You may also vote your shares electronically during the Special Meeting. Most of our stockholders are beneficial owners who hold their shares in street name rather than directly in their own name.

Am I entitled to vote if my shares are held in “street name”?

Yes. If you are a beneficial owner whose shares are held in street name you have the right to direct your broker, bank or other nominee how to vote your shares, and the nominee is required to vote your shares in accordance with your instructions. You may also vote your shares electronically during the Special Meeting by attending the virtual Special Meeting online and voting your shares at that time.

Will my shares of Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold as the stockholder of record?

No. Because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Common Stock you hold as the stockholder of record, any shares of Common Stock held in “street name” will not be combined for voting purposes with shares of Common Stock you hold as the stockholder of record. Similarly, if you own shares of Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Common Stock because they are held in a different form of record ownership. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Common Stock held in an individual retirement account must be voted under the rules governing the account.

If I hold my shares of Common Stock in “street name,” will my broker, bank or other nominee vote my shares for me on the proposals to be considered at the Special Meeting?

Not without your direction. Your broker, bank or other nominee is only permitted to vote your shares of Common Stock on “non-routine” proposals if you instruct such nominee on how to vote. Each of the proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee to instruct them, as applicable, to vote your shares of Common Stock. Without such instructions, your shares will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

What happens if I do not vote?

The required vote to approve the Merger Proposal is based on the total number of shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date, not just the shares that are voted at the Special Meeting. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The failure to vote your shares will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Can I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

Yes. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Secretary at our offices at Syneos Health, Inc., 1030 Sync Street, Morrisville, North Carolina, 27560-5468, prior to your shares being voted at the Special Meeting; or (3) attending the virtual Special Meeting online and voting your shares electronically during the Special Meeting. Participation in the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or affirmatively vote your shares at the Special Meeting.

For shares you hold beneficially in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or by attending the virtual Special Meeting online and electronically voting your shares during the Special Meeting.

What is the deadline for voting my shares?

If you hold shares as the stockholder of record, your vote must be received before the polls close during the Special Meeting. Internet and telephone voting by proxy will close at 11:59 p.m. EDT, on August 1, 2023, the day before the Special Meeting.

If you are the beneficial owner of shares held through a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee.

What is a proxy?

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.” The Board has designated Ms. Keefe and Mr. Olefson, each of them with full power of substitution, as proxies for the Special Meeting.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, known as your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process, or when filling out your proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly submit a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted “FOR” each of the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal, in accordance with the recommendations of the Board.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of the votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.

Who will count the votes obtained at the Special Meeting?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

May I attend the Special Meeting and vote electronically?

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the virtual Special Meeting only if you were a stockholder as of the close of business on June 26, 2023, or if you hold a valid proxy for the Special Meeting. After consideration of the appropriate format of our Special Meeting, the Board chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Special Meeting from any geographic location, using any convenient Internet-connected devices, be it a phone, tablet or computer. In addition, hosting a virtual Special Meeting reduces the costs and environmental impact of the Special Meeting.

You will be able to attend the Special Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SYNH2023SM. You also will be able to vote your shares electronically at the Special Meeting.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 8:00 a.m. EDT on August 2, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 a.m. EDT, and you should allow ample time for the check-in procedures.

Where can I find the voting results of the Special Meeting?

We intend to publish the final results of the Special Meeting in a Current Report on Form 8-K that we will file with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” of this proxy statement.

THE PARTIES TO THE MERGER AGREEMENT

Syneos Health, Inc.

The Company is a Delaware corporation with principal executive offices located at 1030 Sync Street, Morrisville, North Carolina, 27560-5468, telephone number (919) 876-9300. The Company is a fully integrated biopharmaceutical solutions organization purpose-built to accelerate customer success. We translate unique clinical, medical affairs and commercial insights into outcomes to address modern market realities. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “SYNH”. Additional information about the Company is contained in certain of its public filings that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” of this proxy statement.

Star Parent, Inc.

Parent is a privately held Delaware corporation affiliated with Elliott Investment Management L.P. (“Elliott”), Patient Square Capital, LP (“Patient Square”) and Veritas Capital Fund Management, L.L.C. (“Veritas Capital” and together with Elliott and Patient Square, the “Sponsors”). Parent was formed in 2023 solely for the purpose of engaging in the Transactions. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company. Parent’s principal executive offices are located at c/o Patient Square at 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025, telephone number 650-384-6558.

Star Merger Sub, Inc.

Merger Sub is a privately held Delaware corporation and direct wholly owned subsidiary of Parent that was formed in 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at c/o Patient Square at 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025, telephone number 650-384-6558.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any continuation, adjournment or postponement thereof. This proxy statement provides the Company stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any continuation, adjournment or postponement thereof.

Date and Time of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on August 2, 2023 at 8:00 a.m. EDT, or at any continuation, adjournment or postponement thereof. The Special Meeting will be held online at www.virtualshareholdermeeting.com/SYNH2023SM.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on the Merger Proposal, the Executive Compensation Proposal and Adjournment Proposal. If our holders of Common Stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A, and the material provisions of the Merger Agreement are described under the section entitled “The Merger Agreement” of this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 27, 2023.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on June 26, 2023, the Record Date for the Special Meeting, are entitled to notice and to vote at the Special Meeting or at any continuations, adjournments or postponements thereof. A list of stockholders of record will be available in our office located at 1030 Sync Street, Morrisville, North Carolina, 27560-5468, during regular business hours for a period of at least 10 days before the Special Meeting and on the Special Meeting webpage during the meeting.

As of the Record Date, there were 103,714,183 shares of Common Stock outstanding and entitled to vote at the Special Meeting.

A quorum of stockholders is necessary to transact business at the Special Meeting. Our Fourth Amended and Restated Bylaws (the “Bylaws”) provide that the presence at the Special Meeting, in person (which includes by remote communication) or represented by proxy, of the holders of a majority in voting power of the shares of our Common Stock outstanding and entitled to vote at the meeting (51,857,092 shares) will constitute a quorum for the Company to transact business at a Special Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies received but marked “ABSTAIN” and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining a quorum.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

The affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. The failure to vote your shares, an abstention from voting your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.

The Executive Compensation Proposal and the Adjournment Proposal require the affirmative vote of the majority of the Company’s shares of Common Stock present electronically or represented by proxy at the meeting and entitled to vote. The failure to vote your shares or a broker non-vote, if any, will not have an effect on the outcome of the Executive Compensation Proposal and the Adjournment Proposal. Abstentions will have the same effect as votes against the Executive Compensation Proposal and the Adjournment Proposal.

Shares Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote, in the aggregate, 171,736 shares of Common Stock, which represented approximately 0.17% of the shares of Common Stock that would have been entitled to vote at the Special Meeting if held as of that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Common Stock (i) “FOR” the Merger Proposal, (ii) “FOR” the Executive Compensation Proposal and (iii) “FOR” the Adjournment Proposal, although none of them is obligated to do so.

Voting; Proxies

Attendance

All holders of shares of Common Stock as of the close of business on the Record Date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the virtual Special Meeting. You will be able to attend the Special Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SYNH2023SM. You also will be able to vote your shares electronically at the Special Meeting.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 8:00 a.m. EDT on August 2, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 a.m. EDT, and you should allow ample time for the check-in procedures.

Providing Voting Instructions by Proxy

To ensure that your shares of Common Stock are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting online.

Shares of Common Stock Held by a Record Holder

If you are a stockholder of record and your shares of Common Stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the Special Meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting. The failure to vote your shares or an abstention from voting your shares will have the same effect as a vote “AGAINST” the Merger Proposal, and an abstention from voting your shares will also have the same effect as a vote “AGAINST” the Executive Compensation Proposal and the Adjournment Proposal. Failure to vote your shares will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Shares of Common Stock Held in “Street Name”

If your shares of Common Stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. You may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or over the Internet or by telephone through your broker, bank or other nominee if such a service is provided by them to you. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

The failure to vote your shares, an abstention from voting your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, and an abstention from voting your shares will also have the same effect as a vote “AGAINST” the Executive Compensation Proposal and the Adjournment Proposal. Failure to vote your shares or a broker non-vote, if any, will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it or change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

providing a written notice of revocation to the Secretary at our offices at Syneos Health, Inc., 1030 Sync Street, Morrisville, North Carolina, 27560-5468, prior to your shares being voted; or

attending the virtual Special Meeting online and voting your shares electronically during the Special Meeting.

Please note, however, that only your last-dated proxy will count. Participating in the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. EDT on August 1, 2023.

If you hold your shares of Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote or submit new voting instructions. Any continuation, adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as continued, adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, either by remote communication or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be continued, adjourned or postponed for the purpose of soliciting additional proxies. Under our Bylaws, the Special Meeting may be postponed by action of the Board at any time in advance of the meeting, or may be adjourned by the chairperson of the Special Meeting if a quorum is not present. If the Board fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting as of such new record date. If the Special Meeting is continued, adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so continued, adjourned or postponed.

In the event that there is present at the Special Meeting, in person (which includes by remote communication) or represented by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not anticipate that we will adjourn or postpone the Special Meeting.

Board Recommendation

The Board, after considering various factors described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement, unanimously determined that the Merger Agreement and the Transactions are advisable, fair to stockholders and in the best interests of the Company and its stockholders, and directed that the adoption of the Merger Agreement and the approval of the Transactions be submitted to the stockholders of the Company for their adoption.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of Common Stock.

Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet, without additional compensation, by certain of the Company’s directors, officers and employees.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in the second half of 2023, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of the Company and Parent could result in the Merger being consummated at a later time or not at all.

Householding of Special Meeting Materials

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the Special Meeting may have been sent to multiple stockholders in each household. If you wish to receive a separate set of proxy materials, please submit your request to Broadridge, either by calling Broadridge at the following number, or by writing to Broadridge at the following address: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717; telephone: 1-866-540-7095. All shareholders may also call us at the number below or write to us at the following address to request a separate copy of proxy materials: Syneos Health, Inc., Attention Investor Relations, 1030 Sync Street, Morrisville, North Carolina, 27560-5468, telephone: (919) 876-9300. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s broker, bank or other nominee, or the stockholder may contact the Company at the above address and phone number.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain certain information, including financial estimates and statements as to, among other things, the expected timing of the closing of the proposed transaction; any anticipated effects of the announcement, pendency or completion of the proposed transaction on the value of the Common Stock of the Company; the ability of the parties to obtain any required regulatory approvals in connection with the proposed transaction and to complete the proposed transaction considering the various closing conditions; the availability of debt and equity financing; the expected benefits of the proposed transaction; expenses related to the proposed transaction and any potential future costs; the Company’s future growth and financial results, business strategy, value provided to customers and patients, and competitive position; the Company’s plans with respect to the 2023 Annual Meeting of Stockholders, if any; and any assumptions underlying any of the foregoing, which may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words.

The forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond its control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including the failure to close the proposed transaction by November 10, 2023;

●	the failure to obtain approval of the proposed transaction by the Company’s stockholders;

●

the failure to obtain certain required regulatory approvals to the completion of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction;

●	any difficulties of Star Parent, Inc. in financing the transaction as a result of uncertainty or adverse developments in the debt or equity capital markets or otherwise;

●

the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally;

●	the response of competitors to the proposed transaction;

●	risks associated with the disruption to the Company’s current plans or diversion of management’s attention from ongoing business operations due to the proposed transaction;

●	the ability to meet expectations regarding the timing and completion of the proposed transaction;

●	significant costs associated with the proposed transaction;

●	availability of debt and equity capital and financing and any action by rating agencies in response to the proposed transaction;

●	potential litigation relating to the proposed transaction;

●

restrictions or prohibitions under certain covenants in the Merger Agreement during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities (including Project Velocity (as defined below) and other initiatives); and

●

the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as updated by the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 and the Company’s other SEC filings, copies of which are available free of charge on the Company’s website at www.investor.syneoshealth.com.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading (see the section entitled “Where You Can Find More Information” of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are cautioned not to place undue reliance upon any of these forward-looking statements. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

MARKET PRICES

Our Common Stock has been traded on the Nasdaq Global Select Market under the symbol “SYNH” since January 7, 2018 (and was previously traded under the symbol “INCR” between November 7, 2014 and January 6, 2018). Prior to that time, there was no public market for our shares. The table below sets forth, for the periods indicated, the range of high and low closing prices per share of our Common Stock as reported by the Nasdaq Global Select Market.

	High	Low
2023
2nd Quarter (through June 26, 2023)	$41.85	$34.50
1st Quarter	$40.98	$33.32

	High	Low
2022
4th Quarter	$51.45	$25.70
3rd Quarter	$79.14	$46.50
2nd Quarter	$84.75	$63.06
1st Quarter	$99.36	$74.15

	High	Low
2021
4th Quarter	$102.89	$86.01
3rd Quarter	$96.31	$84.70
2nd Quarter	$89.57	$76.44
1st Quarter	$80.76	$67.36

	High	Low
2020
4th Quarter	$69.86	$53.08
3rd Quarter	$65.09	$51.29
2nd Quarter	$62.43	$34.32
1st Quarter	$73.63	$32.64

As of the Record Date, there were 103,714,183 shares of Common Stock outstanding, held by approximately 22 stockholders of record. The actual number of stockholders is considerably greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers, banks and other nominees. The Company had 0 shares of Class B Common Stock outstanding on the Record Date.

On February 13, 2023 (the last trading day prior to when media speculation regarding the Company were published), the closing price of our Common Stock on the Nasdaq Global Select Market was $34.65 per share. On May 9, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of our Common Stock on the Nasdaq Global Select Market was $38.45 per share. On June 26, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price of our Common Stock on the Nasdaq Global Select Market was $41.85 per share. You are encouraged to obtain current market quotations for Common Stock.

Our Common Stock is currently registered under the Exchange Act. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on the Company

If the Merger Agreement is adopted by the Company stockholders and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will by virtue of the Merger and without any action on the part of the holder of such shares be converted automatically into the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes. If the Merger is consummated, you will no longer own any shares of capital stock of the Company as of the Effective Time.

Our Common Stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the symbol “SYNH”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and our Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

Effect on the Company if the Merger is Not Consummated

If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, the Company stockholders will continue to hold their shares of Common Stock and will not receive any payment for such shares of Common Stock. Instead, the Company will remain a publicly traded company, our Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of our Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described under the section entitled “The Merger Agreement—Termination Fees” of this proxy statement.

Merger Consideration

Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each outstanding share of Common Stock (but excluding Cancelled Shares and Dissenting Shares), will be converted into the right to receive $43.00 in cash, which we refer to as the Merger Consideration, without interest and minus any applicable withholding taxes. From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Certificate and each holder of a Book-Entry Share, in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Common Stock will thereafter cease to have any rights with respect to such securities other than the right to receive, upon surrender of such Certificates and Book-Entry Shares, the Merger Consideration, without interest and minus any applicable withholding taxes. As described further under the section entitled “The Merger Agreement—Payment for Common Stock” of this proxy statement, prior to or substantially concurrently with the Effective Time, Parent will deposit or cause to be deposited, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration payable to all of the holders of Common Stock, other than the Cancelled Shares and except for any Dissenting Shares (and which will not include any amounts payable to the holders of the Company options, restricted stock unit awards and performance stock unit awards, which will be paid through the Company’s payroll system or through the Company’s stock plan administration platform). Promptly following the Effective Time and in any event no later than the third business day following the Effective Time, the Paying Agent will send each holder of Certificates or Book-Entry Shares, as applicable, a letter of transmittal instructing you to send your Certificates to the Paying Agent in order to receive the Merger Consideration, without interest and minus any applicable withholding taxes, for each share of Common Stock represented by such Certificates.

If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered or the applicable surrendered Book-Entry Share is registered, it will be a condition of such payment that the person requesting such payment will pay, or cause to be paid, any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or will establish to the reasonable satisfaction of the Paying Agent that such taxes have been paid or are not payable.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes, but you will no longer have any rights as a Company stockholder as a result of the Merger (except with respect to Dissenting Shares), nor will you be entitled to receive any shares in Parent or the surviving corporation.

Background of the Merger

The Board and the management of the Company regularly evaluate the Company’s business, strategy, and financial plans and prospects. As part of this evaluation, the Board and management of the Company, together with legal and financial advisors, also periodically consider strategic alternatives to maximize value for the Company’s stockholders, including strategic transactions such as a strategic acquisition or a potential sale of the Company. In particular, during the second half of 2021, the Board worked with its advisors to explore a number of potential strategic alternatives that might be available to the Company to enhance stockholder value, including a potential combination of the Company or its businesses with other industry participants, acquisitions and other financial and strategic alternatives. In addition, following her appointment as Chief Executive Officer of the Company on April 29, 2022, as part of her new role, Ms. Keefe held a number of meetings and discussions with other industry participants, employees, customers, vendors, analysts and investors (including private investment firms) to discuss views, trends and market activity in the general industry in which the Company operates.

In late June 2022, Mr. Dineen, chairperson of the Board, received an unsolicited inbound oral inquiry from a consortium composed of three private investment firms, which we collectively refer to as “Consortium 1”, expressing an interest in discussing a potential strategic transaction involving the Company. In order to facilitate a discussion with Consortium 1, in early July 2022, the Company negotiated and entered into customary confidentiality agreements with each member of Consortium 1.

On July 13, 2022, the Board held a meeting by videoconference, with members of senior management of the Company, representatives of Latham & Watkins LLP (“Latham”), outside legal counsel to the Company, and BofA Securities and Centerview, financial advisors to the Company, present, to review and discuss certain matters related to the inquiry received from Consortium 1. Following discussion among members of the Board and the attendees present at the meeting, the Board directed the Company’s management and financial advisors to inquire with Consortium 1 to understand further their interest in pursuing a potential strategic transaction with the Company, including the proposed terms of, and the manner in which Consortium 1 intended to finance, any such potential transaction.

Latham serves as regular outside counsel to the Company and was invited to advise the Company and the Board in connection with the evaluation of potential strategic alternatives on the basis of Latham’s expertise advising companies in the healthcare and technology industries, and its expertise in mergers and acquisitions. BofA Securities and Centerview were invited to act as financial advisors to the Company because of their familiarity with the Company and their qualifications, reputations and experience in the valuation of businesses and in comparable strategic review processes. In connection with their engagement, BofA Securities and Centerview delivered to the Board customary relationship disclosure letters, which were subsequently provided to and reviewed by the Board. BofA Securities and Centerview also delivered formal engagement letters, which were subsequently signed on March 5, 2023 and February 10, 2023, respectively.

In July 2022, management of the Company and representatives of BofA Securities and Centerview held phone conversations with representatives of Consortium 1 to understand further their interest in pursuing a potential strategic transaction with the Company.

On July 29, 2022, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to further discuss the Company’s engagement with Consortium 1 to date. Management and representatives of BofA Securities and Centerview noted that Consortium 1 had not yet provided details as to the scope and nature of their proposal for a potential strategic transaction with the Company. The Board directed BofA Securities and Centerview to request that Consortium 1 provide a written summary of their proposal, including valuation of the Company, timing and structure of a potential transaction and contemplated sources of financing in order for the Board to assess whether such a proposal would be viable. At the meeting, representatives of BofA Securities and Centerview reviewed certain observations regarding the then current state of the capital markets and potential difficulties in financing any transaction involving the Company, as well as certain observations on the pharmaceutical services market, including strategic transactions announced by peer group companies in the Company’s industry. Representatives of BofA Securities and Centerview also discussed with the Board and the Company’s management other existing opportunities and strategic alternatives that might be available to the Company, including continuing to execute on its business plan as a standalone company. Representatives of Latham made a presentation to the Board regarding fiduciary duties of directors and other obligations of the Board members.

On August 2, 2022, the Company reported its results for the second quarter of 2022, reflecting revenue lower than prior guidance released by the Company and lower than Wall Street analysts’ consensus. In connection therewith, the Company updated its full year 2022 guidance.

On August 9, 2022, Consortium 1 submitted a written, non-binding expression of interest to purchase all of the outstanding shares of common stock of the Company for $78.50 per share, representing a 15.5% premium to the closing share price on August 5, 2022 (the last trading day before such letter) of $67.96 and an 11.3% premium of the 30-day volume-weighted average price as of August 5, 2022 of $70.54. In its written proposal, Consortium 1 indicated that it was confident in its ability to put in place the necessary debt financing to consummate a transaction but did not otherwise provide debt commitments or other details as to how such transaction would be financed. In addition, the proposal from Consortium 1 was subject to further due diligence of the Company.

On August 11, 2022, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss the written, non-binding expression of interest submitted by Consortium 1 on August 9, 2022. Management of the Company noted that the financial advisors and management had sought clarifications as to Consortium 1’s financing plans but that in subsequent conversations, Consortium 1 did not offer any additional information that would have provided management of the Company with sufficient comfort regarding Consortium 1’s ability to obtain the necessary debt financing, including in light of the then-limited availability of debt financing for large leveraged buyout transactions and related market volatility, among other factors. As a result, management indicated that its assessment was that the written proposal of Consortium 1 was incomplete. Following discussion, the Board determined that Consortium 1 had not formulated a viable offer for a potential acquisition of the Company since Consortium 1’s proposal presented a significant degree of uncertainty around transaction structure, timing and path for consummation of a potential transaction, in particular with respect to Consortium 1’s ability to obtain financing. Accordingly, the Board decided that the Company should continue evaluating its long-term plan and reevaluate its financial model based on a review of its operations and capabilities.

On August 31, 2022, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss initiating a review of strategic alternatives to enhance stockholder value, including a potential sale of the Company, and to establish a strategy committee of the Board (the “Committee”). The purpose of the Committee was to assist the Board in evaluating the Company’s long-term strategic plan and strategies, oversee the review and evaluation of any potential strategic transaction involving the Company and, if deemed desirable, oversee the negotiation of the terms and conditions of one or more strategic transactions on behalf of the Company should the Board determine to evaluate any such potential strategic transactions. The Committee was formed for convenience and efficiency and not because of any actual or potential conflicts of interest involving any member of the Board. The authority to approve any potential strategic transaction remained with the Board. Following discussion, the Board unanimously resolved to approve the creation of the Committee, which was initially composed of Mr. Dineen, Ms. Bodem, Mr. Monaghan and Ms. Harty.

On September 9, 2022, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss the potential review of strategic alternatives of the Company. The Committee also discussed an unsolicited oral expression of interest management received from a potential private investment firm counterparty (“Private Equity Firm A”) interested in exploring transaction opportunities with the Company.

On September 13, 2022, the Company publicly announced that it anticipated its Clinical Solutions book-to-bill ratio for the trailing twelve months ended September 30, 2022 to be in the range of 1.05x to

1.15x, excluding reimbursable out-of-pocket expenses. The closing price of the Common Stock was $63.37 on September 12, 2022 and, following the Company’s public statements, the closing price of the Common Stock was $54.72 on September 13, 2022.

On September 21, 2022, Private Equity Firm A submitted a written, non-binding expression of interest to invest in the Company through convertible preferred equity in order to fund near-term acquisitions. Private Equity Firm A’s non-binding proposal did not indicate specific terms or a potential conversion price; however, the proposal indicated that Private Equity Firm A submitted the proposal because it anticipated a number of attractive acquisitions to be actionable in the following months and expected that several of such acquisitions would require capital in excess of the funds the Company might reasonably borrow while maintaining an acceptable leverage multiple.

Between July 2022 and December 2022, the Board and, following its formation, the Committee, held a number of meetings by videoconference, with members of management of the Company and representatives of BofA Securities, Centerview, Latham and Ernst & Young (“EY”), in its capacity as an advisor for shareholder activism, present at certain of such meetings, to discuss the Company’s strategic plan, including strategic alternatives available to the Company, M&A activity in the Company’s industry, perceived liquidity in capital markets and timing for the Company to explore strategic transactions, including a potential sale process or a sale or spin-out of certain of the Company’s businesses and any expressions of interest received to date from potential counterparties (including Consortium 1 and Private Equity Firm A). During this period, management of the Company, in conjunction with the Board and the Committee, undertook several in-depth review of the Company’s long-range plan, including at the Board’s August 8, 2022 meeting and the Committee’s September 2022 and October 2022 meetings. As discussed below, during these meetings, the Board and the Committee, as applicable, provided instructions to management of the Company, BofA Securities and Centerview with respect to updates to the Company’s long-range plan and communications with potential counterparties that expressed interest in potential strategic transactions with the Company.

During the same period between July 2022 and December 2022, 14 private investment firms (including Veritas Capital) and one strategic party (“Strategic Party A”) expressed interest to the Company or representatives of BofA Securities or Centerview in exploring a potential strategic transaction with the Company. These expressions of interest were each subsequently reported to management of the Company, the Committee and the Board, as applicable.

On November 4, 2022, the Company announced its results for the third quarter of 2022, which were significantly below Wall Street analysts’ expectations. Simultaneously with the release of its results, the Company also announced a multi-year operational transformation initiative referred to as “Project Velocity”, which the Company described as an initiative expected to help transform its cost structure by optimizing its operational footprint while providing tools and technologies designed to enhance both the customer and employee experience. The Company lowered guidance regarding financial forecasts for the financial year 2022 and the trading price of the Common Stock further decreased. In addition, the Company also reported a Clinical book-to-bill ratio of 0.30x (excluding reimbursable out-of-pocket expenses) for the three months ended September 30, 2022. The closing price of the Common Stock was $47.81 on November 3, 2022 and, after its earnings announcement, the closing price of the Common Stock was $25.70 on November 4, 2022.

At the direction of the Committee, in December 2022, the Company entered into customary confidentiality agreements with eight potential counterparties (including Strategic Party A) that had expressed interest to the Company or representatives of BofA Securities and Centerview in order to better understand their interest in a potential transaction involving the Company, and, following the entry into such confidentiality agreements, at the direction of the Committee, between December 7,

2022 and January 5, 2023, senior management of the Company held initial exploratory meetings with these potential counterparties.

On January 13, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to review and discuss the review of strategic alternatives, including the state of the financing markets and whether potential counterparties that entered into confidentiality agreements with the Company should be allowed to discuss the process with potential financing sources. At the meeting, representatives of BofA Securities and Centerview noted that financial markets had improved since the summer of 2022 and that the financial advisors had observed an increased availability of debt financing for a leveraged transaction such as a potential acquisition of the Company. The members of the Committee also provided input regarding management’s proposed updates to the Company’s long-range plan and the plan to share the Company’s long-range plan and other information relating to the Company and its business with all potential counterparties that entered into a confidentiality agreement with the Company. Ms. Keefe also provided the Committee with an update regarding discussions held to date with representatives of Strategic Party A. Ms. Keefe indicated that further conversations would be held after the Company publicly announced its results for the fiscal year ended December 31, 2022.

On January 23, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to review and discuss an updated version of the Company’s long-range plan prepared by senior management of the Company (the “LRP”) as well as certain other materials that the Company expected to provide to potential counterparties as part of the ongoing strategic review process. During the meeting, BofA Securities and Centerview also reviewed and discussed certain updates regarding the Company’s strategic review process as well as the general activism environment. Following discussion, the Committee approved the LRP and recommended that it be submitted to the Board for review and approval, and approved the proposal to move forward with a transaction process in addition to continuing to review and evaluate strategic alternatives that might be available to the Company and, in light of the then-current state of the financial markets and need to raise substantial amounts of debt to finance a transaction with the Company, to allow private investment firms participating in the process to engage with potential financing sources with prior approval from the Company on a case-by-case basis.

On January 26, 2023, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to review the LRP reviewed and approved by the Committee on January 23, 2023, a summary of which is described in the section entitled “Certain Financial Forecasts” of this proxy statement, discuss the strategic review process being conducted by the Company and provide direction regarding the next steps to be taken by management of the Company and its advisors. Management of the Company reviewed in detail the LRP, which had been previously reviewed and approved by the Committee. The Company’s advisors provided an update on the preparatory activities and projected timeline of a strategic review process and the attendees discussed the Committee’s recommendation to the Board that the Company initiate a formal transaction process and share certain materials, including the LRP, with potential counterparties following the Company’s release of its fourth quarter and full year 2022 results. During the meeting, representatives of Latham reviewed with the Board their fiduciary duties in connection with the ongoing strategic review and a sale process. At the end of the meeting, the Board unanimously resolved to approve the LRP and to initiate a formal process to explore, review and evaluate strategic alternatives that might be available to the Company.

Following the meeting of the Board on January 26, 2023, at the direction of the Board, BofA Securities and Centerview contacted nine private investment firms to explore whether they would be interested in a potential transaction with the Company. Also, in accordance with the Board’s direction, the financial advisors contacted 15 private investment firms that previously expressed an interest in exploring a potential transaction involving the Company. Of the 15 private investment firms that BofA Securities and Centerview contacted following the meeting of the Board held on January 26, 2023, two declined to participate in the transaction process.

Between November 2022 and March 1, 2023, 19 private investment firms and Strategic Party A had entered into customary confidentiality agreements with the Company (in addition to the three confidentiality agreements entered into with the members of Consortium 1 in July 2022). As discussed below, Elliott Investment Management L.P. (“Elliott”) entered into a confidentiality agreement with the Company on February 21, 2023 and Patient Square Capital L.P. (“Patient Square”) entered into a confidentiality agreement with the Company on March 23, 2023, for a total of 25 confidentiality agreements entered into by the Company between July 2022 and March 2023 in connection with its evaluation of strategic alternatives. Each of the confidentiality agreements entered into by the Company in connection with its evaluation of strategic alternatives included a customary standstill provision that fell away upon the public announcement by the Company that it entered into the Merger Agreement. None of the confidentiality agreements entered into by the Company in connection with its evaluation of strategic alternatives prohibit the counterparties thereto from making a competing non-public proposal to the Board.

On February 3, 2023, at the direction of the Board, representatives of BofA Securities and Centerview distributed a first round process letter to six of the counterparties (some of which consisted of groups of counterparties as discussed herein) then participating in the transaction process, requesting that preliminary, non-binding written proposals be submitted by March 7, 2023, and in the weeks that followed, further distributed a first round process letter to 15 additional private investment firms and Strategic Party A participating in the transaction process.

During the first round of the process, the Company made available business, financial and legal due diligence materials to the potential bidders and their respective representatives, including the LRP. After the LRP was made available to potential counterparties, the Company did not make any further modifications or updates to the LRP. The Company also regularly answered selected due diligence requests and follow-up questions from potential counterparties. Additionally, the management of the Company conducted management meetings with 15 potential counterparties, as well as follow up due diligence calls and meetings upon request with seven potential counterparties.

On February 8, 2023, representatives of Elliott contacted Mr. Dineen and on February 9, 2023, Mr. Dineen and Ms. Keefe held a telephone conversation with representatives of Elliott to discuss various matters relating to the Company. In particular, representatives of Elliott informed Mr. Dineen and Ms. Keefe that Elliott and its affiliated funds had invested in the Company via the public markets and that Elliott was interested in exploring a potential strategic transaction with the Company.

Later in the day on February 9, 2023, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities, Centerview and EY present. The Board and its advisors discussed the current status of the ongoing strategic review process. The Board and its advisors also discussed Elliott’s outreach and desire to participate in the Company’s ongoing strategic review process and, following discussion, the Board authorized the Company and its representatives to negotiate a confidentiality agreement with Elliott and invite Elliott to participate in the ongoing process alongside other potential counterparties.

On February 10, 2023, at the direction of the Company, representatives of BofA Securities and Centerview distributed a first round process letter to Strategic Party A, requesting that a preliminary, non-binding written proposal to acquire the Company be submitted by March 16, 2023. Simultaneously, private investment counterparties that received a first round process letter in late

January were notified that preliminary non-binding proposals that would have been due on March 7, 2023 would instead be expected to be submitted on March 16, 2023.

On February 14, 2023, Seeking Alpha, an online financial news platform, and Gordon Haskett, a financial research website, published articles suggesting activist involvement in the Company’s Common Stock based on filings by certain large financial institutions of Forms 13F with the SEC, in particular referring to the reporting by such financial institutions of equity holdings in the Company. The closing price of the Common Stock on February 13, 2023, the last trading day prior to media speculation of activist involvement with the Company, was $34.65.

On February 16, 2023, the Company reported its fourth quarter and full year 2022 results and publicly communicated full year 2023 guidance. The closing price of the Common Stock was $35.92 on February 15, 2023 and, following its earnings announcement, the closing price of the Common Stock was $39.22 on February 16, 2023.

On February 21, 2023, the Company entered into a customary confidentiality agreement with Elliott. The confidentiality agreement with Elliott contained a customary standstill provision that fell away upon the public announcement by the Company that it entered into the Merger Agreement, as well as an agreement with Elliott to provide Elliott advance notice of (and an opportunity to nominate directors at) the Company’s 2023 annual meeting of stockholders. The confidentiality agreement entered into between the Company and Elliott did not prohibit Elliott from making a competing non-public proposal to the Board.

On February 23, 2023, following the resignation of Ms. Harty from the Board, which became effective as of March 1, 2023, Mr. Zulueta was appointed to the Committee. The resignation of Ms. Harty was not related to the Company’s operations, policies or practices.

On February 27, 2023, Reuters published an article stating that the Company had hired advisors and launched a sale process. The trading price of the Common Stock reacted to the news reports with an increase in trading price. The closing price of the Common Stock rose from $37.87 per share on Friday, February 24, 2023 to $40.31 per share on Monday, February 27, 2023.

On March 16, 2023, Strategic Party A informed representatives of BofA Securities and Centerview that it had decided to withdraw from the process and would not submit a proposal. Strategic Party A indicated that it was not then in a position to finance an acquisition of the Company and cited concerns around the Company’s recent performance as well as a decline in its own stock trading price as reasons for its withdrawal from the process.

On March 16 and March 18, 2023, the Company received preliminary, non-binding proposals regarding an acquisition of all of the shares of the Company from five potential counterparties (or groups of counterparties):

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Consortium 1 proposed to acquire all of the outstanding shares of common stock of the Company at a per-share price in the range of $38.00 to $42.00 in cash (which represented a premium in the range of approximately 12% to 24% over the Common Stock’s closing price of $33.78 on March 15, 2023 and 10% to 21% over the Common Stock’s closing price of $34.65 on February 13, 2023), to be financed with a combination of equity capital and debt.

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Veritas Capital proposed to acquire all of the outstanding shares of common stock of the Company at a per-share price in the range of $43.00 to $47.00 in cash (which represented a premium in the range of approximately 27% to 39% over the Common Stock’s closing price of $33.78 on March 15, 2023 and 24% to 36% over the Common Stock’s closing price of $34.65 on February 13, 2023), to be financed with a combination of equity capital and debt.

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Elliott proposed to acquire all of the outstanding shares of common stock of the Company at a per-share price in the range of $43.00 to $47.00 in cash (which represented a premium in the range of approximately 27% to 39% over the Common Stock’s closing price of $33.78 on March 15, 2023 and 24% to 36% over the Common Stock’s closing price of $34.65 on February 13, 2023), to be financed with a combination of equity capital and debt.

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Private Equity Firm B proposed to acquire all of the outstanding shares of common stock of the Company at a per-share price of $39.00 in cash (which represented a premium in the range of approximately 15% over the Common Stock’s closing price of $33.78 on March 15, 2023 and 13% over the Common Stock’s closing price of $34.65 on February 13, 2023), to be financed with a combination of equity capital and debt.

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Private Equity Firm C proposed to acquire all of the outstanding shares of common stock of the Company at a per-share price in the range of $42.00 to $44.00 in cash (which represented a premium in the range of approximately 24% to 30% over the Common Stock’s closing price of $33.78 on March 15, 2023 and 21% to 27% over the Common Stock’s closing price of $34.65 on February 13, 2023), to be financed with a combination of equity capital and debt.

On March 17, 2023, Patient Square contacted the financial advisors of the Company on an unsolicited basis to express interest in participating in a potential strategic transaction with the Company.

On March 20, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss the proposals submitted by potential counterparties engaged in the sale process. During the meeting, the financial advisors reviewed the steps taken to date in connection with the strategic review being conducted by the Company as well as feedback received to date from the potential counterparties. The Committee discussed the areas of opportunity relating to the business that were identified by the potential counterparties, and the key challenges that had been discussed between the Company and the potential counterparties during the first phase of the process, as well as the reasons that participants in the process who had elected not to submit an acquisition proposal gave for withdrawing from the process, to the extent any reasons were given. The Committee also reviewed the projections of management included in the LRP, analyst sentiment regarding the performance of the Company and questions regarding the LRP that had been received from potential counterparties. Each of BofA Securities and Centerview also reviewed their respective preliminary financial analyses of the Company based on the LRP. Following discussion with the financial advisors and management of the Company, the Committee authorized management of the Company and its advisors to move forward to the next stage of the process and to invite Patient Square and each of the remaining participants that submitted proposals to acquire the Company to continue in the process. The Committee authorized representatives of BofA Securities and Centerview to inform each participant that they would need to improve the financial terms of their proposals to be successful. The Committee also evaluated the possibility of contacting other potential strategic counterparties, including competitors of the Company. Following discussion and taking into account various factors (as described below), the Committee determined not to affirmatively contact additional strategic parties. In making this determination, the Company took into account the fact that: (i) no strategic counterparty had contacted the Company or its financial advisors despite several accurate media reports speculating regarding the ongoing strategic review process, (ii) the low likelihood that strategic counterparties would engage if contacted and (iii) the potential harm to the success of the ongoing process and to the business of the Company if other strategic counterparties were involved, including the risk (A) of confidential information of the Company being made available to competitors or (B) that customers and other commercial partners may learn that a potential sale of the Company to another industry participant is being considered.

After the meeting of the Committee held on March 20, 2023 and the decision made by the Committee to invite the remaining participants that submitted preliminary non-binding proposals to continue in the process, the Company made additional business, financial, legal, tax and operational information available in the online data room.

On March 22, 2023, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to provide an update on the ongoing transaction process and discuss the terms of the proposals submitted to the Company during the first round of the transaction process, the market’s views of the Company and its initiatives to transform and improve the Company’s performance (such as “Project Velocity”), the Committee’s activities in connection with the process and recommendations from the Company’s advisors to the Board with respect to the next steps of the process.

On March 23, 2023, following negotiations between the Company and Patient Square, the Company entered into a customary confidentiality agreement with Patient Square. Following execution of the confidentiality agreement, due diligence materials provided to other participants involved in the process were made available to Patient Square, access to the online data room was provided to Patient Square on March 30, 2023 and a management meeting was held with management of the Company on March 31, 2023.

Given that Patient Square joined the ongoing sale process later than the potential counterparties that submitted proposals on March 16, 2023, at the direction of the Committee, the financial advisors requested that Patient Square submit a preliminary, non-binding proposal to acquire the Company on March 27, 2023.

On March 24, 2023, Patient Square contacted BofA Securities and Centerview and requested the Company’s approval to engage with Elliott and collaborate as a single bidder, which approval was required under the applicable confidentiality agreements. Representatives of BofA Securities and Centerview and management of the Company discussed the benefits and disadvantages of authorizing Patient Square to partner with Elliott. In light of Patient Square’s good business relationships with Elliott, and the fact that Patient Square had joined the process later than other potential counterparties, management determined that allowing Patient Square to partner with Elliott would allow Elliott to accelerate its evaluation of the Company by leveraging Patient Square’s experience in the healthcare industry. Following discussion between management of the Company and Mr. Dineen, who was supportive of this approach, the Company approved the request on March 24, 2023.

On March 28, 2023, Patient Square submitted a preliminary, non-binding proposal to acquire all of the outstanding shares of common stock of the Company at a per-share price of $47.00 in cash (which represented a premium of approximately 36% over the Common Stock’s closing price of $34.65 on February 13, 2023 and 34% over the Common Stock’s closing price of $34.94 on March 27, 2023), to be financed with a combination of debt and equity capital.

On April 5, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss various matters related to the ongoing strategic review process. The financial advisors informed the Committee that, on April 4, 2023, Elliott and Patient Square, which had previously been authorized by the Company to collaborate as a single bidder, informed representatives of BofA Securities and Centerview that Elliott and Patient Square, on the one hand, and Veritas Capital, on the other hand, were interested in potentially partnering together to evaluate a potential transaction as a single bidder (which we refer to as “Consortium 2”). Under the applicable confidentiality agreements, the Company’s approval was required for any counterparty to discuss a potential transaction with any co-bidder. The Committee considered whether allowing the formation of Consortium 2 would increase the likelihood that the Company would receive an attractive proposal from Consortium 2 as opposed to a scenario in which Elliott, Patient Square and Veritas Capital were not permitted to work together. The

Committee further considered whether any of the three potential counterparties in Consortium 2 acting as a single bidder would be able to raise the necessary equity and debt capital in the then-current financial markets environment in order to finance a potential acquisition of the Company. The attendees also discussed the fact that Elliott and Veritas Capital would benefit from Patient Square’s experience in the health care industry and its deep industry knowledge of and expertise in the contract research organization sector. The attendees also noted that in light of the fact that Patient Square had joined the transaction process only recently, authorizing the creation of Consortium 2 would likely also help Patient Square become more familiar with the Company and be in a better position to submit a proposal within the contemplated timetable. The Committee also weighed the potentially negative effect of the creation of Consortium 2 on the competitiveness of the ongoing transaction process. Following discussion, the Committee expressed its support for management’s recommendation to authorize Elliott, Patient Square and Veritas Capital to partner in connection with their respective due diligence efforts and form Consortium 2. The Company’s financial advisors also informed the Committee that Private Equity Firm B had informed BofA Securities and Centerview that it was not in a position to immediately engage and participate in the next round of the process and that it would contact the financial advisors if ready to reengage in the future. The financial advisors also provided an overview of financial markets and the current performance of the Company’s Common Stock since the Company released its fourth quarter and full year 2022 results on February 16, 2023 and the publication of news reports regarding the Company’s rumored strategic review on February 27, 2023. The Committee discussed the potential impact on the ongoing strategic review process of releasing first quarter results prior to announcing a transaction. The attendees discussed various potential scenarios that could develop during the upcoming weeks and the associated benefits, risks and challenges, including with respect to the impact on the Company’s business as well as the preservation of momentum and competitive tension in the ongoing process. Following discussion, the Committee supported delaying its first quarter earnings release from its initially contemplated date of April 28, 2023 (which was consistent with the Company’s first quarter earnings releases in prior years) to May 10, 2023, the date by which the Company was due to file its quarterly report on Form 10-Q with the SEC, and directed the financial advisors to instruct the remaining participants to submit final bids in advance of such date.

Between March 20, 2023 and early May 2023, the Company held multiple diligence presentations and conversations with representatives of Consortium 1, Consortium 2 and Private Equity Firm C.

On April 6, 2023, mergermarket.com reported that several large private investment firms were involved in an auction process and that the Company was pursuing a sale. The article reported that the process, which was being run by BofA Securities and Centerview, involved several potential counterparties (or groups of counterparties), including Veritas Capital and Elliott.

On April 10, 2023, news articles were published in various online publications, reporting that the Company was potentially considering a sale and that several parties remained involved in the process that had reached its second phase. The price of the Common Stock rose from $34.91 per share on Thursday, April 6, 2023 (the last trading day prior to when such reports of a possible transaction were published) to $39.69 per share on Monday, April 10, 2023.

On April 17, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss the strategic review process. Representatives of Latham provided an overview of the key provisions of the auction draft of the merger agreement prepared by Latham and certain anticipated issues that potential counterparties might raise in negotiating the final agreement. Representatives of BofA Securities and Centerview provided an overall update as to the current state of the financial markets, including the leveraged debt markets. Management updated the Committee on conversations with the remaining participants in the sale process as part of the diligence process. After the meeting, at the direction of the Company, representatives of BofA Securities and Centerview distributed a second round process letter to each of Consortium 1, Consortium 2 and Private Equity Firm C, indicating that the participants would be required to submit (1) marked electronic copies of the auction draft merger agreement and disclosure schedules together with draft equity commitment letters and/or limited guarantees as well as regulatory filing analyses on April 27, 2023 and (2) final written proposals, including debt and equity financing commitment letters, concerning a potential transaction on May 5, 2023.

On April 18, 2023, at the direction of the Board, representatives of BofA Securities and Centerview made available in the online data room to the potential counterparties an auction draft of the merger agreement for an acquisition of all of the outstanding shares of the Company and additional financial information regarding the performance of the Company during the first quarter of 2023.

On April 19, 2023, Consortium 1 informed BofA Securities and Centerview that they would not be able to engage in further due diligence or submit a final proposal by the deadline of May 5, 2023, and that members of Consortium 1 might be in a position to reengage later in the year once the Company’s results for the first two quarters of 2023 became available. A representative of Consortium 1 subsequently contacted management of the Company on April 24, 2023 to share that members of Consortium 1 continued to be interested in monitoring the Company’s performance and its relationships with large pharmaceutical customers and expressed optimism in light of the Company’s favorable results in relation to small and mid-cap biopharmaceutical customers during the first quarter of 2023. However, the representatives of Consortium 1 indicated that despite the Company’s favorable results in relation to small and mid-cap biopharmaceuticals customers, the Company’s performance within the large pharmaceutical segment remained a concern for Consortium 1 and that additional time was required to evaluate the Company’s performance and market conditions generally before reengaging with the Company. Consortium 1 reiterated to management of the Company that it would not be submitting a final proposal to acquire the Company in the transaction process.

On April 21, 2023, Private Equity Firm C informed BofA Securities and Centerview that it would not be able to engage in further due diligence or submit a final proposal by the deadline of May 5, 2023, and that Private Equity Firm C may be in a position to reengage later in the year once the Company’s results for the first two quarters of 2023 were available. Private Equity Firm C expressed a sentiment similar to Consortium 1 with respect to the need for additional information regarding quarterly performance to verify the Company’s forward trajectory. Private Equity Firm C also indicated that it would need further confirmation of the Company’s turnaround to be able to form a view on valuation of the Company, and Private Equity Firm C would not be submitting a final proposal to acquire the Company in the transaction process. Following the withdrawal of Private Equity Firm C from the transaction process, only Consortium 2 remained engaged in the transaction process.

On April 21, 2023, representatives of BofA Securities and Centerview made available to Consortium 2 an initial draft of the disclosure schedules prepared by the Company and its legal advisors related to the merger agreement.

On April 24, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities, Centerview and Richards, Layton & Finger (“RLF”), Delaware counsel to the Company, present, to discuss the strategic review process and various recent developments. The financial advisors informed the Committee that Consortium 1 and Private Equity Firm C had withdrawn from the transaction and discussed the reasons Consortium 1 and Private Equity Firm C had provided for their decisions to withdraw, and the fact that this resulted in Consortium 2 being the sole potential counterparty currently engaged in the process. The financial advisors also provided an update regarding Consortium 2’s active engagement in the due diligence process, noting that Consortium 2 was expected to submit a markup of the auction draft of the merger agreement later that week.

On April 26, 2023, Centerview delivered its customary relationship disclosure letter to the Company, which was subsequently made available to the Board.

On April 28, 2023, representatives of Consortium 2 delivered to representatives of Latham, BofA Securities and Centerview a revised draft of the merger agreement.

On April 28, 2023, BofA Securities delivered its customary relationship disclosure letter to the Company, which was subsequently made available to the Board.

On May 1, 2023, the Board held a meeting by videoconference, with members of the Company’s senior management and representatives of BofA Securities, Centerview, Latham, EY and RLF present, to discuss the ongoing process, certain financial considerations and the revised draft of the merger agreement provided by Consortium 2. The financial advisors provided a summary of the process to date and provided an update on recent developments. Representatives of BofA Securities and Centerview reviewed their respective preliminary financial analyses of the Company based on the LRP, provided an update on the current state of financial markets as well as the potential market perception in case of announcement of a transaction involving the Company. Latham reviewed certain material issues in the merger agreement draft submitted by Consortium 2, including (1) the deletion of the “go-shop” provision permitting the Company to actively seek alternative proposals following execution of a merger agreement, which was discussed in detail and which deletion was ultimately accepted by the Board in light of various factors, including repeated media speculation regarding the ongoing sale process, and in exchange for a reduction in the termination fee payable by the Company from 2.8% to 2.5% of the equity value, (2) the inclusion of broad financing cooperation covenants from the Company and a lengthy list of required marketing materials (which were ultimately revised to limit the requirements imposed on the Company) and a “marketing period” to provide Consortium 2 with a window to market the debt financing, the review of which was limited by the fact that Consortium 2 had not yet provided draft debt commitment letters, (3) the deletion of the reverse termination fee payable by Consortium 2 in the event the transaction does not close due to regulatory approvals not having been obtained by the outside date and the fact that the comments to the draft merger agreement did not propose a suggested outside date, (4) certain buyer-favorable changes to the no-shop provisions, (5) the treatment of restricted stock unit awards and performance stock unit awards upon closing of a transaction, which were proposed to be converted into cash-settled awards that would vest and be payable on their original vesting schedule subject to continued employment (as opposed to such awards vesting and becoming payable upon closing), (6) expansion of representations and warranties of the Company, and (7) the expansion of the scope and nature of the interim operating covenants of the Company. Following a detailed discussion of such provisions of the merger agreement, the Board provided feedback to management and Latham and instructed Latham to provide Consortium 2 with a revised draft of the merger agreement consistent with the feedback of the Board.

On May 1, 2023, Latham provided a revised draft of the merger agreement to Kirkland & Ellis LLP (“Kirkland”), legal counsel to Patient Square, Gibson Dunn & Crutcher LLP (“Gibson”), legal counsel to Elliott, and Milbank LLP (“Milbank”), legal counsel to Veritas Capital. Latham revised the draft of the merger agreement in accordance with the direction of the Board, to provide for, among other things, (1) a lower termination fee payable by the Company in exchange for the deletion of the “go-shop”, (2) limitations on the financing cooperation covenants of the Company, the deletion of the “marketing period” concept, the deletion of provisions that would have the effect of delaying closing until completion of such marketing period and the removal of the lengthy list of information that the Company would be required to deliver in connection with Consortium 2’s financing efforts, (3) revisions to the merger agreement in order to remove certain conditions on the Board’s ability to consider alternative proposals, (4) the reinstatement of the Company’s initial proposed treatment of equity awards, (5) revisions to the representations and warranties of the Company in order to better align such provisions with market standards and to avoid imposing an undue scheduling burden on the

Company and (6) additional flexibility for the Company under the interim operating covenants in order to ensure that the Company would be able to operate in the ordinary course of business during the interim period, in particular by adding exceptions to the interim operating covenants that would allow the Company to implement the LRP (including Project Velocity and other initiatives).

On May 5, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities, Centerview and RLF present, to provide the Committee with an update on the ongoing process. Latham updated the Committee on a call received from Kirkland, as a representative of Consortium 2, indicating that the main issues in the merger agreement included (1) the outside date (which counsel for Consortium 2 indicated to Latham would align with Consortium 2’s debt commitments), (2) the certainty and timing of regulatory approvals, (3) the nature and scope of the interim operating covenants, (4) the proposed payment of a termination fee by Consortium 2 for failure to obtain regulatory approvals and (5) the treatment of equity awards in a potential sale of the Company.

On May 6, 2023, representatives of Consortium 2 delivered to representatives of Latham, BofA Securities and Centerview a proposal for the acquisition of all the outstanding shares of common stock of the Company, along with a revised draft of the merger agreement and the disclosure schedules, a form of equity commitment letter, a form of limited guarantee, debt commitment letters and redacted fee letters. Consortium 2 proposed to acquire all the issued and outstanding shares of Common Stock for a purchase price per share in cash of $41.25, which represented a 19% premium to the Common Stock’s closing price of $34.65 on February 13, 2023, an 18% premium to the Common Stock’s closing price of $34.91 on April 6, 2023, an 80% premium to the 52-week intraday low of $22.89, and a 6% premium to the Common Stock’s closing price of $38.89 on May 4, 2023. Consortium 2 had agreed to the Company’s proposals with respect to certain key provisions of the merger agreement, including (1) the reduction of the termination fee payable by the Company from 2.8% to 2.5% of the equity value of the Company, (2) limitations on the scope and extent of marketing materials required to be provided by the Company, (3) revisions to the interim operating covenants in order to narrow restrictions or prohibitions imposed on the Company and provide additional flexibility for the Company to operate during the interim period and (4) the deletion of certain provisions in Consortium 2’s initial markup that created conditions to the Board’s ability to consider alternative proposals.

Thereafter, management of the Company and representatives of BofA Securities, Centerview and Latham held several videoconference call and telephone conversations discussing Consortium 2’s comments on the transaction documents received on May 6, 2023 and prepared proposed revised drafts for further discussion with the Board on May 7, 2023.

On May 7, 2023, the Board held a meeting by videoconference, with members of the Company’s senior management and representatives of BofA Securities, Centerview, Latham, EY and RLF present. Representatives of Latham updated the Committee on the terms of the proposal received from Consortium 2, including the price per share of $41.25, and the status of the negotiation of the merger agreement, and reviewed a summary of the feedback received from Consortium 2 on the auction draft of the merger agreement. Representatives of Latham, BofA Securities and Centerview provided their perspectives on the proposal received from Consortium 2 and the issues raised by the revised draft of the merger agreement received from Consortium 2, including with respect to deal certainty, regulatory approvals, interim operating covenants, treatment of equity awards and employee bonuses, financing provisions, and the Board’s flexibility with respect to alternative proposals, among other matters. Following discussion, the Board unanimously agreed that BofA Securities and Centerview should seek increased consideration for the Company’s shareholders from Consortium 2 and that Latham should continue to negotiate the transaction documents consistent with the approach discussed with the Board.

Shortly following the meeting, representatives of BofA Securities and Centerview contacted representatives of Consortium 2 to provide the Board’s feedback on their offer, indicating that an improved offer at a higher price per share should be submitted by May 8, 2023.

In addition, on May 7, 2023, representatives of Latham and Kirkland, Gibson and Milbank, as well as members of management of the Company, engaged in a number of discussions to negotiate terms and conditions of the merger agreement, including interim operating covenants and the limitations Consortium 2 sought to impose on the Company’s ability to operate during the interim period and implement the LRP, financing provisions (including the financing cooperation covenants, the broad marketing information requirements and the “marketing period” concept) and the impact of the proposed financing provisions on closing certainty, representations and warranties, and certain matters related to treatment of outstanding equity awards in the transaction, payment of employee bonuses between signing and closing and future commitments to employees of the Company generally with a view toward employee retention in the interim period in order to ensure completion of any transaction and also following the closing of any transaction.

On May 8, 2023, each of BofA Securities and Centerview delivered updated versions of their respective customary relationship disclosure letters to the Company, which were made available to the Board.

On May 8, 2023, Consortium 2 submitted a revised written offer to representatives of BofA Securities and Centerview indicating that Consortium 2’s best and final offer to acquire all of the outstanding shares of common stock of the Company was $43.00 per share, which represented a 24% premium to the Common Stock’s closing price of $34.65 on February 13, 2023, a 23% premium to the Common Stock’s closing price of $34.91 on April 6, 2023, an 88% premium to the 52-week intraday low of $22.89, and an 11% premium to the Common Stock’s closing price of $38.89 on May 4, 2023.

On May 8, 2023, the Board held a meeting by videoconference, with members of senior management and representatives of BofA Securities, Centerview, Latham, EY and RLF present, to review and consider the potential transaction in light of the improved offer submitted by Consortium 2. Representatives of Latham discussed with the Board its fiduciary duties in connection with the strategic review process and in connection with a potential sale transaction. Representatives of BofA Securities and Centerview reviewed their respective preliminary financial analyses of the Company and Consortium 2’s proposal based on the LRP. Representatives of Latham reviewed a summary of Consortium 2’s revised mark-up of the merger agreement and remaining open issues. Following discussion, the Board directed the members of management and the advisors present to proceed to finalize the terms of Consortium 2’s proposed acquisition of the Company for $43.00 per share in cash and to present the final terms to the Board for further consideration. Latham also discussed various disclosure matters in detail, providing an overview of responses included in independence questionnaires completed by the members of the Board and customary relationship disclosure letters delivered by BofA Securities and Centerview, which were made available to the Board. Following review and discussion of such disclosure matters with respect to BofA Securities and Centerview and members of the Board, the Board determined that such disclosures presented no matter that, in the Board’s judgment, would adversely impact the process or, with respect to the financial advisors, the financial advisors’ engagement in connection with the Company’s evaluation of potential strategic alternatives. For more information, see the sections entitled “The Merger—Fairness Opinion of BofA Securities, Inc.” and “The Merger—Fairness Opinion of Centerview Partners LLC” of this proxy statement.

On May 8, 2023, Latham circulated revised drafts of the merger agreement and related disclosure schedules as well as comments on the forms of equity commitment letter and limited guarantee to Consortium 2’s outside legal counsel. Latham revised the draft of the merger agreement to reflect feedback from the Board, including by (1) shortening the “marketing period” and limiting the scope of the information that the Company would be required to provide in connection with Consortium 2’s financing efforts and revising the financing cooperation covenants to limit the Company’s obligations thereunder, (2) reverting to the Company’s initial position regarding the treatment of equity awards while discussions on this topic were ongoing with Consortium 2, (3) further revising the representations and warranties of the Company to better align such provisions with market standards and to avoid imposing an undue scheduling burden on the Company, (4) further revising the interim operating covenants to reflect the position of the Board and management on certain open items following discussions with Consortium 2, and (5) continuing to improve the provisions governing the ability of the Board to consider alternative proposals.

Over the course of the day on May 8 and May 9, 2023, Latham and legal advisors for Consortium 2 exchanged revised drafts of all of the transaction documentation and met telephonically on several occasions to negotiate various key terms in the draft merger agreement (including Consortium 2’s financing covenants, the interim operating covenants, termination rights and termination fees, and the Board’s flexibility and obligations with respect to alternative proposals), the disclosure schedules, the equity commitment letters and the limited guarantees. During negotiations between Latham and legal advisors for Consortium 2, Latham communicated that the Board was focused on value for stockholders and closing certainty, and ensuring that (1) the financing provisions and the interim operating covenants would not create any incremental and undue closing risk, (2) the outside date would allow sufficient time for the parties to seek and obtain regulatory approvals and that the Company would receive a termination fee in the event the transaction did not close by the outside date due to the failure to obtain required regulatory approvals, (3) employee compensation and equity awards would be treated in line with market standards and with a view to maximize retention and incentivize employees to work towards closing of any agreed transaction, and (4) the ability of the Board to consider, negotiate and accept alternative proposals would not be unduly limited.

On May 9, 2023, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of BofA Securities, Centerview, Latham, EY and RLF present, to receive updates from Latham, BofA Securities and Centerview on the status of (1) the negotiations of certain open items related to the treatment of employees’ equity awards and management’s ability to award transaction bonuses and bonuses relating to ongoing transformation initiatives and (2) remaining open issues related to the merger agreement, including the Company’s interim operating covenants, outside date, payment of a termination fee for failure to obtain regulatory approvals, financing provisions, cooperation covenants, and the Board’s flexibility and obligations with respect to alternative proposals. Latham communicated to the Board Consortium 2’s position on various open items as communicated to Latham by Consortium 2’s legal advisors. In particular, Latham informed the Board that, according to Consortium 2’s legal advisors, Consortium 2 would not agree to payment of a termination fee upon failure to obtain regulatory approvals, nor would it agree to accelerate vesting for employee equity awards beyond a limited pool for employees who had received grants in connection with transformational initiatives at the Company. In addition, Consortium 2 insisted that it retain approval rights (subject to a reasonableness standard) in connection with the implementation of certain portions of Project Velocity. Further, Consortium 2 provided a detailed regulatory filing assessment to support its position that a six-month debt commitment and “outside date” for the transaction would be sufficient to obtain all regulatory approvals, and that a longer debt commitment was not viable. Following a detailed discussion, the Board provided feedback to BofA Securities, Centerview and Latham and instructed management to negotiate the open issues to an acceptable position consistent with such feedback.

On May 9, 2023, Reuters published an article stating that a consortium comprising Elliott, Patient Square and Veritas Capital was nearing a deal to acquire the Company for more than $7 billion and that the consortium would pay about $43 per share in cash. The article was published after trading had closed for the day.

On May 9, 2023, after trading had closed for the day, the Board held another meeting by videoconference, with members of senior management of the Company and representatives of BofA Securities, Centerview, Latham, EY and RLF present, to review and consider various matters related to the potential transaction. Latham reviewed with the members of the Board their fiduciary duties, including in the context of a strategic transaction. Representatives of Latham updated the Board on the status of the merger agreement negotiations and other transaction documentation. Latham reviewed an updated summary of key provisions under the merger agreement and limited remaining open items. Representatives of BofA Securities and Centerview presented their respective financial analyses of the Company and Consortium 2’s bid price of $43.00 per share. Management of the Company reported to the Board their recommendation that the Board approve the potential transaction with Consortium 2 in lieu of all other potential strategic alternatives. The Board decided to reconvene in the morning on May 10, 2023 prior to commencement of trading hours to consider and potentially approve a transaction after the parties had an opportunity to resolve the remaining open issues and finalize the transaction documentation.

Latham and legal advisors for Consortium 2 continued to negotiate and exchange revised drafts of all of the transaction documentation throughout the day and overnight and resolved all open issues in the transaction documents.

On May 10, 2023, prior to the commencement of trading hours, the Board held a meeting by videoconference, at which all members of the Board, with certain members of management of the Company and representatives of Latham, RLF, EY, BofA Securities and Centerview, were present. Representatives of Latham updated the Board on the resolution of certain key issues in the merger agreement, including with respect to interim operating covenants, treatment of equity awards and related transaction bonuses, and the Board’s flexibility and obligations with respect to alternative proposals. The Board discussed the key terms of the merger agreement that had been negotiated since the previous meeting of the Board. Following this discussion, BofA Securities and Centerview presented their respective financial analyses and rendered their respective oral opinions (which were subsequently confirmed in writing on the same day) to the Board that, as of May 10, 2023, and based on and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations, in each case, as described in their respective opinions, the consideration to be received in the Merger by holders of shares of Common Stock (other than holders of Excluded Shares (as defined in each of BofA Securities’ and Centerview’s written opinions)) was fair, from a financial point of view, to such holders. The Board discussed the proposed transaction and the advantages and disadvantages of pursuing it and, following such discussion, the Board determined that, after further considering the risks and uncertainties associated with continuing to execute the Company’s business plan as a standalone company, while the LRP remained the best reasonable plan for the Company as a standalone business, it would be more favorable in the Board’s judgment for the Company’s stockholders to accept $43.00 per share than to continue as a standalone public company and implement the LRP or pursue other alternatives. The Board noted that the merger consideration of $43.00 per share in cash reflected a 24% premium to the Company’s share price as of February 13, 2023, the last trading day prior to when news reports of a possible transaction were published. The Board unanimously (1) approved the Merger Agreement and approved the transactions contemplated thereby, including the Merger, (2) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (3) approved the execution, delivery and performance by the Company of the Merger Agreement, (4) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders and (5) resolved to recommend adoption of the Merger Agreement by the Company’s stockholders.

Later in the morning of May 10, 2023, prior to the commencement of trading hours, the Company and Consortium 2 executed and delivered the merger agreement and related documentation and, before the commencement of trading hours, the Company and Consortium 2 issued a joint press release announcing the transaction.

Recommendation of the Board and Reasons for the Merger

The Board evaluated, with the assistance of its outside legal and financial advisors, the Merger Agreement and the Merger and unanimously determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders and unanimously approved the Merger Agreement and the Merger and unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal (the “Company Recommendation”).

On May 10, 2023, the Board unanimously (i) adopted the Merger Agreement and approved the Transactions, (ii) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and our stockholders, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders and (v) resolved to make the Company Recommendation.

In recommending that our stockholders vote their shares of Common Stock in favor of the Merger Proposal, the Board considered a number of reasons, including the following (not necessarily in order of relative importance):

Attractive Value. The Board’s belief that the Merger Consideration represents an attractive value for the shares of Common Stock, taking into account the Board’s familiarity with our business, operations, assets, operating results, financial condition, prospects and business strategy, and the Board’s belief, based on the course and history of the negotiations between Parent and the Company, that the Merger Consideration represented the highest consideration that Parent was willing to pay.

Best Alternative for Maximizing Stockholder Value. The Board considered that the Merger Consideration was more favorable to our stockholders than the potential value that might result from other alternatives reasonably available to the Company, including the potential stockholder value based on our business plan that could be expected to be generated from remaining an independent publicly traded company, the possibility of being acquired by other companies, the possibility of acquisitions or mergers with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives.

Timing. The Board considered current market activity, changes in general economic and political conditions and timing for the Company to explore a potential strategic transaction, including in light of recent trends in its industry and the impact of market volatility on the Company. The Board concluded that it was an opportune time for the Company to consider a sale of the Company in light of these factors.

Risks Relating to Remaining a Stand-Alone Company. The Board reviewed our business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our Common Stock, to assess the prospects and risks associated with remaining an independent, stand-alone publicly traded company. The Board believed that the acquisition of the Company by Parent for $43.00 per share in cash was more favorable to our stockholders than the value of remaining an independent publicly traded company, after accounting for the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and long-term as a stand-alone company.

Certainty of Value. The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to our stockholders compared to remaining an independent stand-alone company or any transaction in which our stockholders would receive shares of an acquirer’s stock. The Board weighed the certainty of realizing a compelling value for shares of Common Stock by virtue of the Merger against the risks and uncertainties associated with our business, including those described above, as well as the other risks and uncertainties discussed in the Company’s public filings with the SEC. See the section entitled “Where You Can Find More Information” of this proxy statement.

Historical Value. The Board considered the value represented by the Merger Consideration compared against the current and historical trading prices of our Common Stock, including the market performance of our Common Stock relative to those of other participants in the Company’s industry and general market indices, and the fact that Merger Consideration represents a 24% premium over the Company’s closing stock price of $34.65 on February 13, 2023, the last trading day before media speculation regarding the Company were published.

Review Process. The Board considered the fact that it had engaged in extensive discussions with the Company’s management team, representatives of financial advisors and outside legal counsel, and also took into consideration the financial expertise and prior industry experience held by a number of directors. In particular, the Board contacted or responded to inbound interest from the most feasible potential strategic and financial buyers and engaged in an extensive competitive auction and due diligence process with multiple potential buyers. The Board further considered that the Committee (as defined in the section entitled “The Merger – Background of the Merger” of this proxy statement) reviewed and assessed, and assisted the Board in reviewing and assessing, the Merger.

Ability to Respond to Acquisition Proposals. The Board considered the “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof, permit the Company to furnish information to and conduct negotiations with third parties that make Acquisition Proposals under certain circumstances, to change its recommendation to stockholders regarding the Merger Agreement and to terminate the Merger Agreement in order to approve a Superior Proposal, or to change its recommendation to stockholders regarding the Merger Agreement in the event of the occurrence of an Intervening Event, subject to payment of a termination fee in favor of Parent. The Board further considered the fact that the $115,000,000 termination fee (approximately 2.5% of the equity value) payable by the Company (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and (ii) would not preclude another party from making a competing proposal.

Terms of the Merger Agreement. The Board considered all of the terms and conditions of the Merger Agreement, including the structure of the transaction, the all-cash form of the Merger Consideration, the limited scope of the conditions to closing and the customary nature of the representations, warranties, and the covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Parent, which were conducted at arm’s length and during which the Committee and the Board were advised by independent legal and financial advisors. These negotiations ultimately resulted in terms that (i) provide for a significant premium over the trading price of our Common Stock and (ii) provide robust provisions to increase certainty of the consummation of the Merger, absent certain prohibitive events or the submission of a Superior Proposal. The Board believed, based on these negotiations, that these were the most favorable terms available to the Company and our stockholders on which Parent, or an alternative purchaser, would be willing to transact.

Fairness Opinions. The financial analyses presented to the Board by BofA Securities and Centerview and the respective opinions of each of BofA Securities and Centerview rendered to the Board to the effect that, as of May 10, 2023 and based on and subject to the factors, assumptions made, procedures followed, and qualifications and limitations set forth in each of BofA Securities’ and Centerview’s written opinions, the $43.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For more information, see the sections entitled “The Merger—Fairness Opinion of BofA Securities, Inc.” and “The Merger—Fairness Opinion of Centerview Partners LLC” of this proxy statement.

Likelihood of Consummation. The likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, the remedies available under the Merger Agreement to the Company in the event of various breaches by Parent, and the Sponsors’ reputations, their financial capacity to complete an acquisition of this size and their prior track record of successfully completing acquisitions, which the Board believed supported the conclusion that a transaction with Parent could be completed relatively quickly and in an orderly manner.

Stockholder Approval; Appraisal Rights. The Board considered that the Merger would be subject to the approval of our stockholders, that stockholders would be free to reject the Merger and that stockholders (and beneficial owners) who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and receive the appraised fair value of their shares, as provided under Delaware law.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other Transactions, including the following (not necessarily in order of relative importance):

No Stockholder Participation in Future Earnings or Growth. The Board considered the fact that the Company will no longer exist as an independent company, and accordingly, our stockholders will no longer participate in any future growth the Company may experience or any potential future appreciation in the value of shares of our Common Stock and will not participate in any potential future sale of the Company’s business to a third party.

Inability to Solicit Other Takeover Proposals. The Board considered that the Merger Agreement includes a covenant prohibiting the Company from soliciting, initiating, seeking or knowingly facilitating or encouraging any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Board also considered, but did not consider preclusive, the fact that the right afforded to Parent under the Merger Agreement to re-negotiate the terms of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company.

Termination Fee. The Board considered the fact that the Company may be required to pay a termination fee of $115,000,000 (approximately 2.5% of the equity value) if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction. The Board also recognized that the provisions in the Merger Agreement relating to these fees were insisted upon by Parent as a condition to entering into the Merger Agreement.

Effect of Public Announcement. The Board considered the effect of the public announcement of the Company entering into the Merger Agreement on our operations, including our relationships with customers, vendors and employees and other business relationships, as well as our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the Transactions.

Opportunity Costs and Interim Operating Covenants. The Board considered that the focus and resources of our management may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect our business. The Board also considered the restrictions on the conduct of our business and prohibitions on taking certain actions during the pendency of the Merger, which may delay or prevent the Company from undertaking potential business opportunities (including, for example, the implementation of Project Velocity and other similar or analogous initiatives) that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger, or may negatively affect our ability to attract, retain and motivate key personnel.

Risk the Merger May Not Be Consummated. The Board considered the fact that consummation of the Merger is subject to the satisfaction of certain closing conditions that are not within our control, including receipt of the necessary regulatory clearances and approvals and that no Company Material Adverse Effect on the Company has occurred. There can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result, it is possible that the Merger may not be consummated even if the Merger is approved by our stockholders. The Board considered the fact that if the Merger is not consummated (i) we will have incurred significant transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships; (ii) the trading price of our Common Stock could be adversely affected; and (iii) the market’s perceptions of our prospects could be adversely affected.

Financing May Not Be Obtained. The possibility that the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter will not be obtained prior to the outside date set forth in the Merger Agreement, the date of expiration or termination of the Lenders’ commitments under the debt commitment letter, or obtained at all, resulting in Parent not having sufficient funds to complete the Merger. The Board also considered the fact that in the event any portion of the debt financing under the debt commitment letter becomes unavailable (including as a result of expiration or termination of any commitments under the debt commitment letter), Parent may not be able to obtain alternative financing from alternative financing sources acceptable to Parent, on terms containing no new or additional conditions to the consummation of such financing relative to the Financing Conditions (as defined in the Merger Agreement), or at all.

Litigation. The Board considered the potential for distracting litigation from stockholder suits in connection with the Merger and the risk of incurring substantial costs and expenses related thereto.

Transaction Costs. The Board considered the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

Potential Differing Interests of Directors and Officers. The Board considered the risk that certain directors and executive officers may have interests in the Transactions as individuals that are in addition to, or that may be different from, the interests of our stockholders. See the section entitled “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger” of this proxy statement.

Tax Treatment. The Board considered the fact that the Merger will be a taxable transaction to our stockholders that are U.S. Holders for U.S. federal income tax purposes, and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger.

Other Risks. Other risks described in and incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” of this proxy statement.

The Board believed that, overall, the risks and uncertainties associated with the Merger were outweighed by the potential benefits of the Merger to our stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied their own personal business judgment to the process and may have given different weight to different factors. The Board did not make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, our senior management and outside financial advisors and legal counsel. The Board unanimously recommends that you vote “FOR” the Merger Proposal. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement.

Fairness Opinion of BofA Securities, Inc.

The Board retained BofA Securities to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Company and its business.

On May 10, 2023, at a meeting of the Board held to evaluate the Merger, representatives of BofA Securities delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated May 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the Merger Consideration to be received in the Merger by holders of Common Stock (other than holders of Cancelled Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Common Stock should vote or act in connection with the Merger or any other matter.

In connection with rendering its opinion, BofA Securities, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Company;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Company Financial Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(4)	reviewed the trading history for the Common Stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(5)	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(7)

considered the results of its efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(8)	reviewed a draft, dated May 10, 2023, of the Merger Agreement; and

(9)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Financial Forecasts, BofA Securities was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did BofA Securities make any physical inspection of the properties or assets of the Company or any other entity. BofA Securities also did not evaluate the solvency or fair value of the Company or Parent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, Parent or any other entity or the Merger (including the contemplated benefits thereof). BofA Securities also assumed, at the direction of the Board, that the final executed Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the Common Stock (other than holders of Cancelled Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, BofA Securities did not express any view or opinion with respect to, and it relied, with the consent of the Company, upon the assessments of the Company and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to the

Company or any other entity and the Merger (including the contemplated benefits thereof) as to which BofA Securities understood that the Company obtained such advice as they deemed necessary from qualified professionals. BofA Securities further expressed no opinion or recommendation as to how any holder of the Common Stock should vote or act in connection with the Merger or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As the Board was aware, the credit, financial and stock markets had been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on the Company, Parent or the Merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Securities reviewed publicly available financial and stock market information for the Company and the following four companies listed in the table below.

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies, and for the Company, calculated as equity value based on closing stock prices of the applicable selected company on May 8, 2023, plus debt, preferred equity and non-controlling interest (as applicable), and minus cash and cash equivalents (as applicable), as a multiple of estimated adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA for calendar years 2023 and 2024, for the applicable selected company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 8, 2023. Financial data of the Company was derived from the Company’s public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 8, 2023 and equity information provided by the management of the Company. The selected companies are summarized below:

Selected Company	EV/2023E EBITDA	EV/2024E EBITDA
Charles River Laboratories International, Inc.	13.0x	11.7x
ICON plc	12.0x	11.0x
IQVIA Holdings Inc.	10.8x	9.6x
Medpace Holdings, Inc.	18.2x	16.3x
Mean	13.5x	12.2x
Median	12.5x	11.4x
Syneos	9.8x	8.6x

BofA Securities also calculated and compared the average next-twelve-months EBITDA multiples for the selected publicly traded companies as a group and for the Company, as of May 8, 2023, and (i) for the three-month, the six-month, the one-year, two-year, three-year and four-year periods ending April 27, 2023, as well as the period starting August 1, 2017 (the date of the closing of the merger between the Company (f/k/a INC Research Holdings, Inc.) and inVentiv Health, Inc., with the Company as the surviving corporation) and ending April 27, 2023, and (ii) for the three-month, the six-month, the one-year, two-year, three-year and four-year periods ending February 13, 2023 (the “Reference Date”), which represents the day prior to the news articles speculating activist involvement published on February 14, 2023, as well as the period starting August 1, 2017 and ending on the Reference Date. Financial data of the Company and the selected publicly traded companies in this review were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 8, 2023. The current and historical average next-twelve-months EBITDA multiples observed for the selected publicly traded companies as a group and for the Company were as follows:

Current Average Enterprise Values to Next-Twelve-Months EBITDA Multiples
	As at May 8, 2023	3-Month Avg.	6-Month Avg.	1-Year Avg.	2-Year Avg.	3-Year Avg.	4-Year Avg.	Since August 1, 2017
Syneos	9.3x	9.1x	8.7x	9.6x	11.9x	12.4x	12.3x	11.8x
Selected Companies	13.0x	14.4x	15.0x	15.1x	17.3x	17.5x	16.9x	16.2x
Average Discount	(3.7x)	(5.3x)	(6.3x)	(5.5x)	(5.4x)	(5.1x)	(4.6x)	(4.3x)
Minimum Discount	-	(3.7x)	(3.7x)	(3.4x)	(3.2x)	(2.5x)	(2.4x)	(2.0x)

Unaffected Average Enterprise Values to Next-Twelve-Months EBITDA Multiples
	As at May 8, 2023	3-Month Avg.	6-Month Avg.	1-Year Avg.	2-Year Avg.	3-Year Avg.	4-Year Avg.	Since August 1, 2017
Syneos	9.3x	8.3x	8.7x	10.3x	12.4x	12.6x	12.4x	11.9x
Selected Companies	13.0x	15.9x	15.4x	15.7x	18.0x	17.6x	17.0x	16.3x
Average Discount	(3.7x)	(7.5x)	(6.7x)	(5.4x)	(5.6x)	(5.1x)	(4.6x)	(4.4x)
Minimum Discount	-	(6.4x)	(4.9x)	(3.4x)	(3.4x)	(2.4x)	(2.4x)	(2.0x)

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies, as well as historical next-twelve-months EBITDA multiples for the selected publicly traded companies and historical trading prices of the Common Stock and the common stock of the selected publicly traded companies, and on its professional judgment and experience, BofA Securities then applied an adjusted EBITDA multiple reference range of 8.0x - 11.5x to the estimates of calendar year 2023 adjusted EBITDA for the Company as reflected in the Company Financial Forecasts, and an adjusted EBITDA multiple reference range of 6.5x - 10.0x to the estimates of calendar year 2024 adjusted EBITDA for the Company as reflected in the Company Financial Forecasts, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted Common Stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of the Company).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per share of the Common Stock as of the Reference Date, the closing price per share of the Common Stock as of May 8, 2023 and the Merger Consideration:

Implied Equity Value Reference Range Per Share		February 13, 2023 Closing Price Per Share of Common Stock	May 8, 2023 Closing Price Per Share of Common Stock	Merger Consideration Per Share of Common Stock
EV / 2023E EBITDA	EV / 2024E EBITDA
$31.15 - $55.00	$28.70 - $56.70	$34.65	$38.99	$43.00

No selected publicly traded company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis

BofA Securities reviewed, to the extent publicly available, financial information relating to the 15 selected transactions involving acquisitions of publicly traded healthcare companies listed in the table below.

BofA Securities reviewed the enterprise values implied for each target company, calculated as the aggregate consideration payable in the selected transactions, plus debt, preferred equity and non-controlling interest (as applicable), and minus cash and cash equivalents (as applicable) of the target company, as publicly disclosed prior to the announcement of the applicable transaction, as multiples of estimates of the target company’s last twelve months adjusted EBITDA, or “LTM Adj. EBITDA”, as of the announcement of the relevant transaction and based on publicly available information at that time. Other financial data relating to each of the selected transactions and target companies were derived from the transaction parties’ public filings. The selected transactions are summarized below:

Date Announced	Acquiror	Target	EV/LTM Adj. EBITDA
12/02/21	Triton Investment Management Limited	Clinigen Group plc	13.3x
05/12/21	Clayton Dubilier & Rice, LLC	UDG Healthcare plc	17.6x
04/15/21	Thermo Fisher Scientific Inc.	PPD, Inc.	23.4x
02/24/21	ICON plc	PRA Health Sciences, Inc.	24.4x
03/03/20	Clayton Dubilier & Rice, LLC	Huntsworth plc	10.4x
07/31/17	Laboratory Corporation of America Holdings	Chiltern International Group Limited	12.6x
06/20/17	Pamplona Capital Management, LLP	PAREXEL International Corporation	13.3x
05/10/17	Syneos (f/k/a INC Research Holdings, Inc.)	inVentiv Health, Inc.	12.2x
08/01/16	Advent international	inVentiv Health, Inc.	11.2x
05/03/16	Quintiles Transnational Holdings Inc.	IMS Health Holdings Inc.	13.0x
11/03/14	Laboratory Corporation of America Holdings	Covance, Inc.	13.3x
06/24/13	KKR & Co. Inc.	PRA Health Sciences, Inc.	11.7x

Date Announced	Acquiror	Target	EV/LTM Adj. EBITDA
10/02/11	Hellman & Friedman LLC and The Carlyle Group Inc.	Pharmaceutical Product Development, Inc.	10.2x
05/04/11	INC Research, LLC	Kendle International Inc.	14.0x
05/06/10	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.	8.1x
Mean			13.9x
Median			13.0x

Based on BofA Securities’ review of the enterprise values to LTM Adj. EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM Adj. EBITDA multiple reference range of 8.0x to 13.0x to the Company’s adjusted EBITDA for the twelve-month period ended March 31, 2023, as reflected in the Company’s public filings, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted shares of Common Stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of the Company).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per share of the Common Stock as of the Reference Date, the closing price per share of the Common Stock as of May 8, 2023 and the Merger Consideration:

Implied Equity Value Reference Range Per Share	February 13, 2023 Closing Price Per Share of Common Stock	May 8, 2023 Closing Price Per Share of Common Stock	Merger Consideration Per Share of Common Stock
EV / LTM Adj. EBITDA
$34.70 - $70.95	$34.65	$38.99	$43.00

No selected precedent transaction used in this analysis or the applicable target company is identical or directly comparable to the Company or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which the Company and the Merger were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values per share of Common Stock utilizing estimates of the standalone, unlevered, after-tax recurring free cash flows the Company was expected to generate over the period from the second quarter of calendar year 2023 through calendar year 2032 based on the Company Financial Forecasts. BofA Securities calculated a range of terminal values for the Company by applying an assumed perpetuity growth rate range of 2.50% to 3.50% to the terminal year recurring free cash flows. The cash flows and the terminal values were discounted to March 31, 2023, utilizing mid-period discounting convention, and using discount rates ranging from 11.00% to 13.50%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted shares of Common Stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per share of Common Stock as of the Reference Date, the closing price per share of Common Stock as of May 8, 2023 and the Merger Consideration:

Implied Equity Value Reference Range Per Share	February 13, 2023 Closing Price Per Share of Common Stock	May 8, 2023 Closing Price Per Share of Common Stock	Merger Consideration Per Share of Common Stock
$32.90 - $58.25	$34.65	$38.99	$43.00

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

52-Week Trading Range. BofA Securities reviewed the trading range for the Common Stock for the 52-week period ended May 8, 2023, which was $25.70 to $79.14 per share of Common Stock, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

6-Month Trading Range. BofA Securities reviewed the trading range for the Common Stock for the 6-month period ended May 8, 2023, which was $25.70 to $41.06 per share of Common Stock, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

Wall Street Analysts’ Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the Common Stock available as of May 8, 2023, which indicated a range of $28.00 to $55.00 and a present value of $24.80 to $48.65 when discounted by one year at the Company’s estimated mid-point cost of equity of 13.0%, derived using the capital asset pricing model, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

Miscellaneous

As noted above, the discussion set forth above under the heading “—Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses.

These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view to the holders of shares of Common Stock (other than holders of Cancelled Shares) of the Merger Consideration to be received in the Merger and were provided to the Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired, or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of the Company or its shares.

The type and amount of consideration payable in the Merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or any other party with respect to the Merger or the Merger Consideration.

The Company has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of $34.7 million, $2 million of which was payable upon delivery of BofA Securities’ opinion and the remainder of which is payable contingent upon the consummation of the Merger. In addition, the Company also has agreed to reimburse BofA Securities’ expenses arising, and to indemnify BofA Securities against certain liabilities that may arise, out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates, and each of Elliott, Patient Square and Veritas Capital, certain of the respective affiliates of which formed and agreed to provide equity financing to, and guaranty certain obligations of Parent under the Merger Agreement, and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a bookrunner for certain block trades of Company stock, (ii) having acted or acting as a joint bookrunner, co-lead arranger and lender in connection with the Company’s credit facility, and (iii) having provided or providing certain treasury management products and services to the Company and certain of its affiliates. From May 1, 2021 through April 30, 2023, BofA Securities and its affiliates derived aggregate revenues from the Company and certain of its affiliates of approximately $21 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to each of Elliott, Patient Square and Veritas Capital and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Elliott and/or certain of its affiliates in connection with certain negotiated mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Elliott and/or certain of its affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Elliott and/or certain of its affiliates, (iv) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Elliott and/or certain of its affiliates, (v) having provided or providing certain treasury and trade management services and products to Elliott and/or certain of its affiliates, (vi) having provided or providing certain commodity, derivatives and foreign exchange trading services to Elliott and/or certain of its affiliates, (vii) having acted as joint lead arranger, bookrunner and/or lender for certain affiliates of Veritas Capital in connection with the financing for various acquisition transactions and as a joint bookrunner on a bond offering for an affiliate of Veritas Capital, (viii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Veritas Capital and/or certain of its affiliates, (ix) having provided or providing certain treasury and trade management services and products to Veritas Capital and/or certain of its affiliates, (x) having provided or providing certain derivatives and foreign exchange trading services to Veritas Capital and/or certain of its affiliates, (xi) having acted as joint lead arranger, bookrunner and/or lender for an affiliate of Patient Square in connection with the financing for an acquisition transaction, and (xii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Patient Square and/or certain of its affiliates. From May 1, 2021 through April 30, 2023, BofA Securities and its affiliates received or derived approximately $250 million of investment banking, corporate banking and global markets revenues from Elliott, Veritas and Patient Square and certain of their respective affiliates.

Fairness Opinion of Centerview Partners LLC

On May 10, 2023, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated May 10, 2023, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated May 10, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Appendix D to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Appendix D to this proxy statement. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion. You are encouraged to read the opinion carefully in its entirety.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the Merger Agreement dated May 10, 2023;

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021 and December 31, 2020;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports relating to the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (such financial forecasts, analyses and projections, the “Company Financial Forecasts”) and are described further below under the section entitled “The Merger—Certain Financial Forecasts” of this proxy statement (such internal information, collectively, the “Internal Data”).

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transactions with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Company Financial Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft of the Merger Agreement dated May 10, 2023 reviewed by Centerview.

Centerview also assumed, at the Company’s direction, that the Transactions will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the outstanding shares of Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transactions, including, without limitation, the fairness of the Transactions or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated May 10, 2023. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transactions. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 8, 2023 (the second to last trading day before the public announcement of the Transactions) and is not necessarily indicative of current market conditions.

Selected Comparable Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to the Company (which companies are referred as the “selected companies” in this summary of Centerview’s opinion).

Although none of the selected companies used in this analysis is directly comparable to the Company, the selected companies were chosen by Centerview, among other reasons, because they are publicly traded companies in the contract research organization and contract commercial organization industry with certain business, operational and/or financial characteristics that Centerview, in its experience and professional judgment, deemed generally relevant for comparative purposes.

However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data), CapitalIQ (a data source containing market data, Wall Street research and analysis) and other publicly available data sources as of May 8, 2023 (the second to last trading day before the public announcement of the Transactions), Centerview calculated, for each of the selected companies, such selected company’s implied enterprise value (“EV”) (calculated, to the extent publicly available, as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities, as applicable) plus the book value of debt and certain non-controlling interests and less cash, cash equivalents and certain other investments), as a multiple of Wall Street research analyst consensus estimated Adjusted EBITDA for calendar years 2023 and 2024 of such selected company. (For purposes of such selected companies, “Adjusted EBITDA” is calculated as earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), adjusted to exclude stock-based compensation; and for the Company, Adjusted EBITDA is calculated as EBITDA, adjusted to include expenses and transactions that the Company believes are not representative of its core operations, namely: restructuring and other costs; transaction, integration-related and other expenses; stock-based compensation expense; other expense (income), net; and gain or loss on extinguishment of debt.) Such multiples for such selected companies are referred to in this summary of Centerview’s opinion, with respect to the selected companies, respectively, as “EV/2023E Adjusted EBITDA” and “EV/2024E Adjusted EBITDA”.

The selected companies are summarized below:

Selected Company	EV/2023E Adjusted EBITDA	EV/2024E Adjusted EBITDA

Charles River Laboratories International, Inc.	10.8x	9.6x

ICON plc	12.0x	11.0x

IQVIA Holdings Inc.	13.0x	11.7x

Medpace Holdings, Inc.	18.2x	16.3x

Average	13.5x	12.2x

Median	12.5x	11.4x

Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/2023E Adjusted EBITDA multiples of 8.0x to 10.0x and EV/2024E Adjusted EBITDA multiples of 7.0x to 9.0x. In selecting these ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

With respect to the calendar year 2023 analysis, Centerview applied the range of EV/2023E Adjusted EBITDA multiples to the Company’s estimated 2023 Adjusted EBITDA of $731 million, as set forth in the Internal Data, to derive a range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding Common Stock (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive a range of implied values per Common Stock of approximately $31.25 to $44.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

With respect to calendar year 2024 analysis, Centerview applied the range of EV/2024E Adjusted EBITDA multiples to the Company’s estimated 2024 Adjusted EBITDA of $859 million, as based on the Internal Data, to derive a range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Common Stock (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive a range of implied values per share of Common Stock of approximately $32.75 to $48.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Selected Precedent Transactions Analysis

Centerview reviewed and analyzed certain information relating to selected transactions involving companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transactions.

Although no company or transaction used in this analysis is identical or directly comparable to the Company or the Transactions, the selected precedent transactions listed below were chosen by Centerview because, among other reasons, they are transactions involving publicly traded companies with certain business, operational and/or financial characteristics that, for the purposes of Centerview’s analysis, may be considered similar to those of the Company. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in business, operational and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Using publicly available information obtained from SEC filings, Wall Street research and FactSet (a data source containing historical and estimated financial data) as of May 8, 2023 (the second to last trading day before the public announcement of the Transactions), Centerview calculated, for each selected transaction, the EV for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s Adjusted EBITDA for (except as otherwise noted in the footnotes to the table below) the latest 12-month period (“LTM” and, with respect to each selected transaction, such multiple is referred to as the “EV/LTM Adjusted EBITDA Multiple”) at the time of the transaction announcement (except as otherwise noted in the footnotes to the table below).

The results of this analysis are summarized as follows:

Date Announced	Acquiror	Target	EV/LTM Adjusted EBITDA Multiple
May 2021	Clayton Dubilier & Rice	UDG Healthcare plc	17.6x
April 2021	Thermo Fisher Scientific, Inc.	PPD, Inc.	23.4x
February 2021	ICON plc	PRA Health Sciences, Inc.	24.4x
March 2020	Clayton Dubilier & Rice	Huntsworth plc	10.4x
July 2017	Laboratory Corporation of America Holdings	Chiltern International Group Limited	12.6x	(1)
June 2017	Pamplona Capital Management	PAREXEL International Corporation	13.3x
May 2017	Syneos (f/k/a INC Research Holdings, Inc.)	inVentiv Health, Inc.	12.2x	(2)
August 2016	Advent International Corporation	inVentiv Health, Inc.	11.2x	(3)
May 2016	Quintiles Transnational Holdings Inc.(4)	IMS Health Holdings, Inc.	13.0x
November 2014	Laboratory Corporation of America Holdings	Covance, Inc.	13.3x
June 2013	Kohlberg Kravis Roberts	PRA Health Sciences, Inc.	11.7x
October 2011	Hellman & Friedman LLC, The Carlyle Group	Pharmaceutical Product Development, Inc.	10.2x
May 2011	INC Research, LLC	Kendle International, Inc.	14.0x
May 2010	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.	8.1x
July 2007	Genstar Capital, LLC	PRA International	15.1x
Mean			14.0x
Median			13.0x

(1)	Chiltern International Group Limited EV/LTM Adjusted EBITDA Multiple is as of December 31, 2017.
(2)

Reflects EV of InVentiv Health, Inc. and EV/LTM Adjusted EBITDA Multiple of InVentiv Health, Inc. The transaction was structured as an all stock merger with an EV of the post-closing company of $7.4 billion.

(3)	Advent International Corporation purchased approximately 50% of inVentiv Health, Inc. at an EV of approximately $3.8 billion.
(4)

Transaction structured as a no-premium “merger of equals,” whereby Quintiles Transnational Holdings Inc. was the accounting acquiror and issuer of share with IMS Health Holdings, Inc. owning approximately 51% of the post-closing company. The chief executive officer of IMS Health Holdings, Inc. was named as CEO of the post-closing company with representation on the board of directors split equally. EV/LTM Adjusted EBITDA Multiple reflects an implied trading multiple of the post-closing company as of the date of the announcement of the transaction.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a range of multiples of EV/LTM Adjusted EBITDA of 7.0x to 10.5x derived from the target companies in the selected precedent transactions. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and/or operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM Adjusted EBITDA of $778 million for the period ended March 31, 2023, based on the Internal Data, to calculate an illustrative range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding Common Stock (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive an implied per Common Stock equity value range of approximately $27.50 to $52.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of Common Stock of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Company Financial Forecasts and the calculations of unlevered free cash flow as described in the section entitled “The Merger—Certain Financial Information” of this proxy statement. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of implied equity values for the outstanding shares of Common Stock by (a) discounting to present value, as of March 31, 2023, using discount rates ranging from 12.0% to 14.0% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for a comparable group of companies) and the mid-year convention: (i) the forecasted unlevered free cash flows of the Company over the period beginning on March 31, 2023 and ending on December 31, 2032, utilized by Centerview based on the Company Financial Forecasts and (ii) a range of implied terminal enterprise values of the Company, calculated by Centerview using perpetuity growth rates of 2.5% to 3.5%, which implied a range of EV/LTM Adjusted EBITDA Multiples of 5.6x to 7.4x based on the Company’s forecasted terminal year Adjusted EBITDA, and (b) subtracting from the foregoing results the Company’s net debt as of March 31, 2023, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of Common Stock (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, resulting in a range of implied equity values per share of Common Stock of $30.50 to $47.00, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of outstanding Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

Illustrative Discounted Future Share Price Analysis. Centerview calculated and compared an illustrative implied present value of the future prices of the outstanding shares of Common Stock based on the Internal Data. This analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity calculated as a multiple of forward Adjusted EBITDA. Centerview applied one-year forward Adjusted EBITDA multiples of 7.0x to 9.0x to the Company’s estimated 2023, 2024 and 2025 Adjusted EBITDA and discounted the derived value using a cost of equity equal to 14.00%. This analysis implied a per share price of Common Stock range of $31.75 to $54.50, rounded to the nearest $0.25. Centerview compared the results of the above analysis to the $43.00 per Common Stock value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement;

•

Premia Paid Analysis. Centerview performed an analysis of premiums paid or payable in certain leveraged buy-out change of control transactions involving publicly traded target companies occurring since 2018, each with a transaction value of $5 billion to $15 billion, for which premium data was available and which Centerview deemed relevant in its professional judgment and experience in order to compare the premium paid over the Company’s present and historical Share prices to that paid in such past transactions. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the last trading day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Centerview applied a reference range of 19% to 34% to the Company’s closing stock price of $34.65 on February 13, 2023, which resulted in an implied price range of approximately $41.25 to $46.50 per share of Common Stock, rounded to the nearest $0.25;

•

Analyst Price Target Analysis. Centerview reviewed share price of Common Stock targets in FactSet (a data source containing historical and estimated financial data) and publicly available Wall Street research analyst reports as of May 8, 2022 (the second to last trading day before the public announcement of the Transactions), which indicated low and high price targets ranging from $28.00 to $51.00 per share of Common Stock; and

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the outstanding shares of Common Stock during the period beginning on November 4, 2022 (the first trading day following the announcement by the Company of its third quarter earnings for fiscal year 2022) and ending on February 13, 2023 (the last trading day prior to the date on which the trading price of Common Stock was perceived by Centerview to be affected by a potential transaction), which reflected low and high closing share prices of Common Stock for the Company during such period of $25.75 to $38.25 per share of Common Stock, rounded to the nearest $0.25.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or the management of the Company with respect to the Merger Consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company, including the Board, during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview had not been engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent or Patient Square and Centerview did not receive any compensation from Parent or Patient Square during such period. In the two years prior to the date of its written opinion, Centerview was engaged to provide financial advisory services unrelated to the Company to a portfolio company of Veritas Capital and an affiliate of Elliott in connection with the sale of such company, and Centerview received between $5 million and $15 million in compensation from such company for such services. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, the Guarantors (as defined in the Merger Agreement) or their respective affiliates, including portfolio companies of the Guarantors, in the future, for which Centerview may receive compensation. Certain (a) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (b) of Centerview’s affiliates or related investment funds and (c) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, the Guarantors or any of their respective affiliates, including portfolio companies of the Guarantors, or any other party that may be involved in the Transactions.

The Board selected Centerview as its financial advisor in connection with the Transactions based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $52 million, $3 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transactions. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Financial Forecasts

The Company’s management prepares projections of the Company’s expected financial performance as part of its management of the business. Other than guidance in connection with its regularly scheduled earnings releases, as a matter of course, the Company does not publicly disclose any projections due to the inherent unpredictability of the underlying assumptions and estimates. However, the Company is including certain unaudited prospective financial information, which we refer to as the “Company Forecasts”, in this proxy statement in order to provide stockholders access to a summary of certain nonpublic, unaudited prospective financial information that was made available to the Board in connection with its consideration of the Merger, and was also provided by the Company to BofA and Centerview in connection with the rendering of their respective opinions to the Board and performing their related financial analyses.

In connection with the Board’s review of the Company’s strategic alternatives, including the consideration and evaluation of a potential transaction with Parent, the Company’s senior management prepared and provided the Company Forecasts to the Board. The Company Forecasts were reviewed by the Board and shared with BofA and Centerview. At the direction of the Board, BofA and Centerview used and relied upon the Company Forecasts in connection with their financial analyses for purposes of their respective opinions, as summarized in the sections entitled “The Merger—Fairness Opinion of BofA Securities, Inc.” and “The Merger—Fairness Opinion of Centerview Partners LLC” of this proxy statement. The Company Forecasts were not prepared with a view toward public disclosure and reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and do not reflect actual results or business developments after the date they were prepared.

The Company Forecasts relating to the years 2023 through (and including) 2027 (other than Unlevered Free Cash Flow) were also provided to Parent in connection with its consideration of the potential transaction, as well as to other potential counterparties who executed confidentiality agreements and participated in the Company’s process. For these reasons, the Company has elected to summarize the Company Forecasts in this proxy statement.

The Company’s internal financial forecasts, such as the Company Forecasts, and the assumptions upon which the Company Forecasts were based, are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity, the Company Forecasts are forward-looking statements and are based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions, successful achievement of certain ongoing transformation initiatives which are occasionally referred to by the Company as Project Velocity, and other matters, including the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement and other risk factors described in the Company’s filings with the SEC, many of which are difficult to predict, are inherently uncertain, are beyond the Company’s control, are subject to significant uncertainties and may not reflect current prospects for the Company’s business, changes in general business, economic, market and financial conditions and other matters, transactions or events that have occurred or that may occur and that were not anticipated when the Company Forecasts were prepared. In addition, since the Company Forecasts cover multiple years, such information, by its nature, becomes less reliable with each successive year. There can be no assurance that the estimates and assumptions made in preparing the Company Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the Company Forecasts do not take into account the Merger or any of the other Transactions that might also cause actual results to differ materially. The Company’s stockholders are urged to review the Company’s filings with the SEC for a description of the Company’s actual reported results of operations and financial condition.

The Company Forecasts are not intended to comply with, and include financial metrics that were not prepared in accordance with, GAAP, the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared and presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies. The non-GAAP financial measures used in the Company Forecasts were relied upon by BofA and Centerview for the purposes of their respective opinions and by our Board in connection with its consideration of the Merger. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Company Forecasts, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by BofA or Centerview for purposes of their respective opinions, or by our Board in connection with its consideration of the Merger. Accordingly, we have not provided a reconciliation of the financial measures included in the Company Forecasts to the relevant GAAP financial measures. Neither Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Company Forecasts, and, accordingly, neither Deloitte & Touche LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the Company Forecasts, and assume no responsibility for, and disclaim any association with, the prospective financial information. Reports by Deloitte & Touche LLP incorporated by reference into this proxy statement relate solely to the Company’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The Company defines “Adjusted EBITDA” as EBITDA (earnings before interest, taxes, depreciation and amortization), further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: restructuring and other costs; transaction, integration-related and other expenses; stock-based compensation expense; other expense (income), net; and gain or loss on extinguishment of debt. The Company uses EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company’s ability to fund capital expenditures and meet working capital requirements. Additionally, management and the Board uses Adjusted EBITDA to evaluate the Company’s core operating results because it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted EBITDA is used by management and the Board to assess the performance of the Company’s business.

None of the Company, the Board, BofA or Centerview or any of their respective affiliates, advisors or other representatives has made or makes any representation regarding the information included in the Company Forecasts. Stockholders and other readers of this proxy statement are cautioned not to rely unduly, if at all, on the Company Forecasts. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the date the Company Forecasts were prepared. The Company has not updated or otherwise revised, and does not intend to update or otherwise revise, the Company Forecasts to reflect circumstances existing after the date when prepared or to reflect the occurrence or non-occurrence of events after the date when prepared, even if any or all of the assumptions on which the Company Forecasts were based are shown to be inaccurate. Subject to the foregoing qualifications, set forth below is a summary of the Company Forecasts, which include the Unlevered Free Cash Flow of the Company for the periods presented, which was calculated based on the Company Forecasts and other projected financial information provided by the Company’s management. Unlevered Free Cash Flow is calculated as Adjusted EBITDA less stock-based compensation expense, tax expense, capital expenditures, restructuring and transaction / integration costs, and adjusted for changes in net working capital.

(in millions)	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P

Revenue	$5,154	$5,278	$5,632	$6,076	$6,638	$7,102	$7,529	$7,905	$8,221	$8,468
Adj. EBITDA	$731	$859	$999	$1,149	$1,332	$1,425	$1,511	$1,586	$1,650	$1,699

Unlevered Free Cash Flow	$285	$288	$354	$498	$612	$728	$798	$868	$934	$995

Interests of the Directors and Executive Officers of the Company in the Merger

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement. You should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.

These interests are described in more detail below and certain amounts are also quantified under the section entitled “Proposal No. 2: The Executive Compensation Proposal” of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events occur.

Treatment of the Company Equity Awards and ESPP in the Merger

Certain directors and executive officers hold outstanding Company stock options, RSU awards and/or PSU awards.

Immediately prior to the Effective Time and as a result of the Merger:

(A)

Each option to purchase shares of Common Stock with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration, net of the applicable per share exercise price and (ii) the aggregate number of shares of Common Stock subject to the option. Each option to purchase shares of Common Stock with a per share exercise price equal to or greater than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled for no consideration.

(B)

Each award of RSUs and PSUs covering shares of Common Stock that is outstanding immediately prior to the Effective Time (other than the Specified Awards) will be cancelled and converted into a Contingent Cash Award (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares subject to the award (with any performance-based goals with respect to the PSU awards deemed to be achieved at the “target” level of performance or based on the actual level of achievement of performance goals, in each case, as set forth in the applicable PSU award agreement). Each Contingent Cash Award will vest and become payable pursuant to the same time-vesting schedule applicable to the underlying RSU award or PSU award from which it was converted, as applicable (including any accelerated vesting terms and conditions), subject to the holder’s continued employment with or service to Parent and its subsidiaries through the applicable vesting date.

(C)

Each Specified Award that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares subject to the award, subject to claw-back if the holder’s employment is terminated by the Company for “cause” or by the holder without “good reason,” in either case prior to the first anniversary of the Effective Time. Holders of Specified Awards will receive an aggregate amount in cash not to exceed $20,000,000, approximately $6,776,800 of which will be paid to our officers who hold Specified Awards (based on the Specified Awards outstanding as of May 10, 2023). Any remaining value will be converted into a Contingent Cash Award. None of our directors hold Specified Awards.

All amounts payable with respect to the Company equity awards will be subject to deduction for any required tax withholding.

In addition, certain executive officers participate in the ESPP. Pursuant to the terms of the Merger Agreement, once the Current Offering Period under the ESPP (which is scheduled to end on August 31, 2023) ends, additional offering periods will be suspended. Following the date of the Merger Agreement, no new participants have been (or will be) allowed to participate in the ESPP, and participants in the Current Offering Period will not be permitted to increase their payroll contribution rate or make separate nonpayroll contributions on or following the date of the Merger Agreement. In the event that the Closing occurs on or before August 31, 2023, all outstanding rights to purchase shares under the ESPP with respect to the Current Offering Period will be exercised no later than five business days prior to the Effective Time. Subject to the consummation of the Merger, the ESPP will terminate as of immediately prior to the Effective Time. Participants who purchased shares of Common Stock under the ESPP, and who continue to hold such shares as of the Effective Time, will receive the same Merger Consideration in the same manner as other stockholders for each such share the participant holds as of the Effective Time.

The following table sets forth, for each of our executive officers and non-employee directors who served in such role at any point since January 1, 2022, the aggregate number of shares of Common Stock owned or subject to outstanding (i) vested Company stock options with an exercise price that does not exceed the Merger Consideration, (ii) RSU awards and (iii) PSU awards (including the Specified Awards), in each case as of May 31, 2023. The individuals listed in the table below do not hold unvested Company stock options.

Name	Vested Stock Options (#)	Value of Vested Stock Options ($)(1)	Performance Stock Units (#)(2)	Value of Performance Stock Units ($)(1)	Restricted Stock Units (#)	Value of Restricted Stock Units ($)(1)	Shares of Common Stock (#)	Value of Common Stock ($)(1)

Current or Former Non-Employee Directors

Todd M. Abbrecht	—	—	—	—	—	—	61,748	2,655,164

Barbara W. Bodem	—	—	—	—	4,863	209,109	3,522	151,446

Bernadette M. Connaughton	—	—	—	—	4,863	209,109	9,915	426,345

John M. Dineen	—	—	—	—	4,863	209,109	22,629	973,047

Linda A. Harty	—	—	—	—	—	—	5,167	222,181

William E. Klitgaard	—	—	—	—	7,370	316,910	—	—

Kenneth F. Meyers	—	—	—	—	4,863	209,109	20,147	866,321

Matthew E. Monaghan	—	—	—	—	4,863	209,109	19,777	850,411

David S. Wilkes, M.D.	—	—	—	—	4,863	209,109	4,973	213,839

Alfonso G. Zulueta	—	—	—	—	4,863	209,109	3,493	150,199

Current or Former Executive Officers

Michael Bonello	—	—	—	—	—	—	—	—

Michael Brooks	—	—	104,644	4,499,692	102,982	4,428,226	18,316	787,588

Michelle Keefe	—	—	167,589	7,206,327	150,772	6,483,196	35,644	1,532,692

Jonathan Olefson	—	—	54,216	2,331,288	47,166	2,028,138	14,368	617,824

Stanford (Ben) Rudnick	703	64	—	—	23,334	1,003,362	7,679	330,197

Christian Tucat	—	—	42,095	1,810,085	37,672	1,619,896	10,322	443,846

Alistair Macdonald	—	—	—	—	—	—	167,593	7,206,499

Jason Meggs	—	—	21,093	906,999	25,408	1,092,544	40,916	1,759,388

(1)	Dollar values are calculated based on the Merger Consideration of $43.00 per share.

(2)	The number of outstanding PSU awards includes PSUs earned for completed performance periods, but which have not satisfied service-vesting conditions.

Director and Executive Officer Compensation Arrangements

Employment/Promotion/Service Letter Agreements, Severance Plan, Equity Award Agreements

Each of Ms. Keefe and Messrs. Bonello, Brooks, Rudnick, Tucat and Olefson has entered into an employment letter or agreement or promotion letter or agreement, or executive service letter or agreement with the Company (each, an “Employment Agreement”). In addition, Mr. Meggs has entered into a separation agreement with the Company. Each Employment Agreement, as well as the separation agreement with Mr. Meggs, provides that the executive is a participant in the Executive Severance Plan of Syneos Health (the “Severance Plan”).

The Severance Plan provides the executive with certain payments and benefits if the executive’s employment is terminated by the Company or one of its subsidiaries without “cause” or by the executive for “good reason,” in either case, within three months prior to or 24 months following a “change in control” of the Company (as such terms are defined in the Severance Plan) (any such termination, a “Qualifying Termination”).

Upon a Qualifying Termination, the executives are entitled to receive the following payments and benefits:

•

cash severance paid in a single lump sum payment in an amount equal to 3x (for Ms. Keefe), 2.5x (for Mr. Brooks) or 2x (for each other executive) (i) the executive’s annual base salary plus (ii) the executive’s annual target bonus for the year of termination;

•	an amount equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for 24 months; and

•

full accelerated vesting of any unvested equity awards held by the executive (with performance-based equity awards vesting based on the level of performance adjustment determined under the terms of the equity award agreement in connection with the “change in control” of the Company).

Mr. Meggs is eligible to receive the payments and benefits described above if the Closing occurs prior to October 1, 2023. All of the severance payments and benefits described above are subject to the executive’s timely execution and non-revocation of a general release of claims and continued compliance with their restrictive covenants.

The current executives’ equity award agreements also provide:

•

Time-based RSUs vest immediately upon the participant’s termination of service in the event that (i) the participant’s service is terminated by Syneos Health for any reason other than “cause,” (in each case, as defined in the Severance Plan) or (ii) the executive resigns for “good reason” (as defined in the award agreements), in each case, within three months prior to or 24 months following a change in control of the Company.

•	Time-based RSUs vest immediately upon the participant’s termination of service due to death or “disability” (as defined in the 2018 Equity Incentive Plan).

•

In the event of a “change in control” or “significant transaction” (each, as defined in the award agreement), then each of (i) the PSUs subject to each completed performance period prior to the date of the event that became eligible to vest based on the attainment level of the performance goals, and (ii) the target PSUs for each performance period that has not yet been completed as of such date, will be converted into time-based RSUs. Such time-based RSUs will vest on the “service vesting date” (as defined in the award agreements), subject to continued service through such date. The time-based RSUs will immediately vest in full in the event the participant’s service is terminated by the Company without “cause”, or the executive resigns for “good reason,” in either case, within three months prior to or 24 months following a “change in control” event.

2023 Annual Bonuses

The Merger Agreement provides that in the event the Closing occurs prior to the payment of bonuses under the Company’s 2023 bonus program, Parent and its affiliates will cause each continuing employee, including each current executive, to be paid such employee’s 2023 annual bonus pursuant to the terms and conditions set forth in such program. The annual bonuses will be paid no later than March 15, 2024, subject to the employee’s continued employment through the payment date, except that an employee will remain entitled to receive a prorated portion of such employee’s 2023 bonus (determined based on the number of days the employee was employed by the Company or its subsidiaries in 2023) if the employee is terminated without “cause” or resigns for “good reason” (each such term as defined in the Severance Plan), in either event, prior to the payment date.

Special Bonus Payments

Under his promotion letter agreement, in connection with his promotion to Interim Chief Financial Officer of the Company, Mr. Rudnick is entitled to receive a $125,000 “assignment” bonus if he remains employed through December 31, 2023 or if his employment is terminated earlier by the Company without “cause”.

In addition, the following executive officers will be entitled to receive a retention bonus, subject to the executive’s continued employment through the 30th day following the Effective Time; each retention bonus is subject to claw-back if the executive officer’s employment is terminated by the Company for “cause” or by the executive officer without “good reason,” in either case prior to the first anniversary of the Effective Time.

Name	Retention Bonus
Michelle Keefe	$750,000
Michael Brooks	$500,000
Jonathan Olefson	$500,000
Stanford (Ben) Rudnick	$500,000

Employee Benefits

The Merger Agreement requires Parent (or the surviving corporation) to provide certain compensation and benefits for a period of 12 months following the Effective Time for continuing employees of the Company, and to take certain actions in respect of employee benefits provided to such continuing employees, including its executive officers. For a detailed description of these requirements, please see the section entitled “The Merger Agreement—Employee Matters” of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Parent has agreed that it will indemnify and hold harmless each present and former director, officer and manager (or similar individual) of the Company and its subsidiaries against any costs or expenses incurred in connection with any claim or proceeding occurring at or prior to the Effective Time to the fullest extent that the Company and its subsidiaries would have been required by applicable law and their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, to indemnify such persons.

Prior to the Effective Time, the Company will (in consultation with Parent), purchase a pre-paid, non-cancelable six-year “tail” policy, of directors’ and officers’ liability insurance with respect to matters existing or occurring at or before the Effective Time. If the Company does not purchase such “tail” policy, Parent may cause the surviving corporation to do so.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Parent. We anticipate that the total amount of funds necessary to consummate the Merger and the other Transactions, not including fees and expenses, will be approximately $7.1 billion, including the estimated funds needed to (i) pay our stockholders the Merger Consideration due to them under the Merger Agreement; (ii) make payments in respect of outstanding Company stock options, and RSU and PSU awards pursuant to the Merger Agreement; and (iii) pay, redeem or otherwise terminate any outstanding net indebtedness of the Company as of Closing.

Parent has received equity commitments from the Sponsors in an aggregate amount of up to approximately $3.8 billion (the “Cash Equity Commitment”) and a commitment from Elliott to contribute or cause its applicable affiliates to contribute, at or prior to closing of the Merger, certain shares of Common Stock held by them to Parent (the “Elliott Rollover” and together with the Cash Equity Commitment, the “Equity Commitment”) on the terms set forth in the equity commitment letters.

Additionally, Parent has obtained financing commitments pursuant to a debt commitment letter, dated as of May 10, 2023 and as amended and restated on June 1, 2023 (the “Debt Commitment Letter”) for the purpose of financing the Transactions and paying related fees and expenses (the “Financing”). The lenders party to the debt commitment letter (together with certain of their respective affiliates, the “Committed Lenders”) have committed to provide Parent with debt financing in an aggregate principal amount of up to $4.2 billion on the terms and conditions set forth in a debt commitment letter, consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $2.2 billion, (ii) a senior secured revolving credit facility in an aggregate principal amount of $500 million, and (iii) a senior secured bridge facility of $1.5 billion, backstopping senior secured notes secured on a pari passu basis with the senior secured credit facilities in a Rule 144A offering or other private placement in an amount up to $1.5 billion. The obligations of the Committed Lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including the consummation of the Merger, the receipt of executed loan documentation, accuracy of certain specified representations and warranties, contribution of the equity contemplated by the Equity Commitment, delivery of a customary offering document, completion of the marketing period, refinancing of the Company’s outstanding debt facilities and other customary closing conditions for financings of this type. As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect, and Parent has not notified us of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Merger Agreement provides that Parent will use reasonable best efforts to do all things necessary or advisable to arrange or obtain the Financing as promptly as practicable following the date of the Merger Agreement and to consummate the Financing on or prior to the Effective Time. The Merger is not conditioned on Parent’s or Merger Sub’s receipt of the Financing or the Equity Commitment.

Financing Efforts

Parent has agreed to use commercially reasonable to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and obtain the debt financing on the terms and conditions set forth in the Debt Commitment Letter (as defined in “The Merger—Financing of the Merger”) as promptly as practicable and to consummate the financing on or prior to the Effective Time, including by using commercially reasonable efforts to:

•	maintain in effect the Debt Commitment Letter;

•	satisfy on a timely basis, all conditions applicable to Parent in the Debt Commitment Letter that are within Parent’s control to be satisfied;

•	negotiate and enter into definitive agreements on the terms and conditions contained in the Debt Commitment Letter or on other terms acceptable to Parent and the Committed Lenders; and

•	assuming that all conditions contained in the Debt Commitment Letter have been satisfied or waived or, upon funding would be satisfied, consummate the Financing.

Parent shall give the Company prompt notice of any material breach, repudiation or threatened or anticipated material breach or repudiation by any party to the Debt Commitment Letter of which Parent becomes aware. If the debt financing or Debt Commitment Letter expires or is terminated or becomes unavailable prior to the consummation of the Merger, in whole or in part, and such portion is required to consummate the Financing Purposes, Parent must (i) promptly notify the Company and the reasons therefor, (ii) use commercially reasonable efforts to obtain alternative financing (on terms containing no new or additional conditions to the consummation of such financing relative to the conditions contained in the Debt Commitment Letter) acceptable to Parent, that, when taken together with the portion of the Financing that remains available, is at least equal to the amount required to satisfy the Financing Purposes, as promptly as practicable following the occurrence of such event, and (iii) use commercially reasonable efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the conditions that were contained in the Debt Commitment Letter; provided that in no event shall commercially reasonable efforts be construed to require that Parent (A) pay any fees in excess of those contemplated by the Debt Commitment Letter or (B) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter.

Without the prior written consent of the Company, Parent may not amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter if such amendment, modification, supplement, restatement, assignment, substitution or replacement would reasonably be expected to (A) impose additional conditions precedent or expand upon (or amend or modify in any manner) the conditions precedent to the funding of the Financing, (B) reduce the amount of the Financing to an amount that is less than the amount required for the Financing Purposes, (C) materially impair, delay or prevent the consummation of the Transactions contemplated to occur (D) adversely affect Parent’s ability to consummate the Transactions; provided that Parent may, without the prior written consent of the Company, amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter to (1) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (2) modify pricing and/or (3) increase the aggregate amount of the Financing, in each case, so long as such amendments would not be reasonably expected to materially impair, delay or prevent the consummation of the Transactions contemplated to occur or adversely affect Parent’s ability to consummate the Transactions. Upon request of the Company, Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Financing.

Financing Cooperation

Prior to the consummation of the Merger, the Company has agreed to, and to cause each of its subsidiaries to, use its reasonable best efforts to provide customary or necessary cooperation in connection with obtaining debt financing as Parent may reasonably request, including, among other things:

•

furnishing, or causing to be furnished to, Parent with certain financial information and other pertinent and customary information about the Company and periodically updating such information so that such information is sufficient for Parent to utilize such information in marketing materials for the Financing;

•	participating (and causing appropriate members of senior management of the Company to participate) in a reasonable number of meetings, drafting sessions, conference calls,

presentations, road shows, due diligence sessions, sessions with rating agencies or other customary financing activities, in each case which shall be telephonic or held by videoconference (unless otherwise reasonably agreed) and at reasonable times and with reasonable advance notice;

•

solely with respect to financial information and data derived from the Company’s historical books and records, providing reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the financing providers and customary to be included in any marketing materials or documents of the type required by the Debt Commitment Letter (provided that the Company is not responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto);

•

providing reasonable and customary assistance to Parent and the Financing Sources in the preparation of customary offering memoranda, syndication memoranda, ratings agency presentations and other marketing material for the Financing, including the execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions) and customary financial officer and similar certificates with respect to certain financial information of the Company in the offering memoranda not otherwise covered by a “comfort” letter to the extent reasonably requested by the underwriters or initial purchasers of such offering and, at the reasonable request of Parent;

•	cooperating with Parent to obtain customary corporate and facilities credit ratings;

•	cooperating with the financing providers’ due diligence, to the extent customary and reasonable;

•

assisting in the preparation, negotiation, execution and delivery of the definitive debt financing documents, including assistance with the preparation of schedules and exhibits thereto or other customary informational requirements relating to the Company and its subsidiaries as are requested by Parent, provide required financing documents and other customary documents as may be reasonably requested by Parent or the financing providers, and otherwise assist in facilitating the creation and perfection of the security interests in the collateral contemplated by the Financing, in each case, to the extent required to facilitate the satisfaction on a timely basis of the conditions set forth in the Debt Commitment Letter that are within its control;

•

facilitate customary cooperation and assistance of the Company’s independent auditors to (a) provide customary “comfort” letters (including “negative assurance” and change period comfort), (b) deliver consents and (c) attend accounting diligence sessions; and

•	cooperate with Parent, and take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent to permit the consummation of the Financing.

The Company has the right to review and comment on marketing materials used in connection with the arrangement of the Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction; provided, that the Company must communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time. Other than pursuant to customary authorization letters and customary representation letters, the Company will not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its affiliates upon the termination of this Agreement.

Pursuant to the Merger Agreement, Parent is required to indemnify and hold harmless the Company and its subsidiaries, and each of their respective representatives, from and against any and all liabilities or losses suffered or incurred in connection with the debt financing or any assistance or activities provided in connection with the arrangement of the debt financing and any information utilized in connection therewith; however, the foregoing will not apply in the case of the Company’s or its subsidiaries’, or any of their respective representatives’ intentional misrepresentation, bad faith, gross negligence or willful misconduct or as a result of any material inaccuracy of any historical information furnished in writing by or on behalf of the Company and its subsidiaries. Parent is required to promptly reimburse Company for all reasonable and documented out-of-pocket expenses (including attorneys’ fees) incurred by Company or its subsidiaries in connection with their cooperation in connection with the debt financing. Obtaining the financing is not a condition to closing of the Merger.

Closing and Effective Time of the Merger; Marketing Period

Subject to the terms and conditions of the Merger Agreement, the closing of the Merger will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 9:00 a.m. (Eastern Time) on the date that is three business days after the date on which all of the closing conditions set forth in the Merger Agreement (described under the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement) have been satisfied or waived (other than those conditions that by their terms are to be satisfied immediately prior to or at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to by the Company and Parent, provided that, notwithstanding the foregoing, if the Marketing Period (as defined below) has not ended as of such date, then the Closing will not occur until the earlier to occur of (i) a business day, if any, during the Marketing Period specified by Parent on no less than three business days’ notice to the Company and (ii) three business days following the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms of the Merger Agreement (subject to the satisfaction or waiver (by the party entitled to grant such waiver) of the closing conditions set forth in the Merger Agreement described under the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement).

The “Marketing Period” refers generally (subject to certain exceptions described in the Merger Agreement) to an initial period of 15 consecutive business days beginning on the date of the Merger Agreement, throughout which the Company has delivered to Parent certain financial information, which is referred to herein as the “Required Information”; provided, that in order for the Marketing Period to commence, such financial information provided by the Company must continue to meet certain requirements throughout such 15-consecutive-business day period. Notwithstanding the foregoing, the Marketing Period will end on any earlier date prior to the expiration of the 15-consecutive-business day period if the debt financing to be obtained by Parent in connection with the Merger is closed on such earlier date (including closing into escrow).

The Marketing Period will not be deemed to have commenced if, after the date of the Merger Agreement and prior to the completion of such 15-consecutive-business day period, certain actions are taken by the Company or its independent accountants with respect to its historical financial statements or other financial information included in the Required Information provided to Parent, or if the Required Financial Information ceases to comply with all requirements set forth in the Merger Agreement at any time during such 15-consecutive- business day period.

Concurrently with, or as promptly as practicable after, the Closing, the parties to the Merger Agreement will cause to be filed with the Delaware Secretary of State an appropriate, executed certificate of merger with respect to the Merger in accordance with the DGCL. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Parent and the Company and specified in such certificate of merger.

Appraisal Rights

If the Merger is consummated, record holders and beneficial owners of Common Stock have the right to demand appraisal and to receive payment in cash for the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration such record holder or beneficial owner would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix B. The full text of Section 262 is also accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 and this summary to “beneficial owner” mean the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders and beneficial owners of shares of Common Stock who make the demand described below with respect to such shares, do not vote in favor of the Merger Proposal, continuously hold such shares through the Effective Time, and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of Common Stock and to receive payment in cash for the fair value of their shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of the shares of Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the Merger Consideration per share that holders thereof are otherwise entitled to receive under the terms of the Merger Agreement. Stockholders and beneficial owners should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262 of the DGCL.

Under Section 262, when a merger agreement is to be submitted by a corporation’s board of directors for adoption at a meeting of such corporation’s stockholders, not less than 20 days before such meeting, the corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights will be available pursuant to Section 262 that such appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders and beneficial owners that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Appendix B, in compliance with the requirements of Section 262. Stockholders and beneficial owners who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Appendix B. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of such stockholder’s or beneficial owner’s appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising appraisal rights, the Company believes that a stockholder or beneficial owner considering the exercise of such rights should seek the advice of legal counsel.

If you are a Company stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy voting in favor of the adoption of the Merger Agreement or a proxy which does not contain voting instructions (which, unless revoked, will be voted in favor of the adoption of the Merger Agreement) and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;

You must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial own and cease to beneficially own such shares, before the Effective Time;

Any stockholder or beneficial owner who has complied with the requirements of Section 262 or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Common Stock.

A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted “FOR” the Merger Proposal, and it may result in the loss of the stockholder’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal. Voting against or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to:

Syneos Health, Inc.

1030 Sync Street, Morrisville

North Carolina, 27560-5468

Attention: Corporate Secretary

Only a holder of record or beneficial owner of shares of Common Stock may assert appraisal rights for the shares of Common Stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand must reasonably inform the Company of the identity of the record holder of the shares and that the stockholder or beneficial owner intends to demand appraisal of his, her, their or its common stock. In addition, if a demand is made by a beneficial owner, the demand must also (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Common Stock as a nominee or intermediary for others, may exercise his, her, their or its right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the holder of record or beneficially owned by the beneficial owner.

If you own shares of Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.

If the Merger is consummated, then within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice of the Effective Time to each stockholder and beneficial owner who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s or beneficial owner’s demand and accept the Merger Consideration, without interest and minus any applicable withholding taxes, for that holder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder or beneficial owner who withdraws such person’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her, their or its shares of Common Stock determined in any such appraisal proceeding, which value may be more than, less than, or equal to the Merger Consideration per share, without interest and minus any applicable withholding taxes.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder or beneficial owner who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders and beneficial owners. Upon the filing of the petition by a stockholder or beneficial owner, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the stockholders or beneficial owners of Common Stock who have complied with the requirements of Section 262 to initiate all necessary action to perfect their appraisal rights with respect to shares within the time prescribed in Section 262. In addition, within 120 days after the Effective Time, any stockholder or beneficial owner who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The statement must be given within the later of (i) 10 days after such written request has been received by the surviving corporation or (ii) 10 days after the expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders and beneficial owners who have demanded appraisal from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders and beneficial owners who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. Additionally, because the Common Stock will have been publicly listed on the Nasdaq Global Select Market, the Delaware Court

of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock or (ii) the value of the Merger Consideration for such total number of shares of Common Stock exceeds $1 million.

After determination of the stockholders and beneficial owners entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value by the surviving corporation to the stockholders and beneficial owners entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Neither the Company nor Parent anticipates offering more than the Merger Consideration provided for in the Merger Agreement to any stockholder or beneficial owner exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders and beneficial owners participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder or beneficial owner is responsible for his, her, their or its attorneys and expert witness expenses, although upon the application of a dissenting stockholder or beneficial owner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder or beneficial owner who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares other than with respect to any such payment as of the Record Date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder or beneficial owner may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, or if the stockholder or beneficial owner otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the stockholder’s right to appraisal will cease, and such stockholder or beneficial owner will be entitled to receive the Merger Consideration, without interest and minus any applicable withholding taxes. Inasmuch as the surviving corporation has no obligation to file such a petition, and has no present intention to do so, any record or beneficial holder of shares who desires such a petition to be filed is advised to file it on a timely basis. As indicated above, any stockholder or beneficial owner may withdraw such stockholder’s or beneficial owner’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his, her, their or its demand for appraisal and acceptance of the Merger Consideration, without interest and less any applicable withholding taxes, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that the preceding clause (ii) will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the Merger Consideration, without interest and less any applicable withholding taxes, on terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Common Stock

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger that generally are relevant to holders of shares of Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders who hold their shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including, without limitation:

holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or any investors in or owners of any such S corporation, entity or arrangement, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, pension plans, tax-qualified retirement plans, individual retirement or other tax-deferred accounts, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

holders that received their shares of Common Stock in a compensatory transaction;

holders that are “controlled foreign corporations” or “passive foreign investment companies,” as those terms are used in the Code;

holders that have held at any time, directly, indirectly or constructively, more than 5% of our Common Stock;

holders who own an equity interest, actually or constructively, in Parent or the Company continuing as the surviving corporation; or

U.S. Holders whose “functional currency” is not the U.S. dollar.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is an owner of shares of Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock who or that is for U.S. federal income tax purposes:

An individual who is a citizen or resident of the United States;

A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before deduction of any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares, reduced (but not below zero) by the amount of distributions previously received (if any) that were not treated as dividends for U.S. federal income tax purposes. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than 1 year at the time of the consummation of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Common Stock at different times and/or for different prices, that U.S. Holder must determine its, his or her gain or loss, adjusted tax basis and holding period separately with respect to each block of Common Stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Common Stock who or that is neither a U.S. Holder nor treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain (net of certain losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

our Common Stock constitutes a United States real property interest (“USRPI”) by reason of the Company being or having been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, at any time during the shorter of the five-year period ending on the Effective Time or the period that the Non-U.S. Holder held the applicable Common Stock, in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons.

With respect to the third bullet point above, the Company believes it currently is not a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of the Company’s real property interests and other business assets, there can be no assurance that the Company currently is not a USRPHC or has not been a USRPHC in the past. Even if the Company were a USRPHC, gain arising from the conversion of a Non-U.S. Holder’s shares of Common Stock into the right to receive cash pursuant to the Merger will not be subject to U.S. federal income tax pursuant to the third bullet point above if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Common Stock throughout the Non-U.S. Holder’s entire holding period or, if shorter, the five-year period ending on the Effective Time.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. The current backup withholding rate is 24%. Backup withholding generally will not apply to (i) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption, or (ii) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8 or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals Required for the Merger

HSR Act and Antitrust Matters

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The Company and Parent and their respective affiliates filed their respective HSR Act notifications on May 24, 2023. The 30-day waiting period with respect to the Merger, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. Eastern Time on June 23, 2023.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The completion of the Merger is also subject to certain filing requirements under the competition laws of the European Union and certain other jurisdictions and foreign investment laws of certain foreign jurisdictions. The parties must also observe, as applicable, mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in these foreign jurisdictions before completing the Merger.

In connection with obtaining any approval or consent related to any applicable law, the Company and Parent have agreed to use their reasonable best efforts to (and shall cause their respective Subsidiaries and Affiliates to) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust and Foreign Investment Laws, or otherwise to consummate and make effective the Transactions as promptly as practicable.

Delisting and Deregistration of Common Stock

Our Common Stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the symbol “SYNH”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and our Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

Recent Developments

On June 22, 2023, the first of two lawsuits was filed by a purported stockholder of the Company against the Company and the members of its Board in connection with the Merger. On June 26, 2023, a second lawsuit was filed by a purported stockholder of the Company against the Company and the members of its Board in connection with the Merger. The actions, captioned Ryan O’Dell v. Syneos Health, Inc., et al. and Elaine Wang v. Syneos Health, Inc., et al. were filed in the United States District Court for the Southern District of New York. The complaints generally allege that the preliminary proxy statement issued in connection with the Merger omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, rendering the preliminary proxy statement false and misleading. The lawsuits seek, among other things, injunctive relief enjoining the Merger, unless and until the defendants issue additional disclosures, rescission of the Merger Agreement to the extent already implemented or rescissory damages, and recovery of an unspecified amount of damages, costs and disbursements. The actions are in the preliminary stages. The Company believes the lawsuits are without merit and intends to defend vigorously against the allegations made by the plaintiffs; however, the Company cannot predict the amount of time and expense that will be required to resolve the complaints. Additional lawsuits may be filed against the Company, members of the Board or the Company’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification.

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent, and Merger Sub were made only for purposes of the Merger Agreement and as of specified dates and were qualified and subject to important limitations agreed to by the Company, Parent, and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated solely for the benefit of the parties to the Merger Agreement with the principal purpose of contractually allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of the Company or Parent with the SEC. Accordingly, the representations and warranties and provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement. You should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual statement of facts or conditions of the parties thereto or any of their respective subsidiaries or affiliates.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section entitled “Where You Can Find More Information” of this proxy statement.

When the Merger Becomes Effective

Subject to the terms and conditions of the Merger Agreement, the closing of the Merger will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 9:00 a.m. (Eastern Time) on the date that is three business days after the date on which all of the closing conditions set forth in the Merger Agreement (described under the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement) have been satisfied or waived (other than those conditions that by their terms are to be satisfied immediately prior to or at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to by the Company and Parent, provided that, notwithstanding the foregoing, if the Marketing Period (as defined in the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period”) has not ended as of such date, then the Closing will not occur prior until the earlier to occur of (i) a business day, if any, during the Marketing Period specified by Parent on no less than three business days’ notice to the Company and (ii) three business days following the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms of the

Merger Agreement (subject to the satisfaction or waiver (by the party entitled to grant such waiver) of the closing conditions set forth in the Merger Agreement (described under the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement)).

Concurrently with, or as promptly as practicable after the Closing, the parties to the Merger Agreement will cause to be filed with the Delaware Secretary of State an appropriate, executed certificate of merger with respect to the Merger in accordance with the DGCL. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Parent and the Company and specified in such certificate of merger.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time will be the certificate of incorporation of the surviving corporation until thereafter amended. At the Effective Time, the Bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately before the Effective Time, except that the name of the corporation therein will be changed to the Company’s name. From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the surviving corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately before the Effective Time will be the initial directors of, the surviving corporation and, in each case, will hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, in accordance with the surviving corporation’s certificate of incorporation and bylaws.

Effect of the Merger on the Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration, without interest and minus any applicable withholding taxes. From and after the Effective Time, such Common Stock will no longer be outstanding, will automatically be cancelled and retired, and will cease to exist, and each holder of a share of Common Stock will cease to have any rights with respect thereto, except the right to receive, upon surrender of Certificates or Book-Entry Shares, the Merger Consideration.

At the Effective Time, any shares of Common Stock that are Cancelled Shares will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.

The Merger Consideration will be equitably adjusted to provide the same economic effect as contemplated in the Merger Agreement to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split), division or subdivision of shares, or combination or readjustment of shares or any stock dividend or stock distribution with a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Equity Awards

Options. Under the Merger Agreement, effective as of immediately prior to the Effective Time and as a result of the Merger, each option to purchase shares of Common Stock with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the Merger Consideration, net of the applicable per share exercise price, and (ii) the aggregate number of shares of Common Stock subject to the option. Each option to purchase shares of Common Stock with a per share exercise price equal to or greater than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled for no consideration.

Restricted Stock Unit Awards and Performance Stock Unit Awards. The Merger Agreement also provides that, effective as of immediately prior to the Effective Time and as a result of the Merger, each award of RSUs and PSUs covering shares of Common Stock that is outstanding immediately prior to the Effective Time (other than the Specified Awards) will be cancelled and converted into a Contingent Cash Award (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares subject to the award (with any performance-based goals with respect to PSU awards deemed to be achieved at the “target” level of performance or based on the actual level of achievement of performance goals, in each case, as set forth in the applicable PSU award agreement). Each Contingent Cash Award will vest and become payable pursuant to the same time-vesting schedule applicable to the underlying RSU award or PSU award from which it was converted, as applicable (including any accelerated vesting terms and conditions), subject to the holder’s continued employment with or service to Parent and its subsidiaries through the applicable vesting date.

Each Specified Award that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares subject to the award, subject to claw-back if the holder’s employment is terminated by the Company for “cause” or by the holder without “good reason,” in either case prior to the first anniversary of the Effective Time. Holders of Specified Awards will receive an aggregate amount in cash not to exceed $20,000,000, with any remaining value converted into a Contingent Cash Award.

Payments. Parent will deposit, or cause to be deposited, with the Company, cash so that the Company has cash on hand in an amount necessary to pay the aggregate Merger Consideration payable to all of the holders of the Company options, RSU awards and PSU awards (solely with respect to such awards that are vested as of Closing), which will be payable through the Company’s payroll system or through the Company’s stock plan administration platform. All amounts payable with respect to the Company equity awards will be subject to deduction for any required tax withholding.

ESPP. Pursuant to the terms of the Merger Agreement, once the Current Offering Period under the ESPP (which is scheduled to end on August 31, 2023) ends, additional offering periods will be suspended. Following the date of the Merger Agreement, no new participants have been (or will be) allowed to participate in the ESPP, and participants in the Current Offering Period will not be permitted to increase his or her payroll contribution rate or make separate nonpayroll contributions on or following the date of the Merger Agreement. In the event that the Closing occurs on or before August 31, 2023, all outstanding rights to purchase shares under the ESPP with respect to the Current Offering Period will be exercised no later than five business days prior to the Effective Time. Subject to the consummation of the Merger, the ESPP will terminate as of immediately prior to the Effective Time.

Participants who purchased shares of Common Stock under the ESPP, and who continue to hold such shares as of the Effective Time, will receive the same Merger Consideration in the same manner as other stockholders for each such share the participant holds as of the Effective Time.

Payment for the Common Stock

Prior to the Effective Time, or substantially concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration payable to all of the holders of Common Stock, other than the Cancelled Shares and except for any Dissenting Shares. In addition, Parent will deposit, or cause to be deposited, with the Company, cash so that the Company has cash on hand in an amount necessary to pay the aggregate Merger Consideration payable to all of the holders of the Company options, RSU awards and PSU awards (solely with respect to such awards that are vested as of Closing), which will be payable through the Company’s payroll system or through the Company’s stock plan administration platform.

As soon as reasonably practicable after the Effective Time and in any event within three business days following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of Certificates or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, and (ii) instructions for effecting the surrender of such Common Stock (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for cash in an amount equal to the Merger Consideration multiplied by the number of shares of Common Stock held by such stockholder.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the Company, Parent, and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

corporate organization, existence, good standing and corporate power and authority;

corporate power and authority to enter into the Merger Agreement and to perform their obligations thereunder;

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery or performance of, consummation of the transactions contemplated by, or compliance with any of the provisions of, the Merger Agreement;

required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;

the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Parent and its subsidiaries or the Company and its subsidiaries (as applicable);

matters relating to information to be included in required filings with the SEC in connection with the Merger, including this proxy statement; and

the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of the Company, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

the capitalization and authorized issuance of the Company’s equity securities, including the authorized capital stock, outstanding options, restricted stock unit awards and performance stock unit awards;

the organization and capitalization of the Company’s subsidiaries;

the timeliness and accuracy of the Company’s filings with the SEC and of financial statements included in its SEC filings;

the Company’s disclosure controls and procedures and internal control over financial reporting and compliance with the Sarbanes-Oxley Act;

the absence of any material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company’s filings with the SEC;

the absence of certain events or changes in the business of the Company between March 31, 2023 and May 10, 2023, including that there has not been a Company Material Adverse Effect;

the absence of undisclosed liabilities;

certain categories of specified material contracts, including as to effectiveness and lack of breach or default for such contracts and the absence of any material claims or disputes pending or threatened under such material contracts;

the compliance by the Company and its subsidiaries with applicable law and licenses, permits and other authorizations;

the maintenance, implementation by the Company and its subsidiaries with respect to an information security program, training programs in accordance with data privacy and security requirements;

healthcare law matters related to the Company and its subsidiaries;

real property owned or leased by the Company or any of its subsidiaries;

the ownership of or rights with respect to, and lack of infringement with respect to, intellectual property owned or used by the Company and its subsidiaries;

insurance policies of the Company or any of its subsidiaries;

the payment of taxes, the filing of tax returns, lack of tax audits or proceedings and other tax matters related to the Company and its subsidiaries;

the Company’s employee benefit plans and other agreements with its employees and other service providers;

labor matters related to the Company and its subsidiaries and their respective employees;

environmental matters and compliance with environmental laws by the Company and its subsidiaries;

certain contracts with the U.S. government and the lack of violations thereof;

the required stockholder approval in order to effect the Merger;

the absence of certain affiliate transactions;

the Company’s largest customers, vendors and suppliers and the absence of any material claims or disputes between the Company and such counterparties; and

accounts payable and accounts receivable of the Company and its subsidiaries.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

the absence of ownership by Parent and Merger Sub and their respective subsidiaries of any capital stock of the Company;

the financing commitments received by Parent, and the sufficiency of the funds committed to be provided therein;

the solvency of Parent and the Company following the consummation of the Merger;

the ownership by Parent of all of the issued and outstanding capital stock of Merger Sub and the absence of any prior obligations or liabilities of Merger Sub;

the absence of arrangements between Parent and Merger Sub and the Company’s directors, officers and affiliates;

the absence of agreements between Parent, Merger Sub and their respective Affiliates and third parties that would be reasonably expected to limit Parent’s or Merger Sub’s ability to comply with the Merger Agreement or materially delay or prevent consummation of the Transactions; and

the investment intention of Parent in acquiring all of the outstanding capital stock of the Company.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a Company Material Adverse Effect.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, effect, fact, circumstance, development, condition or occurrence (an “Effect”) that:

has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, will be deemed to constitute or will be taken into account (including the effect of any of the following) in determining whether there has been or will be, a “Company Material Adverse Effect”:

◾

any change in applicable law, U.S. generally accepted accounting principles or any applicable accounting standards or any interpretation thereof (unless it disproportionately impacts the Company and its subsidiaries, taken as a whole, relative to other industry participants);

◾

general economic, political or business conditions or changes therein, or acts of terrorism or changes in geopolitical conditions (including the commencement, continuation or escalation of war, armed hostilities or national or international calamity or any escalation or worsening relating to any of the foregoing);

◾

financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein (unless it disproportionately impacts the Company and its subsidiaries, taken as a whole, relative to other industry participants);

◾

seasonal fluctuations in the business of the Company and its subsidiaries (unless it disproportionately impacts the Company and its subsidiaries, taken as a whole, relative to other industry participants);

◾

any change generally affecting the industries in which the Company and its subsidiaries operate (unless it disproportionately impacts the Company and its subsidiaries, taken as a whole, relative to other industry participants);

◾

the negotiation, entry into or announcement of the Merger Agreement, the pendency or consummation of the Transactions or the performance of the Merger Agreement (including (i) the initiation of litigation by any stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to the Merger Agreement or the Transactions or (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of the Merger Agreement or the identity of the parties to the Merger Agreement or any communication by Parent regarding its plans or intentions with respect to the conduct of the business of the Company and its subsidiaries) (except that this clause does not apply to, and will be disregarded with respect to, references to “Company Material Adverse Effect” in certain representations and warranties made by the Company in the Merger Agreement);

◾	the compliance with the terms of the Merger Agreement;

◾	the taking of any action required or expressly contemplated by the Merger Agreement or requested by Parent in writing;

◾	any act of God or natural disaster (unless it disproportionately impacts the Company and its subsidiaries, taken as a whole, relative to other industry participants);

◾	any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (except that this clause will not prevent a determination that any Effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise expressly excluded from the definition of Company Material Adverse Effect));

◾

any failure of the Company and its subsidiaries to meet any internal or published projections, estimates or forecasts (except that this clause will not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from the definition of Company Material Adverse Effect));

◾

any pandemic (including COVID-19), public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, or any response of any governmental authority (including any COVID-19 Measures (as defined in the Merger Agreement) or other requirements for business closures or “sheltering-in-place”), related to any of the foregoing; or

◾

any matter to which Parent thereafter consents in writing and for purposes of the closing condition requiring that no Company Material Adverse Effect has occurred between the date of the Merger Agreement and the Closing, any matters to the extent expressly set forth in the disclosure schedules; or

has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Transactions.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, until the Effective Time, the Company will, and will cause its subsidiaries and their respective representatives to, (upon reasonable notice and at Parent’s sole cost and expense) afford Parent and its representatives reasonable access, during normal business hours, in such a manner as to not unreasonably interfere with the operation of the business of the Company and its subsidiaries, to the properties, offices, facilities, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its subsidiaries and will furnish such representatives of Parent with existing financial and operating data and other information concerning the affairs of the Company and its subsidiaries as such representatives of Parent may reasonably request.

No-Shop; Acquisition Proposals

From and after the date of the Merger Agreement until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, except as expressly permitted pursuant to the Merger Agreement, the Company (a) will (and will cause its subsidiaries and its and their respective directors, officers and employees to, and will use reasonable best efforts to cause its other representatives to) (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party with respect to an Acquisition Proposal, (ii) take the necessary steps to promptly inform any third parties with whom discussions and negotiations were occurring or who make an Acquisition Proposal after the date of the Merger Agreement of the no-shop obligations of the Company, (iii) promptly terminate all access granted to any third party and its representatives to any physical or electronic data room, and (iv) promptly request that all third parties and their respective representatives promptly return to the Company or destroy any non-public information concerning the Company and its subsidiaries that was previously furnished or made available to such person or any of its representatives by or on behalf of the Company in accordance with any confidentiality agreement entered into between the Company and such third party and (b) will not (and will cause its subsidiaries and its and their respective directors, officers and employees not to, and use reasonable best efforts to cause its other representatives not to): (i) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish any non-public information relating to the Company and its subsidiaries to, or afford access to the books or records or officers of the Company and its subsidiaries to, any third party with respect to, or in a manner that would reasonably be expected to lead to, an Acquisition Proposal (provided the Company may grant a waiver of or terminate any “standstill” or similar agreement or obligation of any third party with respect to the Company and its subsidiaries solely to the extent that such agreement or obligation purports to prohibit such third party from confidentially submitting an Acquisition Proposal to the Board), (iii) approve, endorse, recommend or enter into (or publicly propose to approve, endorse, recommend or enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal, or (iv) take or agree to take any of the foregoing actions.

Notwithstanding the limitations in the preceding paragraph, if the Company receives, at any time following the date of the Merger Agreement and prior to obtaining the Required Company Stockholder Approval, a written Acquisition Proposal from a third party that did not result from a breach of the no-shop and related provisions of the Merger Agreement (other than any breach that is both immaterial and unintentional) and the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) the failure to take the action described in the immediately following clause (x) or (y) would be reasonably likely to be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law, then the Company and its representatives may (x) furnish non-public information and afford access to the books or records or officers of the Company and its subsidiaries to such third party and its representatives pursuant to an acceptable confidentiality agreement and (y) engage in discussions and negotiations with such third party and its affiliates and representatives with respect to the Acquisition Proposal. Any non-public information provided to any third party making an Acquisition Proposal or its representatives must also be provided to Parent as promptly as reasonably practicable (and, in any event, within 24 hours) after such information is made available to such third party. In any event, the Company is permitted to contact any third party making an Acquisition Proposal to the extent necessary to clarify the terms of such proposal and solely to inform any such third party of the Company’s no-shop obligations under the Merger Agreement.

Except as expressly permitted by the Merger Agreement in respect of a Superior Proposal or an Intervening Event, neither the Board nor any committee thereof will or will propose publicly to (i) withdraw, modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation in favor of adoption of the Merger Agreement, (ii) fail to include the Board’s recommendation in favor of adoption of the Merger Agreement in this proxy statement, (iii) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Acquisition Proposal made or received after the date of the Merger Agreement, (iv) fail to reaffirm the Board’s recommendation in favor of adoption of the Merger Agreement within five business days of a request by Parent to do so, (v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party within 10 business days after the commencement of such tender offer or exchange offer (any action described in clauses (i) through (v) of this sentence is referred to as an “Adverse Recommendation Change”) or (vi) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal.

If, at any time prior to receipt of the Required Company Stockholder Approval and after first complying with the no-shop and related provisions of the Merger Agreement, the Company or the Board receives a bona fide Acquisition Proposal that did not result from a breach of the no-shop and related provisions of the Merger Agreement (other than any breach that is both immaterial and unintentional), the Board may effect an Adverse Recommendation Change and validly terminate the Merger Agreement according to the terms of the Merger Agreement while substantially concurrently entering into a definitive agreement providing for such Superior Proposal (subject to first complying with the Company’s obligations in the no-shop and related provisions of the Merger Agreement and satisfaction of the Company’s termination fee obligations described below), if (i) the Board determines in good faith, after consultation with the Company’s financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and failure to effect an Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law, (ii) at least three business days elapse after the Company provides Parent with written notice that it intends to effect an Adverse Recommendation Change and terminate the Merger Agreement, which such written notice includes written notice of the material terms of the Acquisition Proposal and an unredacted copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal; (iii) in such three business day period, the Company and its representatives have used reasonable best efforts to negotiate with Parent in good faith (to the extent Parent so desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement, the equity commitment letters, the limited guarantees provided by the Sponsors and the debt commitment letter so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (iv) following the end of such three business days period described in the preceding clause (iii), the Board determines in good faith, after consultation with its financial and outside legal advisors that the Superior Proposal giving rise to the notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would still be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law.

For purposes of the Merger Agreement, “Acquisition Proposal” means:

other than the Transactions or any other proposal or offer from Parent or any of its subsidiaries, any proposal or offer from a third party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the assets, revenue or net income of the Company and its subsidiaries, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power or economic interests of the Company; (ii) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in the Exchange Act) acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power or economic interests of the Company; (iii) any merger, consolidation, amalgamation, joint venture, business combination, recapitalization, issuance of securities, liquidation, dissolution, share exchange or other transaction involving the Company or any of its subsidiaries in which a third party or its stockholders, if consummated, would directly or indirectly acquire beneficial ownership of twenty percent (20%) or more of the combined voting power or economic interests of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.

For purposes of the Merger Agreement, “Required Company Stockholder Approval” means:

the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL to adopt the Merger Agreement at the Company’s stockholders’ meeting.

For purposes of the Merger Agreement, “Superior Proposal” means:

a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” will be replaced by “more than fifty percent (50%)”) made by a third party (other than resulting from a breach of the no-shop provisions of the Merger Agreement (other than any such breach that is immaterial and unintentional)) that the Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof), is reasonably likely to be consummated in accordance with its terms and if consummated, would result in a transaction that is more favorable from a financial perspective to the Company’s stockholders than the Transactions (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination).

Other than in connection with a Superior Proposal, prior to obtaining the Required Company Stockholder Approval, the Board may, in response to an Intervening Event (as defined below), authorize and cause the Company to (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation in favor of adoption of the Merger Agreement or (y) not include the Board’s recommendation in favor of adoption of the Merger Agreement in this proxy statement if (i) the Board determines in good faith, after consultation with its financial and outside legal advisors, that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law, (ii) at least three business days elapse after the Company provides Parent with written notice that it intends to take such action and terminate the Merger Agreement, which such written notice includes information describing the Intervening Event in reasonable detail; (iii) in such three business day period, the Company and its representatives have used reasonable best efforts to negotiate with Parent in good faith (to the extent Parent so desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement, the equity commitment letters, the limited guarantees provided by the Sponsors and the debt commitment letter so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (iv) following the end of such three business days period described in the preceding clause (iii), the Board determines in good faith, after consultation with its financial and outside legal advisors that the failure to make such Adverse Recommendation Change in response to such Intervening Event would still be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law.

For purposes of the Merger Agreement, “Intervening Event” means:

any positive Effect that, individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole, that (i) was not known or reasonably foreseeable (or the implications or magnitude of which was not known or reasonably foreseeable) to or by the Board as of the date of the Merger Agreement, and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement in the market price or trading volume of the Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii)(B) may be considered and taken into account), which positive Effect (or the implications or magnitude of which), in each case of clauses (i) and (ii) above, becomes known to or by the Board prior to the receipt of the Required Company Stockholder Approval.

From the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, the Company will (i) provide Parent as promptly as practicable (and in any event within 24 hours) written notice of the receipt by the Company or any of its representatives of any Acquisition Proposal from any third party or any request for non-public information or inquiry that could reasonably be expected to lead to an Acquisition Proposal from any third party, and the material terms and conditions of such Acquisition Proposal, request or inquiry, and (ii) promptly (and in any event within 24 hours) provide Parent such information as is reasonably necessary to keep Parent reasonably informed in all material respects, on a reasonably current basis, of oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry and provide Parent with a copy of any such written proposal or offer.

The Merger Agreement provides that nothing therein will prohibit the Company or the Board, directly or indirectly through its representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to its stockholders), (ii) making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto, or (iii) making any other communication to its stockholders (in each case of clauses (i) through (iii) above, other than an Adverse Recommendation Change unless such Adverse Recommendation Change is made in accordance with the Company’s no-shop obligations under the Merger Agreement) if, in the case of this clause (iii), the Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law.

Special Meeting and Related Actions

Pursuant to the Merger Agreement and in accordance with the Company’s organizational documents, applicable law and the rules of the Nasdaq Stock Market LLC, the Company is required to use reasonable best efforts to, as promptly as reasonably practicable following the execution of the Merger Agreement, establish a record date for, duly call, give notice of, convene and hold a Special Meeting of the stockholders of the Company for the purpose of seeking the Required Company Stockholder Approval. Unless there has been an Adverse Recommendation Change in compliance with the terms of the Merger Agreement, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement. Unless the Merger Agreement has been terminated pursuant to its terms, the Company will submit the Merger Agreement to its stockholders for adoption at such meeting, whether or not the Board at any time after the date of the Merger Agreement has effected an Adverse Recommendation Change.

Employee Matters

For a period of 12 months following the Effective Time (or until the employment of a continuing employee terminates, if earlier), Parent, the surviving corporation or any of their respective subsidiaries will provide to each continuing employee an annual base salary or hourly wage rate (as applicable), short-term target cash bonus or other short-term target cash incentive opportunities and employee and fringe benefits (including vacation/leave, severance, health, welfare and 401(k) benefits, but excluding any equity or equity-related awards, incentive opportunities, retention benefits, transaction benefits, change in control benefits, nonqualified deferred compensation, defined benefit pension compensation, retiree medical benefits and welfare plans or arrangements) that are substantially comparable, in the aggregate, to those provided to the continuing employee immediately prior to the Effective Time.

As of the Effective Time and thereafter, Parent and its subsidiaries will recognize, or will cause the surviving corporation to recognize, each continuing employee’s years of employment or service with the Company or any of its subsidiaries prior to the Closing for purposes of determining, as applicable, the eligibility for participation and vesting and entitlement of any continuing employee under analogous employee benefit plans maintained by Parent, the surviving corporation or their subsidiaries in which such continuing employees become participants (including vacation plans or arrangements, 401(k) or severance plans, but not for accrual of or entitlement to equity or equity-related incentive opportunities, any nonqualified deferred compensation plans, defined benefit pension benefits or post-employment welfare benefits, or to the extent such recognition would result in a duplication of benefits or compensation).

Parent will use commercially reasonable efforts, for the plan year in which Closing occurs, to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any corresponding group health or similar plan of Parent, the surviving corporation or any of their respective subsidiaries to be waived with respect to continuing employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such continuing employee under the corresponding plan that is a group health plan in which such continuing employee participated immediately before the Effective Time, and (ii) fully credit each continuing employee with all deductible payments, co-insurance and other out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under the corresponding group health benefit plans of the Company and its subsidiaries prior to the Closing for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-insurance, or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any corresponding benefit plan of Parent, the surviving corporation or any of their respective subsidiaries, as if such amounts had been paid in accordance with such plan.

The Merger Agreement also provides that in the event the Closing occurs prior to the payment of bonuses under the Company’s 2023 annual bonus program, Parent and its subsidiaries will cause each continuing employee to be paid such continuing employee’s 2023 annual bonus pursuant to the terms and conditions set forth in such program. The annual bonuses will be paid no later than March 15, 2024, subject to the continuing employee’s continued employment through the payment date, except that a continuing employee will remain eligible to receive a prorated portion of such employee’s 2023 annual bonus (determined based on the number of days the continuing employee was employed by the Company or its subsidiaries in 2023) if the continuing employee is terminated without “cause” or resigns for “good reason” (each such term, as defined in the Severance Plan), in either event, prior to the payment date.

Efforts to Consummate the Merger

The Company, Parent and Merger Sub will each use its reasonable best efforts to (and will cause their respective subsidiaries and affiliates to): (i) take all appropriate action and do all things necessary, proper or advisable under applicable law (including antitrust and foreign investment law) or otherwise to consummate the Transactions as promptly as practicable; (ii) obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates, or to avoid any action or proceeding by any governmental authority (including those in connection with the antitrust and foreign investment laws), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions; (iii) as promptly as reasonably practicable after the date of the Merger Agreement (and in any event within ten business days following the date of the Merger Agreement), make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under the HSR Act; (iv) as promptly as reasonably practicable, and in any event using reasonable best efforts to do so within specified time periods, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under any other applicable antitrust and foreign investment laws; (v) as promptly as reasonably practicable after the date of the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under any other applicable law; and (vi) deliver required notices to, and the obtaining of required consents or waivers from, third parties (provided that the Company will not be obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested in writing by Parent and is conditioned and effective only upon the Closing). The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the Transactions.

The Company, Parent and Merger Sub will each use its reasonable best efforts to (and will cause their respective subsidiaries and affiliates to) (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of the foregoing; (iii) promptly inform the other parties of any communications to or from any governmental authority regarding approval of the Merger or any of the other Transactions; (iv) respond as promptly as practicable to additional requests for information received by any party from any antitrust and foreign investment authorities any other governmental authority with respect to the Transactions or filings contemplated in the Merger Agreement; and (v) (1) obtain early termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any applicable law (including any other applicable antitrust and foreign investment laws) and (2) prevent the entry in any action or proceeding brought by a governmental authority or any other person of any governmental order which would prohibit, make unlawful or delay the consummation of the Transactions.

In connection with obtaining any approval or consent related to any applicable law, Parent will take, or cause to be taken (including by its subsidiaries, guarantors and affiliates), any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would (or to obtain the agreement or consent of any governmental authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. These steps may include (i) proffering and consenting and/or agreeing to a governmental order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business and (ii) promptly effecting such actions in order to consummate the Transactions on or prior to the End Date, provided, however, that in no event will any “portfolio company” (as such term is customarily defined in the private equity industry) affiliated with any Sponsor, be required to take any of the foregoing actions.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions in the disclosure schedules delivered by the Company in connection with the Merger Agreement, and except as may be expressly contemplated by the Merger Agreement, required by law (including any actions taken reasonably and in good faith to respond to COVID-19 or any measures taken to comply with any law, order, directive, guideline or recommendation or any governmental authority in response to COVID-19) or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed for certain of the actions described below), during the period from the date of the Merger Agreement to the Effective Time (or the date, if any, on which the Merger Agreement is terminated by its terms), (i) the

Company will, and will cause each of its subsidiaries to, conduct its operations, in all material respects, in the ordinary course of business and use commercially reasonable efforts to preserve its goodwill and current relationships with customers, suppliers and other persons having significant business relationships with the Company and its subsidiaries, and (ii) the Company will not, and will cause each of its subsidiaries not to:

amend its certificate of incorporation, bylaws or similar organizational documents;

issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, or issue any additional shares of, or securities convertible or exchangeable for, or warrants exercisable for, any Common Stock, other than (w) shares of Common Stock issuable upon exercise of the options outstanding as of the date of the Merger Agreement in accordance with their terms, (x) shares of Common Stock issuable pursuant to the ESPP, subject to the limitations set forth in the Merger Agreement, (y) in connection with the vesting and/or settlement of RSU or PSU awards outstanding as of the date of the Merger Agreement, in each case, in accordance with their terms or (z) RSU awards granted to directors, officers, new hires or in connection with promotions consistent with past practice, in the ordinary course of business and in accordance with certain parameters specified in the disclosure schedules;

except as provided in the immediately preceding bullet point, split, combine, reclassify, adjust, recapitalize, subdivide, amend the terms of, redeem, purchase or otherwise acquire any Common Stock;

make or declare any dividend or distribution to the stockholders of the Company or other holders of equity interests of the Company and its subsidiaries (except for dividends or distributions among the Company and its wholly owned subsidiaries);

except in the ordinary course of business, amend, modify, or terminate (excluding any expiration in accordance with its terms), any material contracts, waive, release or assign any material rights, claims or benefits thereunder, or enter into any material contracts;

enter into any contract that obligates the Company or any of its subsidiaries to pay more than $5,000,000 in the aggregate to any third party (other than any such contracts on a pass-through basis) or enter into or materially amend or modify any contract with certain parties specified in the disclosure schedules;

sell, assign, transfer, convey, pledge, lease, exclusively license, encumber or otherwise dispose of any material assets or properties, except (w) with respect to tangible assets or properties in the ordinary course of business, (x) for transfers among the Company and its subsidiaries or among subsidiaries of the Company, (y) dispositions of intellectual property rights that are no longer of material value to the Company and its subsidiaries, taken as a whole, or not worth maintaining and (z) grants of intellectual property rights in the ordinary course of business that would not materially restrict the Company or any of its subsidiaries from using such intellectual property as required by its business;

except as required by applicable law or the terms of an existing employee benefit plan in existence as of the date of the Merger Agreement:

◾	grant any severance or termination pay to (or amend any such existing agreement with) any of its employees, directors, officers, other individual service providers;

◾	except in the ordinary course of business consistent with past practice, pay or award, or commit to pay or award, any bonuses or incentive compensation;

◾

enter into, establish, adopt, materially amend or terminate any “plan” (as defined in the Merger Agreement) or other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a “plan” if in effect on the date of the Merger Agreement (except any ordinary course amendments that do not increase the cost to the Company, in the aggregate, of maintaining such plan and further excluding any offer letters that provide for no severance or change in control benefits);

◾

take action to accelerate any payment or benefit, or the funding or any payment or benefit, payable to or to become payable to any of its directors, officers, employees, or other individual service providers;

◾

except in the ordinary course of business consistent with past practice, increase compensation, bonus, commission, or other benefits payable to any of its directors, officers, employees or other individual service providers;

◾	terminate the employment or service of any employee or individual service provider (other than for cause, death or disability) whose total annual cash compensation opportunity exceeds $450,000;

◾

transfer the employment of any of its employees to any person outside of the Company or any of its subsidiaries, including to any client or partner firm, or enter into an agreement or arrangement for any person outside of the Company or any of its subsidiaries to hire or engage any of its employees; or

◾	hire any employee or individual service provider whose total annual cash compensation opportunity would exceed $450,000;

modify, extend, terminate or enter into any collective bargaining agreement or other contract with a labor union or works council or recognize or certify any labor union, works council or other employee representative body;

implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation, in each case, affecting twenty or more similarly-situated employees or other similar actions triggering notice obligations under the WARN Act;

waive or release any material noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee with a title of Vice President (or above) or independent contractor of the Company or any of its subsidiaries;

other than the Merger, merge, consolidate, liquidate, dissolve, restructure, recapitalize, statutorily convert or otherwise reorganize the Company or any of its subsidiaries with any person or adopt a plan or resolution providing for any such transaction;

other than in accordance with contracts in effect on the date of the Merger Agreement, make any loans or advances or capital contributions to, or investments in, any other person (other than for transactions among the Company and its subsidiaries), except for (A) advances to employees or officers of the Company and its subsidiaries for reasonable and documented out-of-pocket expenses or (B) for extensions of credit to customers, in each case, incurred in the ordinary course of business;

(1) make, change, amend or rescind any material Tax election; (2) other than as required by GAAP, change (or request any taxing authority to change) any material Tax accounting principles, periods, methods or practices; (3) enter into any closing agreement or other binding written agreement with any taxing authority with respect to material Taxes; (4) settle any material Tax claim or assessment or material claim for refund of Taxes; (5) file any material amended Tax Return; (6) apply for any ruling from any taxing authority with respect to material Taxes; (7) other than as required because of a change in law or a change in the applicable facts, file any material Tax Return other than one prepared in a manner consistent with past practices in all material respects; or (8) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to the routine extension of Tax Returns);

form any subsidiary or acquire any equity interest in any other person (other than in accordance with contracts in effect on the date of the Merger Agreement);

enter into any new material line of business;

open a new office of the Company and its subsidiaries in any country where neither the Company nor any of its subsidiaries has an office as of the date of the Merger Agreement;

incur any indebtedness for borrowed money or other obligations under the Company’s receivables facility, other than borrowings under the Company’s current credit facilities up to a maximum amount of $50,000,000 in the aggregate;

make any material change to its methods of accounting or accounting practices, except as required by GAAP (or, if applicable, International Financial Reporting Standards) or applicable law;

(1) make any capital expenditure in excess of $5 million individually or $25 million in the aggregate during any three-month period or (2) implement, modify or supplement any new process or system requiring payment of $5 million individually or $10 million in the aggregate;

other than in accordance with contracts in effect on the date of the Merger Agreement, make or offer to make any acquisition of any person, business or division thereof (including by merger, consolidation, acquisition of stock or asset, or otherwise);

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K;

subject to certain exceptions specified in the disclosure schedules and other than stockholder litigation arising out of or relating to the Merger Agreement or the Transactions, (1) settle any claim, action, proceeding, investigation or inquiry before or threatened to be brought before a governmental authority, other than monetary settlements of amounts equal to or less than $3 million individually or $5 million in the aggregate and not involving any non-de minimis injunctive or equitable relief or operating restrictions on the Company and its subsidiaries, taken as a whole, or (2) waive any material right with respect to any material claim held by the Company and its subsidiaries in respect of any claim, action, proceeding, investigation or inquiry brought or threatened in writing to be brought before a governmental authority;

terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Company’s and its subsidiaries’ material insurance policies or fail to pay premiums or report known claims to an insurance carrier in a timely manner, except as would not reasonably be likely to be material to the Company and its subsidiaries, taken as a whole;

increase the amount payable or owed to any existing vendor, supplier or other third-party service provider during any 12-month period in excess of $2,500,000 above the amount paid to such vendor, supplier or other third-party service provider during the 12-month period immediately preceding the date of the Merger Agreement (other than any such contract on a pass-through basis); or

authorize, agree to take, enter into any agreement, or otherwise become obligated to do, any of the foregoing.

Indemnification of Directors and Officers; Insurance

Parent has agreed that it will cause the surviving corporation to indemnify and hold harmless each present and former director, officer and manager (or similar individual) of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time to the fullest extent that Company and its subsidiaries would have been required by applicable law and their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, to indemnify such persons.

The Company will (in consultation with Parent), and if the Company does not, Parent may cause the surviving corporation to, purchase a pre-paid, non-cancelable six-year “tail” policy, of directors’ and officers’ liability insurance with respect to matters existing or occurring at or before the Effective Time.

Miscellaneous Covenants

The Merger Agreement contains additional agreements among the Company, Parent and Merger Sub relating to, among other matters:

the filing by the Company of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

notification upon the occurrence or non-occurrence of certain matters;

the coordination of press releases and other public announcements or filings relating to the Transactions;

actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement;

the repayment and termination of the Company’s existing credit agreement with the lenders party thereto and delivery of a payoff letter in connection therewith;

actions required to cause the disposition of certain options, awards and securities by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

actions necessary to effect the redemption and, if requested by Parent, the satisfaction and discharge of, the Company’s 2029 Notes (as defined in the Merger Agreement) issued under the Company 2029 Indenture (as defined in the Merger Agreement), if requested by Parent;

the delisting of the Company and of the shares of Common Stock from the Nasdaq Global Select Market and the deregistration of Common Stock under the Exchange Act;

any litigation against the Company and/or its directors or its executive officers relating to or in connection with the Merger Agreement or any of the Transactions; and

Parent and Merger Sub’s efforts to obtain the financing pursuant to the corresponding commitment letters entered into by Parent and its affiliates on the date of the Merger Agreement, as well as the Company’s cooperation with Parent’s efforts.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction (or written waiver by all parties, if permissible under applicable law) at or prior to the Effective Time, of each of the following conditions:

the Company will have obtained the “Required Company Stockholder Approval” (as defined and described under the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement);

any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated;

the clearances, approvals and consents required to be obtained under the antitrust laws of the European Union and certain other jurisdictions and applicable and foreign investment regulations of certain foreign jurisdictions will have been obtained and will be in full force and effect; and

the consummation of the Merger will not then be enjoined, prevented, restrained, made illegal or otherwise prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority or any applicable law.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent, if permissible under applicable law) at or prior to the Closing, of the following additional conditions:

certain specified fundamental representations and warranties made by the Company will be true and correct (without giving effect to any materiality or Company Material Adverse Effect (as defined under the section entitled “The Merger Agreement—Representations and Warranties” of this proxy statement) qualifications set forth therein), in each case, as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

certain specified representations and warranties that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

certain specified capitalization representations and warranties made by the Company will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

the Company’s compliance with the covenants and obligations that the Company is required to comply with or perform under the Merger Agreement prior to the consummation of the Transactions (the “Closing”) in all material respects;

since the date of the Merger Agreement, there will not have occurred any Company Material Adverse Effect (as defined under the section entitled “The Merger Agreement—Representations and Warranties” of this proxy statement); and

Parent will have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions described in the five preceding bullet points have been satisfied.

The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction (or waiver by the Company, if permissible under applicable law), at or prior to the Closing, of the following additional conditions:

certain specified fundamental representations and warranties made by Parent and Merger Sub will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (as if made on and as of the Effective Time), except for representations and warranties that speak as of a particular date, which will be true and correct in all respects as of such date;

each of the other representations and warranties made by Parent and Merger Sub in the Merger Agreement (without giving effect to any references to materiality qualifications) will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (as if made on and as of the Effective Time), in each case, (A) except for such representations and warranties that speak as of a particular date, which will be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger;

Parent’s and Merger Sub’s compliance with the covenants and obligations that Parent and Merger Sub are required to comply with or perform under the Merger Agreement prior to the Closing, in all material respects; and

The Company will have received a certificate duly executed on behalf of Parent by its authorized representative to the effect that the conditions described in the three preceding bullet points have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

by mutual written agreement of Parent and the Company.

by either Parent or the Company:

◾

if the Closing has not occurred on or before 5:00 p.m. (Eastern Time) on November 10, 2023 (the “End Date”), whether such date is before or after the date of the receipt of the Required Company Stockholder Approval, so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement is not the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date; provided, however, that if the Marketing Period (as defined in the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period”) has commenced but not yet been completed as of the close of business on the third business day immediately prior to the End Date, the End Date shall be automatically extended until three business days after the final day of the Marketing Period; or

◾

if any governmental authority has issued any final and non-appealable order, decree or ruling or enacted any applicable law, in each case, permanently enjoining, preventing, restraining, making illegal or otherwise prohibiting prior to the Effective Time, the Closing, so long as the terminating party’s failure to perform any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the issuance of such order, decree or ruling or law.

by the Company:

◾

if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub such that the conditions to the Merger for the benefit of the Company (other than the delivery of a certificate from Parent confirming satisfaction of the other closing conditions) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after the Company notified Parent of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided that the Company will only have this termination right so long as there is no breach, inaccuracy of, failure to perform or failure to comply with, any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Parent would have the right to terminate the Merger Agreement pursuant to the first bullet point under the description of Parent’s termination rights below;

◾

before receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as the Company has complied with the no-shop and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement, the Company enters into such definitive agreement concurrently with such termination and the Company pays or causes to be paid to Parent the termination fee described below within three business days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated; or

◾

if (i) the mutual conditions to the Merger for the benefit of the Company, Parent and Merger Sub and the conditions to the Merger for the benefit of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), (ii) the Company had confirmed that (x) all of the conditions to the Merger for the benefit of the Company have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), and (y) the Company stood ready, willing and able to take such actions required of the Company by the Merger Agreement to cause the Closing to occur, and (iii) Parent failed to consummate the Merger within three business days following the date the Closing should have occurred under the terms of the Merger Agreement.

by Parent:

◾

if there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company such that the conditions to the Merger for the benefit of Parent and Merger Sub (other than the delivery of a certificate from the Company confirming satisfaction of the other closing conditions) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after Parent notified the Company of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided that Parent will only have this termination right if there is no breach, inaccuracy of, failure to perform or failure to comply with, any of the representations, warranties, covenants or agreements contained in the Merger Agreement on behalf of Parent or Merger Sub such that the Company would have the right to terminate the Merger Agreement pursuant to the first bullet under the description of the Company’s termination rights above; or

◾	if prior to receipt of the Required Company Stockholder Approval, the Board makes an Adverse Recommendation Change.

Effect of Termination

Except as described in the section below entitled “The Merger Agreement—Termination Fees” of this proxy statement, in the event the Merger Agreement is terminated under the terms thereof (see the section above entitled “The Merger Agreement—Termination” of this proxy statement), the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of the Company, Parent or Merger Sub for any intentional and willful breach of the Merger Agreement occurring prior to such termination.

Termination Fees

The Company must pay, or cause to be paid, to Parent a termination fee of $115,000,000 (the “Company Termination Fee”) if, but only if, the Merger Agreement is terminated:

(1) by (i) Parent or the Company if (x) the Merger has not been consummated on or before the End Date (subject to extension of the End Date as described in the section entitled “The Merger – Termination” of this proxy statement), so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date or (y) the Special Meeting (including any final adjournments and postponements thereof) is held and completed and the Merger Agreement has not been adopted at such Special Meeting (or any final adjournment or postponement thereof) by the Required Company Stockholder Approval or (ii) Parent if there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the Merger Agreement on behalf of the Company such that the conditions to the Merger for the benefit of Parent and Merger Sub cannot be satisfied at the Closing, except that, if such breach, inaccuracy or failure is curable by the Company by the date that is the earlier of (x) 30 days after Parent notified the Company of such breach, inaccuracy or failure and (y) three business days prior to the End Date, then such termination will become effective only if the breach, inaccuracy or failure is not cured on or prior to such date, and Parent will only have this termination right if there is no breach or inaccuracy of, or failure to perform or comply with, any of the representations, warranties, covenants or agreements contained in the Merger Agreement on behalf of Parent or Merger Sub such that the Company would have the right to terminate the Merger Agreement (notwithstanding any cure periods), and (2) each of the following conditions is met:

◾	an Acquisition Proposal has been made to the Company after the date of the Merger Agreement and has not been withdrawn prior to the termination of the Merger Agreement;

◾

solely with respect to the Merger Agreement being terminated by Parent or the Company pursuant to clause (1)(i)(y) above, such Acquisition Proposal was publicly disclosed or otherwise made known to the stockholders of the Company prior to the Special Meeting; and

◾

within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal (regardless of when made or the counterparty thereto) or consummates any Acquisition Proposal (regardless of when made or the counterparty thereto) (with references to “twenty percent (20%)” in the definition of Acquisition Proposal deemed to be references to “fifty percent (50%)” for the purposes of this bullet);

by Parent if, prior to receipt of the Required Company Stockholder Approval, the Board makes an Adverse Recommendation Change; or

by the Company, prior to receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as the Company has complied with the no-shop and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Shop; Acquisition Proposals” of this proxy statement (such termination being conditioned on the payment by the Company to Parent of the termination fee described above concurrently with).

Subject to the remedies of specific performance described in the Merger Agreement, Parent’s right to receive from the Company the Company Termination Fee will, solely in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and certain of its related parties and representatives.

Parent must pay to the Company a termination fee of $275,000,000 (the “Parent Termination Fee”) if, but only if, the Merger Agreement is validly terminated:

by the Company if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that the conditions to the Merger for the benefit of the Company cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (x) 30 days after the Company notified Parent of such breach, inaccuracy or failure and (y) three business days prior to the End Date; provided, that the Company will only have this termination right so long as there is no breach, inaccuracy of, failure to perform or failure to comply with, any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Parent would have the right to terminate the Merger Agreement (notwithstanding any cure periods);

by the Company if (i) the mutual conditions to the Merger for the benefit of the Company, Parent and Merger Sub and the conditions to the Merger for the benefit of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), (ii) the Company had confirmed that (x) all of the conditions to the Merger for the benefit of the Company have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which were capable of being satisfied at the Closing), and (y) the Company stood ready, willing and able to take such actions required of the Company by the Merger Agreement to cause the Closing to occur, and (iii) Parent failed to consummate the Merger within three business days following the date the Closing should have occurred under the terms of the Merger Agreement; or

by the Company or Parent (i) if the Merger has not been consummated on or before the End Date (subject to extension of the End Date as described in the section entitled “The Merger – Termination” of this proxy statement), so long as the terminating party’s failure to perform or comply with any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date and (ii) at the time of such termination, the Company could have terminated the Merger Agreement pursuant to the termination rights described in the two preceding bullet points.

In addition, Elliott Associates, L.P., Elliott International, L.P., Patient Square Equity Partners, LP and The Veritas Capital Fund VIII, L.P. have agreed to severally (and not jointly and severally) guarantee the obligation of Parent to pay any Parent Termination Fee that may become payable by Parent to the Company, as well as Parent’s obligation to reimburse the Company for certain cooperation costs to be incurred by the Company in connection with its cooperation with Parent’s efforts to obtain financing and Parent’s obligation to reimburse the Company for certain out-of-pocket expenses under certain specified circumstances.

Subject to (x) Parent’s indemnification and reimbursement obligations in connection with the Company’s cooperation obligations in respect of Parent’s financing efforts under the Merger Agreement and (y) an order of specific performance as and only to the extent expressly permitted under the terms of the Merger Agreement, the Company’s right to terminate the Merger Agreement under the terms of the Merger Agreement and receive from Parent the Parent Termination Fee and expense reimbursement referenced above will, in the event Parent and Merger Sub fail to consummate the Merger or otherwise breach the Merger Agreement or fail to perform thereunder (whether willfully, intentionally or otherwise), constitute the sole and exclusive remedy of the Company against Parent, Merger Sub and certain of their related parties and representatives (including the Sponsors and any Financing Related Person (as defined in the Merger Agreement)).

If the Company actually receives the foregoing Parent Termination Fee and expense reimbursement, subject to the indemnification and reimbursement obligations described above, Parent and certain of its related parties and representatives will have no further liability to the Company under the Merger Agreement.

Expenses Generally

Except as otherwise noted in the section entitled “The Merger Agreement—Termination Fees” of this proxy statement, whether or not the Merger or the other Transactions are consummated, all expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses.

Specific Performance

The parties to the Merger Agreement are entitled (without proof of actual damages or otherwise and in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. The Company’s right to specific performance to cause Parent to consummate the Merger is subject to, among other things, the availability of certain financing being arranged and obtained by Parent.

Amendments; Waiver

Any provision of the Merger Agreement may be amended or waived by mutual agreement of the parties thereto in writing at any time prior to the Effective Time, except that (i) no amendment or waiver will be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval, and (ii) protective provisions contained in the Merger Agreement may not be amended, waived, or otherwise modified in any manner that adversely affects Parent’s financing or any financing sources or financing related person without the prior written consent of such financing sources.

Governing Law and Jurisdiction

The Merger Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to the Merger Agreement, the Transactions or the actions of the parties to the Merger Agreement in the negotiation, administration, performance and enforcement thereof, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction, except that any proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against any financing source or any financing related person in any way relating to the Merger Agreement, or any of the Transactions, the debt financing, the debt financing documents or the performance thereof or the transactions contemplated thereby, including any dispute arising out of or relating in any way to any debt or equity commitment letter, will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the laws of another jurisdiction.

Each of the parties to the Merger Agreement expressly, irrevocably and unconditionally submitted, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware and any appellate court therefrom, or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware and any appellate court therefrom (the “Chosen Courts”), and irrevocably and unconditionally (a) agreed not to commence any such proceeding except in the Chosen Courts (b) agreed that any claim in respect of any such proceeding may be heard and determined in the Chosen Courts, (c) waived, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in the Chosen Courts and (d) waived, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such proceeding in the Chosen Courts. Each of the parties to the Merger Agreement also agreed, notwithstanding anything in the Merger Agreement to the contrary, (i) that any proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, against a financing related person in connection with the Merger Agreement, any of the Transactions, the debt financing, the debt financing documents or the performance thereof or the transactions contemplated thereby, shall be subject the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party to the Merger Agreement submitted for itself and its property with respect to any proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (iv) to waive and irrevocably waived, to the fullest extent permitted by law, any objection which it may have at any time to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court.

PROPOSAL NO. 1: THE MERGER PROPOSAL

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and approve the Transactions, which we refer to as the Merger Proposal. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement” of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. See also the section entitled “The Merger” of this proxy statement.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of holders of at least a majority of the shares of Common Stock outstanding and entitled to vote in accordance with the DGCL as of the close of business on the Record Date. Failure to vote your shares, an abstention from voting your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

As described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this proxy statement, after considering various factors described in such section, the Board has unanimously determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and our stockholders. The Board has unanimously approved, adopted and declared advisable the Merger Agreement and the Transactions, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL NO. 2: THE EXECUTIVE COMPENSATION PROPOSAL

The Executive Compensation Proposal

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, the Company is required to submit a proposal to our stockholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by the Company to its named executive officers in connection with the Merger. This proposal, commonly known as a “say on golden parachute” proposal, gives stockholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by the Company to its named executive officers in connection with the Merger.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of our named executive officers that is based on or otherwise relates to the Merger and assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, June 5, 2023. The compensation arrangements of our named executive officers that are described in the section entitled “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger” of this proxy statement are incorporated herein by reference.

The Board encourages you to carefully review the “golden parachute” compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed:

•	a closing date of the Merger on June 5, 2023 (which is the latest practicable date prior to the filing of this proxy statement);

•

the employment of each named executive officer is terminated by the Company or one of its subsidiaries without “cause” or by the named executive officer for “good reason” (each such term as defined in the Severance Plan), in either case, immediately following the consummation of the Merger; and

•	the value of the accelerated vesting of any equity award is calculated based on a price per share of Common Stock equal to the Merger Consideration of $43.00.

Golden Parachute Compensation

Name (1)	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Michelle Keefe	7,862,877	13,689,523	39,991	21,592,391
Jason Meggs	2,286,092	1,999,543	56,119	4,341,754
Michael Brooks	4,570,548	8,927,918	19,075	13,517,541
Christian Tucat.	1,923,573	3,429,981	46,998	5,400,552
Jonathan Olefson	2,501,255	4,359,426	58,143	6,918,824
Alistair Macdonald	—	—	—	—

(1)

Ms. Keefe was appointed as our Chief Executive Officer, effective as of April 29, 2022, succeeding Mr. Macdonald who served as Chief Executive Officer through April 28, 2022. Effective March 31, 2023, Mr. Meggs transitioned from his role as Chief Financial Officer, and Ben Rudnick was appointed as Interim Chief Financial Officer. Effective July 1, 2023, Michael Bonello will become Chief Financial Officer of the Company. Messrs. Rudnick and Bonello are not required to be included because they are not currently “named executive officers” of the Company, as defined in Item 402 of Regulation S-K.

(2)

Amounts in this column reflect cash severance that each named executive officer would be eligible to receive under such executive officer’s Employment Agreement (or, for Mr. Meggs, under his separation agreement) and retention bonuses that would be payable to certain named executive officers. In addition, amounts include a pro-rata 2023 annual bonus that would become payable upon a termination of employment by the Company or one of its subsidiaries without “cause” or by the executive for “good reason”, under the terms of the Merger Agreement.

Each Employment Agreement, as well as the separation agreement with Mr. Meggs, provides that the executive is a participant in the Severance Plan. Severance under the Severance Plan is payable if the executive’s employment is terminated by the Company or one of its subsidiaries without “cause” or by the executive for “good reason” within three months prior to or 24 months following a “change in control” of the Company (as such terms are defined in the Severance Plan) (such termination, a “Qualifying Termination”), subject to the executive’s timely execution and non-revocation of a general release of claims and continued compliance with applicable restrictive covenants (described below). Upon a Qualifying Termination, the executives are entitled to receive cash severance paid in a single lump sum payment in an amount equal to 3x (for Ms. Keefe), 2.5x (for Mr. Brooks) or 2x (for each other executive) (i) the executive’s annual base salary plus (ii) the executive’s annual target bonus for the year of termination. Mr. Meggs is eligible to receive the cash severance described above if the Closing occurs prior to October 1, 2023.

The retention bonus will be paid in a single lump sum following the Effective Time, subject to the executive’s continued employment through the 30th day following the Effective Time; each retention bonus is subject to claw-back if the executive’s employment is terminated by the Company for “cause” or by the executive without “good reason,” in either case prior to the first anniversary of the Effective Time.

The following table quantifies each separate form of compensation included in the aggregate total reported in this column. The amounts listed in the columns entitled “Base Salary Severance”, and “Bonus Severance” and “Pro-Rata Bonus” are considered to be payable pursuant to “double-trigger” arrangements; the amounts listed in the column entitled “Retention Bonus” are considered to be payable pursuant to “single-trigger” arrangements. The amounts shown under “Pro-Rata Bonus” are estimated based on each executive’s 2023 annual target bonus opportunity; however, the actual payments will be based on the Company’s achievement of applicable performance goals for the calendar year.

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus ($)	Retention Bonus ($)
Michelle Keefe	3,000,000	3,600,000	512,877	750,000
Jason Meggs	1,236,000	865,200	184,892	—
Michael Brooks	1,875,000	1,875,000	320,548	500,000
Christian Tucat.	1,040,000	728,000	155,573	—
Jonathan Olefson	1,082,000	757,400	161,855	500,000
Alistair Macdonald	—	—	—	—

(3)

Amounts in this column reflect the value of the unvested stock options, RSU awards and/or PSU awards held by the named executive officer that would accelerate upon the closing of the Merger and/or in connection with a qualifying termination of employment. For a detailed description of the treatment of outstanding equity awards in connection with the Merger, please see the section entitled “The Merger Agreement—Treatment of Equity Awards” of this proxy statement. For a description of the treatment of unvested equity awards in connection with a qualifying termination of employment, please see the section entitled “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger” of this proxy statement.

The following table quantifies the number of shares of Common Stock subject to unvested RSUs and/or PSUs held by the named executive officers and quantifies the value of such awards based on a price per share of Common Stock equal to the Merger Consideration. Depending on when the Effective Time occurs, certain equity awards shown in the table may vest in accordance with their terms prior to the Effective Time. All amounts listed in the below table with respect to the Specified Awards are considered to be payable pursuant to “single-trigger” arrangements pursuant to the Merger Agreement, and all other amounts listed in the below table are considered to be payable pursuant to “double-trigger” arrangements.

Name	Accelerated RSUs (Specified Awards) (#)	Value of Accelerated RSUs (Specified Awards) ($)	Accelerated PSUs (Specified Awards)	Value of Accelerated PSUs (Specified Awards)	Accelerated RSUs (non- Specified Awards)	Value of Accelerated RSUs (non- Specified Awards)	Accelerated PSUs (non- Specified Awards)	Value of Accelerated PSUs (non- Specified Awards)
					(#)	($)	(#)	($)
			(#)	($)
Michelle Keefe	36,137	1,553,891	36,137	1,553,891	114,635	4,929,305	131,452	5,652,436
Jason Meggs	15,033	646,419	—	—	10,375	446,125	21,093	906,999
Michael Brooks	30,355	1,305,265	30,355	1,305,265	72,627	3,122,961	74,289	3,194,427
Christian Tucat	15,177	652,611	15,177	652,611	22,495	967,285	26,918	1,157,474
Jonathan Olefson	23,128	994,504	23,128	994,504	24,038	1,033,634	31,088	1,336,784
Alistair Macdonald	—	—	—	—	—	—	—	—

(4)

Upon a Qualifying Termination, the executives are entitled to receive an amount equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for 24 months, subject to the executive’s timely execution and non-revocation of a general release of claims and the executive’s continued compliance with applicable restrictive covenants. Mr. Meggs is eligible to receive these benefits if the Closing occurs prior to October 1, 2023.

The payments described in this column include an estimated cost of continued health coverage for the executives and are considered to be payable pursuant to “double-trigger” arrangements.

Restrictive Covenants. Each of the executives is subject to customary confidentiality provisions and post-termination non-solicitation and non-competition restrictions that apply during employment and for six to 12 months thereafter.

Vote Required

The vote on the Executive Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Executive Compensation Proposal or vice versa. Because the vote on the Executive Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Proposal is approved and the Merger is consummated, the compensation payments that are contractually required to be paid by the Company to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of this advisory (non-binding) vote of the Company’s stockholders.

Approval of the Executive Compensation Proposal requires the affirmative vote of a majority of the Company’s shares present electronically or represented by proxy at the Special Meeting and entitled to vote at the meeting. Failure to vote your shares or broker non-votes, if any, will not have an effect on the outcome of this proposal. However, an abstention from voting your shares will have the same effect as a vote “AGAINST” the Executive Compensation Proposal.

Approval of this proposal is not a condition to consummation of the Merger.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the Executive Compensation Proposal.

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the Adjournment Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to any date and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. In addition, the Board could postpone the Special Meeting before it commences, including if under our Bylaws a quorum is not present for the meeting.

Notwithstanding the foregoing, under the Merger Agreement, the Company may recess, adjourn or postpone the Special Meeting without Parent’s consent only in certain specified circumstances as described further under the section entitled “The Merger Agreement—Special Meeting and Related Actions” of this proxy statement.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so adjourned or postponed. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on any proposal, or if such stockholder signs and returns a proxy and indicates a vote in favor of the Merger Proposal but does not indicate a choice on the Adjournment Proposal, such stockholder’s shares of the Common Stock will be voted “FOR” the Adjournment Proposal. However, if such stockholder indicates a vote against the Merger Proposal, such stockholder’s shares of the Common Stock will only be voted in favor of the Adjournment Proposal if he, she or it indicates a vote in favor of the Adjournment Proposal. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal or vice versa.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the Company’s shares present electronically or represented by proxy at the Special Meeting and entitled to vote at the meeting. Failure to vote your shares or broker non-votes, if any, will not have an effect on the outcome of this proposal. However, an abstention from voting your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and our stockholders to be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Approval of this proposal is not a condition to consummation of the Merger.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information as of June 5, 2023, regarding the beneficial ownership of our Common Stock by:

each person or group who is known by us to own beneficially more than 5% of our Common Stock;

each member of our Board and each of our Named Executive Officers; and

all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 103,712,746 shares of our Common Stock outstanding as of June 5, 2023. Shares of Common Stock subject to options currently exercisable or that may become exercisable within 60 days of June 5, 2023 and shares of Common Stock underlying restricted stock units that may be subject to vesting within 60 days of June 5, 2023 are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is c/o Syneos Health, Inc., 1030 Sync Street, Morrisville, North Carolina 27560-5468.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
5% Stockholder:

BlackRock, Inc. (1)	11,030,086	10.6%

The Vanguard Group (2)	10,346,287	10.0%

Named Executive Officers and Directors:

Michelle Keefe	35,644	*

Alistair Macdonald	167,593	*

Jason Meggs	40,916	*

Michael Brooks (3)	18,316	*

Christian Tucat (4)	10,790	*

Jonathan Olefson	14,368	*

Barbara W. Bodem	3,522	*

Bernadette M. Connaughton	9,915	*

John M. Dineen	22,629	*

William Klitgaard	—	*

Kenneth F. Meyers	20,147	*

Matthew E. Monaghan	19,777	*

David S. Wilkes, M.D.	4,973	*

Alfonso G. Zulueta	3,493	*

All current board of director members and executive officers as a group (5)	171,956	*

*	less than 1%
(1)

As reported on a Schedule 13G/A filed on January 23, 2023, BlackRock, Inc. reported sole voting power over 10,694,544 shares and sole dispositive power over 11,030,086 shares. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(2)

As reported on a Schedule 13G/A filed on January 10, 2023, The Vanguard Group reported shared voting power over 96,524 shares, sole dispositive power over 10,145,901 shares, and shared dispositive power over 200,386 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Includes 3,410 shares owned by Mr. Brooks’ spouse.
(4)	Includes 468 RSUs that may vest within 60 days of June 5, 2023.
(5)

Includes 468 RSUs that may vest within 60 days of June 5, 2023 and 703 options that are exercisable or may become exercisable within 60 days of June 5, 2023. Includes beneficial ownership of Stanford (Ben) Rudnick. Does not include beneficial ownership of Alistair Macdonald or Jason Meggs as they are not current directors or executive officers of the Company.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

We intend to hold an Annual Meeting of Stockholders in 2023 only if the Merger is not consummated. If the Merger is not consummated, please see below for timing of stockholder proposals relating to our 2023 Annual Meeting of Stockholders.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must have submitted the proposal to our Corporate Secretary at our offices at Morrisville, North Carolina in writing within a reasonable time before the Company begins to print and send its proxy materials. If applicable, the Company intends to announce the deadline for receipt of proposals pursuant to Rule 14a-8 under the Exchange Act after a date for the 2023 Annual Meeting of Stockholders is set.

Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Given that our 2023 Annual Meeting of Stockholders, if held at all, will occur more than 60 days after May 25, 2023, our Bylaws require that our Corporate Secretary must receive written notice from the stockholder of record of their intent to present a proposal or nomination at the 2023 Annual Meeting of Stockholders not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following filings of the Company with the SEC are incorporated by reference:

•

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February  16, 2023, as amended by the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on May 1, 2023;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 10, 2023; and

•

The Company’s Current Reports on Form 8-K filed with the SEC on May 10, 2023 (Item 1.01 and Item 9.01), May 10, 2023 (Item  8.01 and Item 9.01), May  2, 2023, March  30, 2023, February  16, 2023, and January 9, 2023 (other than the portions of such documents not deemed to be filed).

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.

Copies of any reports, statements or other information that we file with the SEC are available at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company through the Investor Relations section of our website, https://www.syneoshealth.com/, at the “Investors—Financials and Filings” section therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Syneos Health, Inc.

Attention: Investor Relations

1030 Sync Street

Morrisville, North Carolina 27560-5468

Telephone: (919) 876-9360

If you would like to request documents from us, please do so by July 26, 2023, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://www.syneoshealth.com, and the “Investors—SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied (and the Company has not independently verified) all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary—Parties to the Merger Agreement” and “Parties to the Merger Agreement” of this proxy statement.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in the documents we have publicly filed with the SEC. This proxy statement is dated June 27, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by submitting your proxy over the Internet or by telephone as described on your proxy card or voting instruction form.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STAR PARENT, INC.,

STAR MERGER SUB, INC.

AND

SYNEOS HEALTH, INC.

MAY 10, 2023

Exhibit A      Form of Certificate of Merger

Schedule A    Antitrust and Foreign Investment Approvals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2023, is entered into by and among Syneos Health, Inc., a Delaware corporation (the “Company”), Star Parent, Inc., a Delaware corporation (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board”) have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Parent has approved and declared advisable and in the best interests of Parent and its stockholders, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company Board has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of The Veritas Capital Fund VIII, L.P., Elliott Associates, L.P., Elliott International, L.P. and Patient Square Equity Partners, LP (each, a “Guarantor” and collectively, the “Guarantors”) has delivered to the Company a guaranty (each, a “Guaranty” and collectively, the “Guarantees”), pursuant to which such Guarantor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the assets, revenue or net income of the Acquired Companies, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power or economic interests of the Company; (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act) acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power or economic interests of the Company; (iii) any merger, consolidation, amalgamation, joint venture, business combination, recapitalization, issuance of securities, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its shareholders, if consummated, would directly or indirectly acquire beneficial ownership of twenty percent (20%) or more of the combined voting power or economic interests of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Anti-Corruption Laws” means all Applicable Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 or any successor statute, rules or regulations thereto.

“Antitrust and Foreign Investment Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law or investment control (including foreign direct investment) authorities of any other jurisdiction (whether U.S., foreign, multinational or supranational).

“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York or the Federal Reserve Bank of San Francisco is closed.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, as may be amended or modified, including any rules or regulations promulgated thereunder and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notice 2020-65 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Authority.

“Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

“Code” means the Internal Revenue Code of 1986 or any successor statute, rules or regulations thereto.

“Commitment Letters” means the Debt Commitment Letters and the Equity Commitment Letters.

“Company 2029 Indenture” means that certain Indenture, dated as of November 24, 2020, among the Company, each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, together with any supplemental indentures thereunder and including the terms and provisions of the Company 2029 Notes.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2023 and the notes thereto.

“Company Balance Sheet Date” means March 31, 2023.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Compensatory Award” means each Company Option, Company PSU Award and Company RSU Award.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 4, 2022, among the Company, as administrative borrower, Syneos Health US, Inc., as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, modified or otherwise supplemented).

“Company Debt Agreements” mean the Company Credit Agreement and the Company Receivables Financing Agreement.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company ESPP” means the Company’s 2016 Employee Stock Purchase Plan, as amended and/or amended and restated from time to time.

“Company IP” means all Intellectual Property Rights owned by any Acquired Company.

“Company IT Assets” means tangible information technology assets, systems, and networks, software, hardware, telecommunication systems and related equipment, in each case, that are owned and controlled by the Acquired Companies in the conduct of their businesses.

“Company Material Adverse Effect” means any Effect that (i) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Transactions, or (ii) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that, for purposes of this clause (ii), in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof; (b) general economic, political or business conditions or changes therein, or acts of terrorism or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity or any escalation or worsening relating to any of the foregoing); (c) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (d) seasonal fluctuations in the business of the Acquired Companies; (e) any change generally affecting the industries in which the Acquired Companies operate; (f) the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (A) the initiation of litigation by any stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to this Agreement or the Transactions or

(B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies) (provided that this clause (f) shall not apply to, and shall be disregarded with respect to, references to “Company Material Adverse Effect” in the representations and warranties made by the Company in Section 4.02, Section 4.03, Section 4.04 and Section 4.17(i)); (g) the compliance with the terms of this Agreement or the taking of any action required or expressly contemplated by this Agreement or requested by Parent in writing; (h) any act of God or natural disaster; (i) any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that this clause (i) shall not prevent a determination that any Effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (j) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (k) any pandemic (including COVID-19), public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, or any response of any Governmental Authority (including any COVID-19 Measures or other requirements for business closures or “sheltering-in-place”), related to any of the foregoing; or (l) any matter to which Parent hereafter consents in writing and for purposes of Section 8.02(c), any matters to the extent expressly set forth in the Company Disclosure Letter; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e) and (h), except to the extent that such matters disproportionately impact the Acquired Companies (taken as a whole) relative to other businesses in the industries in which the Acquired Companies operate.

“Company Option” means an option to purchase Company Common Stock.

“Company Owned Real Property” means each parcel of real property owned by an Acquired Company.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company PSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock that vests based on the achievement of performance goals (excluding, for clarity, Company RSU Awards).

“Company Receivables Financing Agreement” means that certain Receivables Financing Agreement dated as of June 29, 2018 among Syneos Health Receivables, LLC as borrower, PNC Bank, National Association as administrative agent and the various other parties thereto (as amended, modified or otherwise supplemented).

“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock that vests based solely on the passage of time (excluding, for clarity, Company PSU Awards).

“Company Software” means proprietary software owned by the Acquired Companies.

“Company Stock Plans” means the Company’s 2018 Equity Incentive Plan, the Double Eagle Parent, Inc. 2016 Omnibus Equity Incentive Plan, the INC Research Holdings, Inc. 2010 Equity Incentive Plan and the INC Research Holdings, Inc. 2014 Equity Incentive Plan, in each case, as amended and/or amended and restated from time to time.

“Company Termination Fee” means an amount in cash equal to $115,000,000.

“Confidentiality Agreement” means that certain Confidentiality Agreement, between Patient Square Capital, L.P. and the Company.

“Continuing Employees” means all employees of any Acquired Company, who, as of immediately following the Closing, continue their employment with Parent, the Surviving Corporation or any of their Subsidiaries (including any Acquired Company).

“Contract” means any legally binding contract, agreement, letter contract, subcontract, arrangement, lease, sublease, license, sublicense or other commitment or undertaking.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any measures taken to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, Governmental Order, directive, guidelines or recommendations by any Governmental Authority or quasi-governmental authority in response to COVID-19, including the CARES Act.

“Data Privacy and Security Requirements” means (i) all Applicable Laws, binding guidelines from Governmental Authorities, and reputable industry practice, standards, self-governing rules, and policies relating to the privacy and security of Personal Information or to the Processing of such information or data, including, without limitation, to the extent applicable to the Acquired Companies, the California Consumer Privacy Act of 2018 (“CCPA”) as amended by the California Privacy Rights Act (“CPRA”), the Virginia Consumer Data Protection Act (“VCDPA”), HIPAA, the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), the Act respecting the protection of personal information in the private sector (Québec) and any comparable Law of any other jurisdiction of Canada, the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679 or “GDPR”) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018 (collectively, “Privacy Laws”), (ii) all publicly-facing or written Acquired Companies’ policies and procedures relating to the Processing of Personal Information, including all published consumer-facing website privacy policies and formalized information security policies, (iii) An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, SC 2010, c 23. and similar Laws in any country or jurisdiction applicable to the Acquired Companies, and (iv) those portions of Contracts to which an Acquired Company is bound and pertaining to the Processing of Personal Information by an Acquired Company.

“Debt Commitment Letter” means the debt commitment letter, dated the date hereof, among Parent and the Financing Sources party thereto (including all exhibits, annexes, schedules and term sheets attached thereto), as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto) or as required by Section 7.13(b), pursuant to which the Financing Sources party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing described therein for the purposes of financing the Transactions.

“Debt Fee Letter” means that certain fee letter relating to the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any Debt Financing Document.

“Debt Financing Documents” means any credit agreements, note purchase agreements, engagement letters, fee letters, indentures, guarantees, pledge and security documents, definitive financing documents, agreements, schedules or other certificates or documents contemplated by the Debt Financing.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Effect” means any event, change, effect, fact, circumstance, development, condition or occurrence.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local Laws relating to pollution, human health and safety (solely to the extent related to exposure to Hazardous Substances) or the protection of the environment, as in effect on or before the date hereof, including those relating to or imposing liability or standards of conduct for the generation, treatment, storage, transport, handling, remediation, cleanup, disposal or release of Hazardous Substances.

“Equity Commitment Letters” means, collectively, (i) that certain Equity Commitment Letter, dated as of the date hereof, delivered by Patient Square Equity Partners, LP to Parent, (ii) that certain Equity Commitment Letter, dated as of the date hereof, delivered by The Veritas Capital Fund VIII, L.P. to Parent and (iii) that certain Equity Commitment Letter, dated as of the date hereof, delivered by Elliott Associates, L.P. and Elliott International, L.P. to Parent.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letters.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would at any relevant time be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“FDA” means the U.S. Food and Drug Administration.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent expressly set forth or referred to in the sections titled “Conditions to Initial Borrowing” in Exhibits B and C to the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of each of the Equity Commitment Letters.

“Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (i) a customary perfection certificate required in connection with the Debt Financing, (ii) a Payoff Letter with respect to the Company Credit Agreement, (iii) a Payoff Letter with respect to the Company Receivables Financing Agreement and (iv) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

“Financing Related Persons” means (i) the Financing Sources, (ii) any Affiliates of the Financing Sources, (iii) the respective former, current and future officers, directors, employees, agents, attorneys, advisors, shareholders, representatives, stockholders, general or limited partners, members, controlling persons and other Representatives of each Person identified in the foregoing clauses (i) and (ii) and (iv) the permitted successors and assigns of each of the Persons described in the foregoing clauses (i), (ii) and (iii).

“Financing Sources” means the Persons that are party to, and have committed to provide or arrange, all or any part of the Debt Financing pursuant to the Debt Commitment Letter or any Debt Financing Document (or that have otherwise agreed to purchase securities or place securities or arrange or provide loans in lieu of the

Debt Financing) and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub) and, in each case, their respective successors and assigns.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, county, municipal, local, supranational or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitral body (public or private), quasi-governmental authority, court or tribunal, or any self-regulatory organization (including Nasdaq).

“Governmental Healthcare Programs” means the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program, and any other foreign, provincial, federal or state reimbursement or healthcare delivery program involving payment of governmental funds (including “Federal health care programs” as defined in 42 U.S.C. § 1320a 7b(f)).

“Governmental Order” means any order, judgment, injunction, decree, decision, ruling, assessment, writ, stipulation, verdict, determination or award, in each case, made, issued, promulgated or entered, whether preliminary or final, by or with any Governmental Authority (including any judicial or administrative directives).

“Hazardous Substances” means any materials, substances or wastes for which liability or standards of conduct are imposed pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics, including asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum products, radioactive materials, toxic mold and radon gas.

“Healthcare Laws” means all Applicable Laws relating to the following: (i) Regulatory Laws; (ii) Laws relating to any Governmental Healthcare Program, including the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and the federal TRICARE statute (10 U.S.C. § 1071 et seq.); (iii) Laws pertaining to human subject research, clinical trials, laboratory testing, genetic testing, biospecimen collection or testing, non-clinical testing, biohazards, pharmacies, and controlled substances; (iv) the applicable legal requirements of the International Conference on Harmonization Guideline for Good Clinical Practice E6(R2), as adopted into Law, and all applicable legal requirements relating to protection of human research subjects including without limitation those contained in the Federal Policy for the Protection of Human Subjects, 45 C.F.R. Part 46, 21 C.F.R. Parts 11, 50, 54, 56, 312, and 812, and any applicable and comparable federal, state and foreign Laws, including, but not limited to Regulation (EU) No 536/2014, to the extent applicable Directive 2001/20/EC and its national implementing legislation, the UK Medicines for Human Use (Clinical Trials) Regulations 2004, the Health and Safety Care Act 2008, and the Health and Safety Care Act 2008 (Regulated Activities) Regulations 2014 as well as any other relevant regulations governing health and social care services; (v) the Clinical Laboratory Improvement Amendments of 1988; (vi) applicable licensure Laws pertaining to entities conducting or overseeing clinical trials and research pharmacies, including those governing compounding or the manufacture, promotion or distribution of medical devices and pharmaceutical products, as well as professional licensure Laws, conflicts of interest, professional responsibility, and standards of care, including, but not limited to Laws concerning the provision of healthcare services via telehealth modalities and the provision of home health services; (vii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil and criminal False Claims Act (31 U.S.C. §§ 3729–3733), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7, 1320a-7a), the Federal Health Care Fraud Law (18 U.S.C. § 1347), all regulations promulgated pursuant to each of the foregoing statutes and any state equivalents thereto; (viii) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., all applicable rules and regulations of the Drug Enforcement Administration, and similar controlled substance Law in any U.S. state or foreign jurisdiction; (ix) any other Laws of general applicability to healthcare, healthcare professionals or governing or regulating the recruitment, enrollment, or management of clinical research trials, each as amended from time to time, and to the extent not otherwise specifically identified herein; (x) to the extent not otherwise specifically identified herein, all applicable comparable state and foreign Laws; and (xi) requirements of a Governmental Authority in connection with funding in support of the Company’s business, including the National Institutes of Health Grants Policy Statement, made applicable to the Company through grant, contract or other transactions authority.

“HIPAA” means, collectively: (i) the Administrative Simplification Provisions of Title II, Subtitle F of the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) the Omnibus Rule effective March 26, 2013 (78 Fed. Rg. 5566) and other implementing regulations at 45 CFR Parts 160 and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable Payoff Letter) of such Person consisting of: (i) any indebtedness for borrowed money; (ii) all obligations evidenced by debt securities, bonds, debentures, notes or similar instruments (but excluding performance bonds, surety bonds and similar instruments); (iii) all obligations under leases required to be treated as capital leases in accordance with GAAP; (iv) all obligations with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business); (v) all indebtedness secured by a Lien (other than any Permitted Lien) on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; (vi) all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (vii) commitments to repurchase equity securities of such Person; (viii) all obligations in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; or (ix) any guarantee of any such indebtedness described in the foregoing clauses (i) through (viii) (other than, in each case, any such obligations between or among such Person and its Subsidiaries).

“Intellectual Property Rights” means all United States, foreign, and international rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) patents and patent applications, including provisionals, continuations, continuations-in-part divisions, reissues, re-examinations, substitutions and extensions thereof, including foreign equivalents; (ii) trademarks, trade names, logos, service marks, trademark and service mark registrations other rights in source identifiers, and all applications, registrations and renewals therefor, together with all goodwill associated therewith; (iii) copyrights and all applications, registrations and renewals therefor; (iv) internet domain name registrations; (v) confidential and other proprietary information, know-how and inventions and trade secrets; and (vi) rights in software.

“Intervening Event” means any positive Effect that, individually or in the aggregate, is material to the Acquired Companies, taken as a whole, that (i) is not known or reasonably foreseeable (or the implications or magnitude of which is not known or reasonably foreseeable) to or by the Company Board as of the date hereof and (ii) does not relate to (A) any Acquisition Proposal, or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii)(B) may be considered and taken into account), which Effect (or the implications or magnitude of which), in each case of clauses (i) and (ii), becomes known to or by the Company Board prior to adoption of this Agreement by the Required Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of each of Michelle Keefe, Ben Rudnick, Jon Olefson and Michael Brooks, and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of each of Sumit Khatod, Justin Sabet-Peyman and Marc Steinberg.

“Law” means any and all domestic (federal, state or local), supranational or foreign (federal, state, provincial, territorial, municipal or local) laws, statutes, codes, rules, regulations, ordinances, treaties, Governmental Orders, acts, codes, judgments or decrees, in each case, enacted, adopted, promulgated or enforced by any Governmental Authority.

“Leased Real Property” means each parcel of real property leased or subleased and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by an Acquired Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Acquired Company holds any Leased Real Property.

“Lender Protective Provisions” means Section 9.03(e), Section 10.04, Section 10.06(a), Section 10.07, Section 10.08, Section 10.09 and Section 10.13 of this Agreement.

“Lien” means any mortgage, easement, deed of trust, pledge, hypothecation, encumbrance, license, security interest, charge, claim, option or other similar lien or restriction of any kind.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days beginning after the date hereof, throughout which Parent shall have the Required Information; provided that:

(i)

if the annual or quarterly financial statements constituting Required Information would be required to be updated pursuant to such definition during such fifteen (15) consecutive Business Day period (and have not been updated prior to such period), then the Marketing Period shall not be deemed to commence until (and shall not be deemed to restart any earlier than) the earliest date on which the Company has furnished Parent with the applicable updated financial statements (giving effect to the notwithstanding paragraph below);

(ii)

if Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements included in the Required Information, then the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another nationally recognized independent public accounting firm;

(iii)

if any of the financial statements included in the Required Information shall have been restated, the Company shall have publicly announced its intent to restate any such financial statements or that any such restatement is under consideration or may be a possibility, or the board of directors of the Company shall have determined that a restatement of any such financial statements is required, then the Marketing Period shall be deemed not to resume unless and until (and shall not be deemed to restart any earlier than) such restatement has been completed or the Company has determined that no restatement shall be required in accordance with GAAP consistently applied (giving effect to the notwithstanding paragraph below);

(iv)

if the Required Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading, then the Marketing Period shall not be deemed to resume unless and until such Required Information has been updated or amended so that there is no longer any such untrue statement or omission (giving effect to the notwithstanding paragraph below);

(v)

if the financial statements included in the Required Information are not sufficient at any time during such fifteen (15) consecutive Business Day period (giving effect to the notwithstanding paragraph below) to permit the Company’s independent auditor to issue a customary “comfort” letter to the relevant Financing Sources, including as to customary “negative assurance” and change period comfort, in order to consummate the Debt Financing (or the Company’s independent auditor is not prepared to issue a customary comfort letter subject to their completion of customary procedures), then the Marketing Period shall not be deemed to resume unless and until the Company’s independent auditor is able to issue such customary comfort letter in order to consummate the Debt Financing; and

(vi)

(1) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 18, 2023, then such fifteen (15) consecutive Business Day period shall not commence prior to September 5, 2023, and (2) July 3, 2023 shall not count as a Business Day for such fifteen (15) consecutive Business Day (it being understood that such exclusion under this clause (2) shall not restart such period).

Notwithstanding anything included herein to the contrary (other than with respect to clause (vi) above), the Company may provide updates to the Required Information during such Marketing Period with more recent information regarding the Company, including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects of the Company, and in such event the fifteen (15) consecutive Business Day period shall not be deemed to have been tolled or recommenced. If at any time the Company shall reasonably and in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) and, following delivery of such Required Information specified in such notice, the Marketing Period will commence; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have been completed on any date on which the Debt Financing has been consummated, including if the proceeds of the Debt Financing are placed into escrow upon consummation.

“Nasdaq” means the Nasdaq Stock Market LLC or any successor exchange.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda, syndication memoranda and packages and lender and investor presentations in each case to the extent the same are customary and required in connection with the Debt Financing.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

“Parent Termination Fee” means an amount in cash equal to $275,000,000.

“Payoff Letter” means, (i) with respect to the Company Credit Agreement, a customary payoff letter, in form and substance reasonably acceptable to Parent, executed by the lenders (or their duly authorized agent or representative) thereto and (ii) with respect to the Company Receivables Financing Agreement, a customary payoff letter in form and substance reasonably acceptable to Parent, executed by the lenders (or their duly authorized agent or representative) thereto (together, the “Payoff Letters”).

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law, in each case of this clause (ii), arising in the ordinary course of business, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and that (a) are not violated by the current use and operation of such Real Property or the operation of the business of the Acquired Companies and (b) do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the intended use of such Real Property, (v) with respect to Real Property, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business currently conducted thereon, (vi) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing Indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) Liens to be released on or prior to the Closing Date, (viii) Liens described in Section 1.01(a) in the Company Disclosure Letter and (ix) in the case of Intellectual Property Rights, non-exclusive licenses granted in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information comprising “personal information,” “personal data,” “personally identifiable information” or any similar term under Privacy Laws applicable to the Acquired Companies.

“Proceeding” means any claim, cause of action, action, suit, charge, complaint, demand, hearing, enforcement, assessment, arbitration, lawsuit or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Process” (and the corollary terms “Processed” and “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure or other operations performed on any information, including Personal Information.

“Real Property” means, collectively, the Leased Real Property and the Company Owned Real Property.

“Registered IP” means all Company IP that is registered, recorded, filed or issued under the authority of any Governmental Authority or a domain name registrar.

“Regulatory Laws” means, in connection with the business of each of the Acquired Companies, all Applicable Laws regarding the procurement, research, testing, development, manufacture, production, distribution, importation, exportation, labeling, packaging, storage, handling, transportation, quality, sale, advertising or promotion of services or products (including, as applicable, drugs, narcotics, therapeutic products, controlled substances, therapeutic devices and cosmetics) regulated by the FDA or other foreign equivalent or similar Governmental Authority, such Laws including but not limited to, in relation to the U.S., the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), and their implementing regulations; in relation to the EU, Directive 2001/83/EC, and its national implementing legislation, Regulation (EC) 726/2004, Regulation (EU) 2017/745, to the extent applicable, Directive 93/42/EEC and its national implementing legislation and, to the extent applicable, animal testing laws; in relation to the UK, the Human Medicines Regulations 2012 and the Medical Devices Regulations 2002; and outside the U.S., such comparable Applicable Laws.

“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective controlling shareholders, general or limited partners, managing members, officers, directors, managers, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other authorized representatives.

“Required Information” means (i) the audited consolidated balance sheet of the Company as of December 31, 2022, December 31, 2021 and December 31, 2020 and the related audited consolidated statements of income and cash flows for the fiscal years then ended, (ii) the unaudited condensed consolidated balance sheet of the Company as of the last date of each subsequent fiscal quarter, other than the fourth fiscal quarter in any fiscal year, ending after December 31, 2022, and at least 45 days prior to the Closing Date, and the related unaudited condensed consolidated statements of income and cash flows for the three months then ending and for the portion of the year to date reviewed by the Company’s independent auditor, (iii) historical information reasonably requested by Parent in Parent’s preparation of the pro forma financial statements referred to in Section 7.12(a)(iii) (after giving effect to the proviso thereto), and (iv) all other financial data and other information regarding the Company and its Subsidiaries that is reasonably requested by Parent (following a written request for such information from the underwriters or initial purchasers of such offering) and required for Parent to produce customary Offering Documents for high yield debt securities issued on a “Rule 144A for life” basis (but for the avoidance of doubt excluding the Excluded Information), provided that, notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (1) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of Offering Documents for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Required Information; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) other information customarily excluded from Offering Documents for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, (5) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280 in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Required Information, (6) financial information that the Company or its Affiliates do not maintain in the ordinary course of business (other than the historical financial statements and other historical information expressly set forth in the foregoing clauses (i) to (iv)), (7) information not reasonably available to the Company or its Affiliates under their respective current reporting systems (other than the historical financial statements and other historical information expressly set forth in the foregoing clauses (i) to (iv)) or (8) projections (the information described in this proviso, the “Excluded Information”). For the avoidance of doubt, financial statements referred to in the foregoing clauses (i) and (ii) will be prepared in accordance with GAAP and the unaudited financial statements referred to in clause (ii) will be reviewed by the independent accountants of the Company as provided in the procedures specified by PCAOB AS 4015; provided that no opinion shall be required with respect to such review of such unaudited financial statements. For the avoidance of doubt, notwithstanding anything included herein to the contrary, no Required Information shall be required to be provided after the satisfaction of the Marketing Period or the date on which the Debt Financing has been consummated (including, for the avoidance of doubt, if the proceeds of the Debt Financing are placed into escrow upon consummation).

“Sanctions” shall mean all Applicable Laws concerning economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States of America (including the Office of Foreign Assets Control of the US Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Kingdom, the European Union, the

United Nations, or any other relevant Governmental Authority of the countries in which the Acquired Companies conduct business (to the extent consistent with U.S., EU, and UK Law).

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Sponsors” means, collectively, Patient Square Capital, L.P., Veritas Capital Fund Management, L.L.C. and Elliott Investment Management L.P..

“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “more than fifty percent (50%)”) made by a Third Party (other than resulting from a breach of Section 6.02(a) (other than any such breach that is immaterial and unintentional)) that the Company Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof), is reasonably likely to be consummated in accordance with its terms and if consummated, would result in a transaction that is more favorable from a financial perspective to the Company’s stockholders than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination).

“Tax” means (i) any and all U.S. federal, state or local or non-U.S. taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit, custom duty or other tax of any kind, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any charge, interest, penalty, addition to tax or additional amount imposed with respect thereto by any Governmental Authority responsible for the imposition of any such tax and (ii) any liability for, or in respect of the payment of, any amount described in clause (i), as a transferee, successor, by contract or by operation of Law.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” means any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons other than Parent, Merger Sub and their respective Affiliates.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(c)
Affiliate Arrangements	4.26
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)
Alternative Financing	7.13(b)
Antitrust and Foreign Investment Laws	4.03
BofA Securities	4.22
Book-Entry Share	3.01(b)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Centerview	4.22
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Change of Control Offer	7.14(c)
Chosen Courts	10.08
Closing	2.01
Closing Date	2.01
Company	Preamble
Company 2029 Notes	7.14(b)
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)
Company Financial Statements	4.06(a)
Company Licenses	4.10(b)
Company Material Contract	4.09(a)
Company Parties	9.03(c)
Company SEC Documents	4.06(a)
Company Stockholder Meeting	7.02(c)
Compensatory Award Fund	3.02(a)
Consent Solicitation	7.14(c)
Contingent Cash Award	3.05(b)(i)
Current Offering Period	3.05(d)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Discharge	7.14(b)
Dissenting Share DTC DTC Payment	3.06 3.02(d) 3.02(d)
Effective Time	2.02(a)
End Date	9.01(b)
Enforceability Exceptions	4.02(a)
Exchange Fund	3.02(a)
Guarantor; Guarantors	Recitals
Guaranty; Guarantees	Recitals
Indemnitee	7.04(a)
Insurance Policies	4.15
Labor Agreement	4.09(a)(vii)
Liability Management Transaction	7.14(c)

Term	Section
Material Customer	4.20(a)
Material Vendor	4.20(b)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
Non-U.S. Plan	4.17(d)
Notice of Adverse Recommendation Change	6.02(d)
Notice of Intervening Event	6.02(d)
Option Consideration	3.05(a)
Parent	Preamble
Parent Closing Certificate	8.03(c)
Parent Fundamental Representations	8.03(a)(i)
Parent Parties	9.03(e)
Paying Agent	3.02(a)
Plans	4.17(a)
Proxy Date	7.02(c)
Proxy Statement	7.02(a)
PSU Consideration	3.05(c)(i)
PSU/PSU Consideration	3.05(c)(i)
Required Amount	5.08
Required Company Stockholder Approval	4.21
RSU Consideration	3.05(b)(i)
Scheduled Company RSU Awards	3.05(c)(i)
Scheduled Company RSU Awards	3.05(b)(i)
Senior Notes Documents	7.14(c)
Surviving Corporation	2.02(a)
Takeover Statute	4.24
Tender Offer	7.14(c)
Terminating Company Breach	9.01(e)
Terminating Parent Breach	9.01(f)
WARN Act	4.17(m)

Section 1.02 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article”, “Exhibit”, “Schedule” or “Section” refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, other than with respect to Section 6.02(d), if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(j) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(l) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(m) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(n) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(o) The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided in writing to the party to whom such information or material is to be provided or deposited and visible to the party to whom such information or material is to be provided or deposited in the virtual dataroom set up by the Company in connection with this Agreement, or publicly filed by the Company with the SEC, in each case as of 12:00 a.m. (Eastern time) on the date of this Agreement.

(p) Unless otherwise indicated to the contrary herein, either by the context or the use thereof, the term “real property” shall include immoveable property, the term “personal property” shall include moveable property, the term “tangible property” shall include corporeal property and the term “intangible property” shall include incorporeal property and sentences and combination of words including such words shall have a similarly extended meaning.

ARTICLE II.

THE TRANSACTION

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 9:00 a.m. (Eastern time) on the date which is three (3) Business Days after the date on which all conditions set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time, place and date as Parent and the Company may mutually agree; provided that, notwithstanding the foregoing, if the Marketing Period has not ended as of such date, then the Closing shall not occur until the earlier to occur of (a) a Business Day, if any, during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) three (3) Business Days following the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms hereof (subject, in the case of each of clauses (a) and (b) above, to the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 on such earlier date). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as is agreed by the parties hereto and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Merger Sub, and all of the obligations, liabilities and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.

(c) Subject to Section 7.04, at the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time, and as amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III.

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, their respective stockholders or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $43.00 (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.

(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub, any of their Subsidiaries or any Subsidiary of the Company, immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof or any other Person, be cancelled, extinguished and retired without any conversion thereof and shall cease to exist, shall cease to have any rights with respect thereto and shall no longer be outstanding, and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares, combination, exchange or readjustment of shares, any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as paying agent in the Merger (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”), and (ii) with the Company, cash in an amount sufficient for the Company to pay the aggregate Option Consideration and PSU/RSU Consideration (solely with respect to Company RSU Awards and Company PSU Awards that are vested as of the Closing) in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”). In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, and Parent shall cause the Paying Agent to, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. Parent shall cause the Surviving Corporation or the applicable Subsidiary to pay the Option Consideration and PSU/RSU Consideration (solely with respect to Company RSU Awards and Company PSU Awards that are vested as of the Closing) contemplated to be paid pursuant to Section 3.05 out of the Compensatory Award Fund. The Exchange Fund and the Compensatory Award Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate (or affidavit of loss in lieu thereof) or a Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within three (3) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to use commercially reasonable efforts to ensure that (i) if the Closing occurs at or prior to 11:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e) Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(f) No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Paying Agent that corresponds to Dissenting Shares shall be returned to Parent upon demand. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be returned to Parent upon demand. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration, Option Consideration or PSU/RSU Consideration that is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i) All Merger Consideration, Option Consideration and PSU/RSU Consideration issued or paid upon conversion of the Company Common Stock, the Company Options, the Company PSU Awards or the Company RSU Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Options, Company PSU Awards or Company RSU Awards, as the case may be.

Section 3.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit (in form and substance reasonably acceptable to Parent and the Paying Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 3.04 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any applicable provision of federal, state, local or foreign Tax Law. Parent and Merger Sub shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (a) payroll withholding with respect to consideration payable to any holder or former holder of Company Compensatory Awards because of the compensatory nature of the applicable payment or (b) U.S. backup withholding) at least five (5) Business Days prior to any such withholding and, in any event, as soon as is reasonably practicable, in writing and in reasonable detail, and shall cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards, Company ESPP.

(a) Company Options. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Option Consideration (less any applicable withholding Taxes) to be paid to each holder of such Company Option through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date). For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b) Company RSU Awards.

(i) Effective as of immediately prior to the Effective Time, each Company RSU Award that remains outstanding immediately prior (other than the Company RSU Awards set forth on Section 3.05(b)(i) of the Company Disclosure Letter (the “Scheduled Company RSU Awards”)) thereto shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof or any other Person, be cancelled and terminated as of immediately prior to the Effective Time and converted into a contingent right to receive an amount in cash (without interest) (a “Contingent Cash Award”) equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock underlying such Company RSU Award and (ii) the Merger Consideration (the “RSU Consideration”), less any applicable withholding Taxes. Such Contingent Cash Award shall vest and become payable pursuant to the same vesting schedule applicable to the Company RSU Award from which it was converted (including, for the avoidance of doubt, pursuant to any accelerated vesting terms), subject to the holder’s continued employment with or service to Parent and its Subsidiaries (including the Surviving Corporation) through the applicable vesting date. Parent shall cause the RSU Consideration to be paid to each holder of such Company RSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the date on which such RSU Consideration becomes due (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following such date); provided, however, that such payment shall be made at such other time or times following the Closing Date consistent with the terms of the Company RSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(ii) Effective as of immediately prior to the Effective Time, each Scheduled Company RSU Award that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof or any other Person, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the RSU Consideration, less any applicable withholding Taxes. Parent shall cause the RSU Consideration to be paid to each holder of such Scheduled Company RSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date); provided, however, that such payment shall be made at such other time or times following the Closing Date consistent with the terms of the Scheduled Company RSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(c) Company PSU Awards.

(i) Effective as of immediately prior to the Effective Time, each Company PSU Award that remains outstanding immediately prior thereto (other than the Company PSU Awards set forth on Section 3.05(c)(i) of the Company Disclosure Letter (the “Scheduled Company PSU Awards”)) shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof or any other Person, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right to receive a Contingent Cash Award in an amount in cash (without interest) equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock underlying such Company PSU Award (with any performance-based goals deemed to be achieved at the “target” level of performance or based on the actual level of achievement of performance goals, as set forth in accordance with the terms of the applicable Company PSU Award agreement) and (ii) the Merger Consideration (the “PSU Consideration” and, together with the RSU Consideration, the “PSU/RSU Consideration”), less any applicable withholding Taxes. Such Contingent Cash Award shall vest and become payable pursuant to the same time-vesting schedule applicable to the Company PSU Award from which it was converted (including, for the avoidance of doubt, pursuant to any accelerated vesting terms), subject to the holder’s continued employment with or service to Parent and its Subsidiaries (including the Surviving Corporation) through the applicable vesting date. Parent shall cause the PSU Consideration to be paid to each holder of such Company PSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the date on which such PSU Consideration becomes due (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following such date); provided, however, that such payment shall be made at such other time or times following the Closing Date consistent with the terms of the Company PSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(ii) Effective as of immediately prior to the Effective Time, each Scheduled Company PSU Award that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof or any other Person, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the PSU Consideration, less any applicable withholding Taxes. Parent shall cause the PSU Consideration to be paid to each holder of such Scheduled Company PSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date); provided, however, that such payment shall be made at such other time or times following the Closing Date consistent with the terms of the Scheduled Company PSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(d) Company ESPP. Promptly following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, (i) except for the offering period under the Company ESPP in effect as of the date hereof (the “Current Offering Period”), no offering period under the Company ESPP shall be authorized or commence after the date hereof, (ii) no new participants will commence participation in the Company ESPP after the date hereof, (iii) no Company ESPP participant as of the date hereof shall be permitted to increase such participant’s payroll contribution rate in effect as of the date hereof or make separate nonpayroll contributions on or following the date hereof, (iv) the accumulated contributions of each Company ESPP participant that has not timely withdrawn from the Current Offering Period shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on a date selected by the Company Board that is no later than five (5) Business Days prior to the Effective Time, and (v) the Company ESPP shall terminate effective immediately prior to (and subject to the occurrence of) the Effective Time.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take (or cause to be taken) any other actions as are reasonably necessary or advisable to effectuate the treatment of the Company Compensatory Awards pursuant to this Section 3.05 and, subject to the consummation of the Merger, to terminate the Company Stock Plans.

Section 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal under Section 262 of the DGCL and any right of such holder of Dissenting Shares to payment for such shares pursuant to Section 262 of the DGCL shall thereupon cease to constitute Dissenting Shares, and each such right, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall (A) give Parent reasonable prompt written notice of all written demands received by the Company pursuant to Section 262 of the DGCL and (B) give Parent the opportunity to direct and control (provided that (1) the Company shall have the right to participate in and (2) prior to the Effective Time, Parent shall reasonably consult in good faith with the Company with respect to) all negotiations and Proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for appraisal, or approve any withdrawal of any such demands for appraisal, in each case, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter (subject to Section 10.05) or (ii) as disclosed in the Company SEC Documents (other than (a) disclosures in the “Risk Factors” section of any Company SEC Documents and (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are non-specific and cautionary in nature), filed by the Company at least one (1) Business Day prior to the date hereof (without giving effect to any amendment to any such document filed after the date that is one (1) Business Day prior to the date hereof) (provided, however, that nothing disclosed in the Company SEC Documents filed by the Company prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Governmental Authorization), Section 4.05(a)–(c) (Capitalization; Subsidiaries) or Section 4.22 (No Brokers)), the Company represents and warrants to Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to be material to the Acquired Companies, taken as a whole. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws (or comparable organizational documents) in any material respect.

(b) Except as set forth on Section 4.01(b) of the Company Disclosure Letter, each of the Subsidiaries of the Company (i) is duly organized, validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the organizational documents of the Acquired Companies.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company by the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board has duly adopted resolutions (which have not been withdrawn or modified) (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (b) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment (including foreign direct investment) Laws (together with the HSR Act, “Antitrust and Foreign Investment Laws”), (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) such other items required solely by reason of the participation of Parent or Merger Sub in the Transactions, (e) compliance with any applicable rules of Nasdaq, (f) the filings set forth on Section 4.03 of the Company Disclosure Letter and (g) where failure to take any such actions or filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (b) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law or Privacy Laws, or (c) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Company Material Contract, except in the case of clauses (b) and (c) above, any such contravention, conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation, change or loss that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05 Capitalization; Subsidiaries.

(a) As of the close of business on May 5, 2023 (the “Capitalization Date”), (i) the authorized capital stock of the Company consists of (x) 300,000,000 shares of Class A Common Stock, (y) 300,000,000 shares of Class B Common Stock and (z) 30,000,000 shares of Company Preferred Stock and (ii) there were outstanding (u) 103,658,998 shares of Class A Common Stock, (v) zero shares of Class B Common Stock, (w) zero shares of Company Preferred Stock, (x) Company Options to purchase an aggregate of 227,506 shares of Company Common Stock (assuming such Company Options are exercisable in full), (y) Company RSU Awards covering an aggregate of not more than 2,955,785 shares of Company Common Stock and (z) Company PSU Awards covering an aggregate of not more than 428,018 shares of Company Common Stock (assuming that (i) for Company PSU Awards with open performance periods, applicable performance goals are achieved at “target” levels and (ii) for Company PSU Awards with closed performance periods, applicable performance goals are achieved at “actual” levels). From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Compensatory Awards.

(b) As of the Capitalization Date, the Company has reserved (i) 15,174,884 shares of Company Common Stock under the Company Stock Plans for issuance on exercise, vesting or other conversion to Company Common Stock of incentive awards granted under the Company Stock Plans and (ii) 3,500,000 shares of Company Common Stock for issuance under the Company ESPP. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Section 4.05(b) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, Company PSU Award and Company RSU Award, including the holder (which can be identified by name or identification number), date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement (with Company PSU Awards disclosed assuming that (i) for Company PSU Awards with open performance periods, that applicable performance goals are achieved at “target” levels and (ii) for Company PSU Awards with closed performance periods, that applicable performance goals are achieved at “actual” levels), exercise price (if applicable), expiration date (if applicable), vesting schedule.

(c) Except as provided in Section 4.05(a) and Section 4.05(b), as set forth on Section 4.05(c) of the Company Disclosure Letter and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or other equity or voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for, shares of capital stock or other equity or voting securities of the Company; (iii) options, warrants, phantom stock, stock appreciation, profit participation equity, equity-based rights or interests or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other equity or voting securities or securities convertible into or exchangeable for capital stock or equity or voting securities of the Company; (iv) shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, directly or indirectly, any capital stock of, or other securities or ownership interests in, the Company; (v) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (vi) except as provided in the organizational documents of the Company or pursuant to Applicable Law, obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Common Stock.

(d) Each Subsidiary of the Company on the date hereof is listed on Section 4.05(d) of the Company Disclosure Letter, including, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of incorporation, formation or organization, (iii) its form of organization, (iv) the holder(s) of such issued and outstanding equity interests and (v) the Company’s direct and indirect ownership percentage in respect of each such Subsidiary. Except for the Subsidiaries of the Company or as set forth in Section 4.05(d) of the Company Disclosure Letter, (x) the Company does not own any shares of capital stock or any equity interests of any other Person and (y) the Company has not agreed, nor is it obligated to, make any further investment in or capital contribution to any other Person.

(e) All outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, arrangements or other agreements or commitments of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity interests or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity interests or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, arrangements or other agreements or commitments of any character. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(f) Section 4.05(f) of the Company Disclosure Letter sets forth (i) a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness (other than by or among the Acquired Companies) and (ii) a good faith estimate of the cash and cash equivalents of the Acquired Companies as of April 30, 2023.

Section 4.06 Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since December 31, 2020, to the Knowledge of the Company, the Company has filed or otherwise furnished (as applicable) with the SEC all material forms, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules, statements, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing (but no later than the date hereof), collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2020, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations and (iii) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, that are not material in amount or nature).

(b) The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Company Balance Sheet Date, the Company has not identified or been made aware of (i) any “significant deficiency” (as defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any “material weakness” (as defined in Rule 13a-15(f) of the Exchange Act) in internal control over financial reporting or (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d) Since the Company Balance Sheet Date, the Company has complied, in all material respects, with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.07 Absence of Certain Changes. Since the Company Balance Sheet Date and through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) there has not been a Company Material Adverse Effect, (b) the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course of business and (c) the Acquired Companies have not taken any action, or failed to take any action, in each case, that would have required the consent of Parent pursuant to the clauses of Section 6.01(a) set forth in Section 4.07 of the Company Disclosure Letter.

Section 4.08 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim against an Acquired Company, whether or not of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies and that are not material in amount or nature, (c) incurred in connection with this Agreement or the Transactions, (d) which have been discharged or paid prior to the date of this Agreement in the ordinary course, (e) disclosed in Section 4.08 of the Company Disclosure Letter or (f) that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09 Company Material Contracts.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract (excluding any Plans, purchase orders, work orders and statements of work) which are in effect on the date hereof and to which any Acquired Company is a party or by which any of the assets or properties of any Acquired Company are bound, and which falls within any of the following categories:

(i) any Contract relating to the formation, operation, management or control of a joint venture, equity partnership, or other similar Contract, other than any Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(ii) any Contract with any (A) Material Vendor (or any other vendor or supplier to which the Company has (or has had) payment obligations in excess of $15,000,000 during the financial year ended December 31, 2022) or (B) Material Customer;

(iii) except with respect to indebtedness between or among the Company and its Subsidiaries, any Contract relating to (A) Indebtedness for borrowed money or (B) any financial guaranty, in each case, of clauses (A) and (B) in excess of $5,000,000 individually;

(iv) any Contract relating to an acquisition, divestiture, merger or similar transaction (A) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company pursuant to which an Acquired Company reasonably expects that it is required to pay total consideration in excess of $5,000,000 or (B) pursuant to which any other Person has the right to acquire any assets of an Acquired Company after the date of this Agreement with a fair market value or purchase price of more than $3,000,000;

(v) any Lease that provides for annual base rental payments in excess of $1,000,000 or is otherwise material to the operations of any of the Acquired Companies;

(vi) (A) any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing, on the other hand and (B) any Contract between an Acquired Company, on the one hand, and any of its Affiliates, on the other hand, other than any Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(vii) any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);

(viii) any Contract that is a settlement, conciliation or similar agreement (A) with any Governmental Authority or (B) pursuant to which any Acquired Company has outstanding payment obligations in excess of $1,000,000 or that otherwise imposes continuing material obligations upon the operation of any of the Acquired Companies;

(ix) any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Subsidiary of the Company;

(x) any Contract with a department or agency of the U.S. federal government, including any grant agreement, subaward or subcontract;

(xi) any voting, registration rights, stockholders, investors rights or similar agreement with respect to the equity interests of any Acquired Company;

(xii) any Contract that obligates an Acquired Company to make a loan or capital contribution to, or investment in, any Person in excess of $2,000,000 over any twelve (12)-month period, other than (A) accounts receivable from customers to the extent consistent with payment provisions under the applicable Contract with such customer or (B) loans to the Company or any of its Subsidiaries;

(xiii) any Contract material to the business of the Acquired Companies (taken as a whole) and pursuant to which any Acquired Company (A) receives any license, covenant not to sue, option, or similar right from a Third Party in or to Intellectual Property Rights (other than non-exclusive licenses or rights for commercially available, off-the-shelf software with an annual fee or replacement value of less than $5,000,000) or (B) grants any license, covenant not to sue, or other rights under any Company IP other than non-exclusive licenses granted in the ordinary course of business and exclusive licenses granted in the ordinary course of business that do not restrict an Acquired Company’s use or enforcement of Company IP in a manner that would be material to the business of the Acquired Companies (taken as a whole); and

(xiv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract, as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed in the Company SEC Documents.

(b) As of the date of this Agreement, except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of an Acquired Company and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business; (iii) no Acquired Company has received written notice of any violation or default under any Company Material Contract; (iv) no Acquired Company has waived any material rights under any Company Material Contract; and (v) each Acquired Company has performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No party to any Company Material Contract has given any Acquired Company (A) written notice of its intention to cancel or terminate any Company Material Contract or (B) written notice of its intention to change the scope of rights under or to fail to renew any Company Material Contract, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date hereof, no such Contract has been amended or modified.

Section 4.10 Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.

(a) Except with respect to matters set forth on Section 4.10(a) of the Company Disclosure Letter, the Acquired Companies (i) are, as of the date of this Agreement, and since April 1, 2020 have been, in compliance with all Applicable Laws, and (ii) conduct and have conducted since April 1, 2020, their respective business and activities in compliance with Applicable Laws; except, in each case of clauses (i) and (ii), where the failure to so comply and conduct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Acquired Company has received, since April 1, 2020, any written notice or inquiry from, or has been involved in any investigation by, any Governmental Authority regarding any actual or potential violation of, or failure to comply with, any Applicable Law by any Acquired Company, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except with respect to matters set forth on Section 4.10(b) of the Company Disclosure Letter, The Acquired Companies hold all regulatory licenses, permits, registrations, accreditations, certifications, qualifications, consents, approvals, exemptions, franchises, ordinances, or other similar authorizations issued or granted to the Acquired Companies by any Governmental Authority or accrediting body (the “Company Licenses”) that are required for the Acquired Companies to conduct their business, as presently conducted, except where the failure to hold such Company Licenses would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 4.10(c) of the Company Disclosure Letter, each Company License described in Section 4.10(b) is valid and in full force and effect and, during the past three (3) years, the Acquired

Companies have not received any written notice that any such Company License has been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not reasonably be expected to have a Company Material Adverse Effect. No Company License is subject to any conditions or requirements that have not been imposed generally upon licenses for the same services, unless such conditions or requirements would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, during the past three (3) years, there has not been any event, condition or circumstance that would preclude any Company License described in Section 4.10(b) from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure thereof to be renewed would not reasonably be expected to be material to any of the Acquired Companies.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Letter, the Acquired Companies holding each Company License described in Section 4.10(b) is in compliance with such Company License and, during the past three (3) years, has fulfilled and performed all of its obligations with respect thereto, except in each case, as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Letter, during the past three (3) years, the Acquired Companies have been in compliance with all Data Privacy and Security Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect. During the past three (3) years, none of the Acquired Companies have received written communication from any Governmental Authority or Person that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Requirement or is the subject of any claim, Proceeding, or, to the Knowledge of the Company, investigation with respect to any security incident or non-compliance with any Data Privacy and Security Requirement, except as would not be expected to be material to the Acquired Companies, taken as a whole. Except as set forth on Section 4.10(e) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, in the past three (3) years, no Acquired Company has experienced any breaches, violations, outages or unauthorized uses or Processing of or accesses to the Company IT Assets or any Personal Information Processed by or, to the Knowledge of the Company, for the Acquired Companies, including personal data breaches as defined by Privacy Laws.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies use and have used in the past three (3) years commercially reasonable efforts to maintain and implement an information security program including appropriate cybersecurity measures and documented policies to: (i) identify internal and external risks to the security of any proprietary or confidential information in the Acquired Companies’ control or possession, including Personal Information; and (ii) protect Personal Information and all Company IT Assets against any unauthorized Processing or corruption and in compliance, in all material respects, with Data Privacy and Security Requirements. The Acquired Companies take and have in the past three (3) years taken all commercially reasonable steps designed to ensure that all authorized third parties that Process any Personal Information on behalf of the Acquired Companies provide safeguards designed to protect such Personal Information, in compliance with applicable Data Privacy and Security Requirements.

(g) The Acquired Companies have implemented commercially reasonable training programs in accordance with Data Privacy and Security Requirements.

(h) Except as set forth on Section 4.10(h) of the Company Disclosure Letter, in the past three (3) years, the Acquired Companies have not notified or had any obligation under any applicable Data Privacy and Security Requirement to notify, any affected Person (including any Governmental Authority) or the media of personal data breaches as defined by Privacy Laws.

(i) Except with respect to the Acquired Companies’ group health plan made available to the Acquired Companies’ employees, none of the Acquired Companies is a Covered Entity or a Business Associate (as each such term is defined by HIPAA). Except as set forth on Section 4.10(i) of the Company Disclosure Letter, none of the Acquired Companies, since April 1, 2020, has ever entered into a business associate agreement with any Covered Entity or a sub-business associate agreement with a Business Associate in connection with the Company’s business, including the conduct of clinical research or other commercial activities.

(j) Except as set forth on Section 4.10(j) of the Company Disclosure Letter, the Acquired Companies are, and since April 1, 2020, have been, in compliance with all Anti-Corruption Laws and applicable Sanctions, except as would not reasonably be expected to have a Company Material Adverse Effect.

(k) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor any director, officer, employee, or to the Knowledge of the Company, agent or other person acting on behalf of the Acquired Companies has, since April 1, 2020, corruptly made, offered, promised or authorized any payment or gift of anything of value, directly or indirectly, to or for the benefit of any government official in order to assist any of the Acquired Companies in obtaining or retaining business or otherwise securing any improper business advantage, or to any other person in violation of applicable Anti-Corruption Laws.

(l) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies, nor any director, officer, employee, or to the Knowledge of the Company, agent or other person acting on behalf of the Acquired Companies, is, or during the past five (5) years has been, the target of Sanctions, including by being identified on any Sanctions related list maintained by a Governmental Authority, or located, organized or resident in, or the government or any agency or instrumentality of the government of a country or territory that is the target of comprehensive Sanctions (currently, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria), a government or any agency or instrumentality of a government that itself is subject to comprehensive Sanctions, or otherwise owned by, controlled by, or acting for or on behalf of a person, entity, Governmental Authority, or country/territory that is the target of Sanctions. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Acquired Companies is, and since April 1, 2020, has been, in compliance with all Applicable Laws pertaining to exports, reexports, transfers, and import controls.

(m) Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” real property matters, Intellectual Property Rights matters, Tax matters or environmental matters, which are addressed in Section 4.06 (Company SEC Documents; Company Financial Statements; Disclosure Controls), Section 4.13 (Real Property), Section 4.14 (Intellectual Property), Section 4.16 (Tax Matters) and Section 4.18 (Environmental Matters), respectively.

Section 4.11 Healthcare Laws.

(a) Except as set forth on Section 4.11(a) of the Company Disclosure Letter, (x) the Acquired Companies are and, during the past three (3) years, have been in compliance with all applicable Healthcare Laws, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, and (y) during the past three (3) years, the Acquired Companies have timely filed all reports, applications, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed under applicable Healthcare Laws and (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any legally required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable Governmental Authorities except, in the case of clause (y), where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) During the past three (3) years, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies has received any written notice from, or to the Knowledge of the Company, been subject to any investigation or inquiry by, any Governmental Authority alleging a violation of any applicable Healthcare Law and (ii) none of the Acquired Companies nor, to the Knowledge of the Company, any sponsor, contract research organization, investigator or clinical site has received any Form FDA-483, notice of adverse finding, statement of deficiency, warning letter, untitled letter, or similar written notice from any Governmental Authority under applicable Healthcare Laws, in each case as it relates to the activities and services conducted or provided by or on behalf of the Acquired Companies.

(c) Except as set forth on Section 4.11(c) of the Company Disclosure Letter, during the past three (3) years, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies has received written notice from any Governmental Authority regarding any material research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93, or as that phrase is generally understood in foreign jurisdictions) or material violations of any human subjects protections and informed consent requirements, made involving research studies, data studies, real world evidence studies, pharmacovigilance activities or other research for which the Acquired Companies provided services, and (ii) none of the Acquired Companies has received any material written notice from any Governmental Authority, institutional review board, ethics committee, or customer recommending, requiring, or threatening a clinical hold or partial clinical hold or the termination, suspension or material modification of any ongoing clinical trials conducted by or on behalf of the Acquired Companies, where such clinical hold, termination, suspension or material modification is based in whole or in part on the Acquired Companies’ acts or omissions.

(d) During the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all clinical trials and research projects carried on by any Acquired Company, or in which any Acquired Company is involved with, (ii) have been duly authorized by all necessary Governmental Authorities and received all required institutional review board and/or research ethics boards’ approvals, and (iii) such authorizations have been maintained at all relevant times.

(e) During the past three (3) years, none of the Acquired Companies have sponsored or conducted any non-clinical research or research involving live animals. None of the Acquired Companies’ products or services are subject to regulation as medical devices under the Healthcare Laws, including FDA guidance documents regarding clinical decision support software, device software functions, and mobile medical applications.

(f) Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, to the Knowledge of the Company, all healthcare professionals employed or engaged by any Acquired Company are, and have been during the past three (3) years: (i) duly qualified and authorized to carry on the activities for which they are employed or engaged by the Acquired Company, (ii) have not been suspended or disbarred at any time by any Governmental Authority, and (iii) hold all permits, licenses and other authorizations required to carry on such activities.

(g) During the past three (3) years, none of the Acquired Companies has ever billed or remitted claims for goods or services to any Governmental Healthcare Program or any commercial healthcare insurance program. To the extent any employees of an Acquired Company perform or provide education, advice or opinions related to billing or coding for claims to Governmental Healthcare Program for or on behalf of any customer, such services, for the past three (3) years, have been provided in compliance with applicable Healthcare Laws, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, all facilities owned, leased, or employed by the Company or its Subsidiaries are, to the extent required by Applicable Law, being operated in compliance with applicable Healthcare Laws, including, to the extent applicable, the FDA’s regulations related to current good laboratory practice, and current good manufacturing practice, the Clinical Laboratory Improvement Amendments of 1988, as amended and the equivalent applicable requirements of any provincial, state or local law or any foreign jurisdiction.

(i) None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective officers, directors, employees or contractors are or, during the past three (3) years have been, suspended, excluded, disqualified or debarred under the Healthcare Laws or any other Applicable Law, or to the Knowledge of the Company, are currently subject to an investigation or proceeding that could result in suspension, exclusion, disqualification or debarment under the Healthcare Laws or any other Applicable Law.

Section 4.12 Litigation. Except as set forth on Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Proceedings at law or in equity before or by any Governmental Authority against an Acquired Company, or to the Knowledge of the Company, against any of the principal investigators or nurses that it employs or otherwise engages, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no Governmental Order binding upon an Acquired Company that would have, or would reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.12 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” real property matters, intellectual property matters, Tax matters or environmental matters, which are addressed in Section 4.06 (Company SEC Documents; Company Financial Statements; Disclosure Controls), Section 4.13 (Real Property), Section 4.14 (Intellectual Property), Section 4.16 (Tax Matters) and Section 4.18 (Environmental Matters), respectively.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Owned Real Property. Except as set forth on Section 4.13(a) of the Company Disclosure Letter, an Acquired Company owns such Company Owned Real Property and has good and marketable indefeasible fee simple title (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens. Except as set forth on Section 4.13(a) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect: (i) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. No Acquired Company is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the address of all Leased Real Property and the Company has made available to Parent true and complete copies of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. The Acquired Companies have delivered a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth on Section 4.13(b) of the Company Disclosure Letter: (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens or as would not reasonably be expected to have a Company Material Adverse Effect; (ii) no Acquired Company nor, to the Acquired Companies’ Knowledge, any other party to the Lease, is in breach or default under such Lease, nor has any Acquired Company received any written notice of default, nor does the Company have Knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property; (iii) the Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof; (v) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any Acquired Company.

(c) The Company Owned Real Property identified in Section 4.13(a) of the Company Disclosure Letter, and the Leased Real Property identified in Section 4.13(a) of the Company Disclosure Letter, comprise all of the real property used in, or otherwise related to, the business of the Acquired Companies.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair and sufficient for the operation of the business of the Acquired Companies.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter accurately and completely identifies all material items of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number. An Acquired Company owns all right, title and interest in and to the Company IP free and clear of any Liens (other than Permitted Liens). None of the Registered IP scheduled on Section 4.14(a) of the Company Disclosure Letter is subject to any pending challenge received by any Acquired Company in writing, or to the Knowledge of the Company, threatened, in each case, relating to the ownership, validity or enforceability of such Registered IP. The Registered IP (other than pending applications and domain names) is subsisting and unexpired, and has not been adjudged invalid or unenforceable.

(b) To the Knowledge of the Company, (i) no Acquired Company, nor the operation of their businesses, is currently infringing or misappropriating, or otherwise violating and has not in the past three (3) years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any other Person and (ii) each of the Acquired Companies has a valid and enforceable license or other right to use all Intellectual Property Rights used in or necessary for the current conduct of their businesses, in each case where such infringement, misappropriation or failure to possess sufficient rights would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Proceeding is pending or, during the past three (3) years, has been threatened in writing against any Acquired Company alleging any infringement or misappropriation or other violation by such Acquired Company of any Intellectual Property Rights of another Person, except for any such Proceeding that would not reasonably be expected to have a Company Material Adverse Effect. No Third Party is or has been in the past three (3) years infringing, misappropriating or otherwise violating any Company IP in a manner that would be material to the Acquired Companies taken as a whole.

(c) Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each current and former employee and consultant of an Acquired Company who has contributed to the creation or development of any Company IP on behalf of the Company or any of its Subsidiaries during the past five (5) years has signed a written agreement containing an assignment of Intellectual Property Rights in such Company IP to an Acquired Company and reasonable confidentiality provisions with respect to any confidential information or trade secrets of the Acquired Companies, except where Intellectual Property Rights in such contribution would vest in an Acquired Company and its confidentiality be protected by operation of Law. To the Knowledge of the Company, no such person is in material breach of such agreement.

(d) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP which the Acquired Companies hold as a trade secret. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies (i) have in their possession the source code for the Company Software and (ii) have not had, and do not have, any duty or obligation to disclose or deliver any material source code for any Company Software to any third party, except for Persons engaged by an Acquired Company to provide services for such Acquired Company and who as executed a confidentiality agreement with customary terms with respect to the use and disclosure of such source code. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Software is integrated with, contains, is derived from or linked to any open source software in a manner that would require or purport to require the Acquired Companies, based on the Acquired Companies’ current use, distribution, or making available of the Company Software, to make the source code for any Company Software (other than the open source software itself) to any third party. The Acquired Companies are in compliance, in all respects, with the terms and conditions of any license applicable to open source software used by an Acquired Company, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Acquired Companies take commercially reasonable steps designed to prevent the introduction of disabling codes, spyware, Trojan horses, worms and other malicious code into the Company IT Assets and Company Software and, to the Knowledge of the Company, neither the Company IT Assets nor the Company Software contain any of the foregoing which would be material to the Acquired Companies taken as a whole. To the Knowledge of the Company, the Company Software functions in all material respects in accordance with its specifications when used in accordance with such specifications and related documentation except where such defect or error would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.15 Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, properties and operations of the Acquired Companies (the “Insurance Policies”). Section 4.15 of the Company Disclosure Letter sets forth the following information for each of the Insurance Policies: the first named insured, the policy/bond number, the insurer(s), major limits, deductibles and term. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all Insurance Policies are in full force and effect; (b) all premiums due and payable with respect to the Insurance Policies have been paid in full; (c) the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies; (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the Insurance Policies; (e) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy; (f) the Company has timely filed all claims for which it is seeking payment or other coverage under any of the Insurance Policies and there is no material claim by any Acquired Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies; (g) to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of any Insurance Policy; (h) since January 1, 2016, no policy limits of Insurance Policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously; (i) the Company has not failed to give any notice or present any claims under any Insurance Policy in a due and timely fashion; (j) no insurer has denied, rejected, questioned or disputed any pending claims; (k) the Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such Insurance Policies; (l) the Company and its assets and properties are insured in amounts no less than as required by Applicable Law and any contract or agreement to which the Company is a party; (m) all assets of the Company are insured to full replacement cost value; and (n) there are no open claims with any insolvent carriers.

Section 4.16 Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes of each Acquired Company (whether or not shown as due and payable) on any such Tax Return have been timely paid.

(c) Except as set forth on Section 4.16(c) of the Company Disclosure Letter, no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved.

(d) Except as set forth on Section 4.16(d) of the Company Disclosure Letter, there are no audits or examinations or other administrative or judicial proceedings ongoing or pending (or threatened in writing) by any Governmental Authority with respect to any Taxes of any Acquired Company.

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Letter, there are no waivers or extensions of any statute of limitations currently in effect and no request for such extension or waiver is currently pending with respect to Taxes of any Acquired Company (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor).

(f) There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.

(g) None of the Acquired Companies has, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) No Acquired Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than any intercompany agreements and commercial or financial agreements, the principal purpose of which is not related to Taxes).

(i) No Acquired Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was an Acquired Company) or (ii) has any material liability for the Taxes of any Person (other than an Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, or by contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) The Acquired Companies have timely withheld or collected, and reported and paid over to the appropriate Governmental Authority, all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and have complied with all reporting obligations with respect to such amounts.

(k) Each Acquired Company has properly collected all sales Taxes required to be collected in the time and manner required by any Applicable Law and remitted all such sales Taxes and applicable use Taxes to the applicable Governmental Authority in the time and in the manner required by any Applicable Law.

(l) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) use of an improper method of accounting before Closing for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business.

(m) No Acquired Company is or has been a party to any “reportable transaction” (other than a “loss transaction”) as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(n) No Acquired Company has a permanent establishment (within the meaning of an applicable tax treaty) or otherwise has a fixed place of business for applicable Tax purposes in a country other than its country of formation or incorporation, as applicable.

(o) No claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.

(p) No Acquired Company has executed or entered into any binding written agreement with any taxing authority or has received any ruling of any taxing authority.

(q) No Acquired Company has made an election pursuant to Section 965(h) of the Code.

Notwithstanding anything else in this Agreement, the representations and warranties included in this Section 4.16, Section 4.06, Section 4.07 (solely with respect to clause (xii) of Section 6.01(a)) and Section 4.17 shall constitute the only representations and warranties of the Company in this Agreement with respect to Tax matters.

Section 4.17 Employees and Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete list of each material Plan, excluding any such Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further liability and does not provide any change in control or severance payments or benefits. For purposes of this Agreement, the term “Plan” means each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other employment, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive plans, programs, policies or agreements, medical, vision, dental or other health plans, life insurance plans, or other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case, that is maintained, sponsored or contributed to by the Acquired Companies, or required to be maintained or contributed to by the Acquired Companies for the benefit of any current or former employees, directors, officers or consultants of the Acquired Companies and/or their dependents, or under or with respect to which the Acquired Companies have any current or contingent liability or obligation (other than any statutory plan, program or arrangement that is required under Applicable Law, other than the laws of the United States, and maintained by any Governmental Authority).

(b) With respect to each material Plan, the Acquired Companies have provided to Parent a correct and complete copy of: (i) each writing constituting a part of such Plan, including all plan documents, employee communications (including current summary plan description or other written summary provided to participants), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual financial report, if any; and (iii) the most recent actuarial report, if any.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect or cause the loss of qualification of any such Plan. Each Plan is and has been established, maintained, operated and administered in compliance with its terms and in compliance with ERISA, the Code and other Applicable Laws and no event has occurred and no condition exists that has subjected or would reasonably be expected to subject any of the Acquired Companies to any material Tax, fine, lien, penalty, or other liability or obligation imposed by ERISA, the Code, or any other Applicable Law, except in each case as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to be result in material liability to the Acquired Companies, taken as a whole, all contributions, distributions, reimbursements and premium payments with respect to each Plan which are due on or before the

Closing Date have been made or properly accrued within the time periods prescribed by the terms of each Plan, ERISA and the Code.

(d) Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (iii) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan. No Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

(e) No Plan is, and none of the Acquired Companies nor their ERISA Affiliates sponsor, maintain, contribute to, has any obligation to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA whether or not subject thereto). None of the Acquired Companies has any current or contingent liability or obligation as a consequence of being considered a single employer with any other Person under Section 414 of the Code during the past six (6) years.

(f) Except as set forth on Section 4.17(f) of the Company Disclosure Letter, no Plan provides and none of the Acquired Companies has any current or potential obligation to provide for post-employment, post-service or post-ownership health or welfare benefits, other than health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law. None of the Acquired Companies has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(g) Except as set forth on Section 4.17(g) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened claims, actions, suits, audits, proceedings, investigations, litigation, inquiry, or other disputes on behalf of or relating to a Plan (other than routine claims for benefits thereunder).

(h) There are no, and within the last three (3) years, there have been no, “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breach of fiduciary duty (as determined under ERISA) with respect to any Plan, in each case, except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole.

(i) Except as set forth in Section 4.17(i) of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions contemplated hereby (either alone or in combination with another event) could: (i) entitle any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries to, or increase the amount of, any compensation or benefits; (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iii) result in the forgiveness of indebtedness of any such employee, officer, consultant or director; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Acquired Company is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that an Acquired Company has engaged in any unfair labor practice under any Law. There is no, and for the past three years there has not been any, pending or, to the Knowledge of the Company, threatened unfair labor practice charge, material labor grievance, material labor arbitration, strike, dispute, walkout, work stoppage, slowdown, picketing, hand billing or lockout against or affecting any of the Acquired Companies. Except as set forth on Section 4.09(a)(vii) of the Company Disclosure Letter, (i) no Acquired Company is a party to or bound by any Labor Agreement, and there are no Labor Agreements that pertain to any of the employees of any Acquired Company, and none are currently being negotiated and (ii) there are no labor unions, works councils, employee representatives, group of employees or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of any Acquired Company. To the Knowledge of the Company, in the past three years, there have been no labor organizing activities with respect to any employees of any Acquired Company.

(m) The Acquired Companies are, and for the past three (3) years have been, in compliance in all material respects with all Applicable Laws relating to employment, including Laws relating to discrimination, harassment, retaliation, hours of work and the payment of wages or overtime wages (including the classification of independent contractors and exempt and non-exempt employees), terms and conditions of employment, health and safety, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(n) Except as would not result in material liability to the Acquired Companies, taken as a whole: (i) the Acquired Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors; and (ii) each individual who is providing or within the past three years has provided services to an Acquired Company and is or was classified and treated as an independent contractor, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(o) The Acquired Companies have, within the past three (3) years, reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, or employees of any Acquired Company that have been reported to any Acquired Company or of which any Acquired Company is otherwise aware. With respect to each such allegation (except those the Acquired Companies reasonably deemed to not have merit), the Acquired Companies have taken corrective action reasonably calculated to prevent further improper action. To the Knowledge of the Company, there are no such allegations relating to any such officer, director or employee that, if known to the public, would bring any Acquired Company into material disrepute.

(p) To the Knowledge of the Company, no current employee with an annualized cash compensation opportunity at or above $450,000 has provided written notice to terminate his or her employment with any Acquired Company prior to the one-year anniversary of the Closing.

Section 4.18 Environmental Matters. Except as set forth on Section 4.18 of the Company Disclosure Letter, the Acquired Companies are, and for the past three (3) years have been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, the Acquired Companies hold all permits required under applicable Environmental Laws to own or operate their property and assets and conduct their business as presently conducted, except where the absence of any such permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, as of the date of this Agreement, there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies alleging a violation of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, as of the date of this Agreement, no Acquired Company has treated, stored, manufactured, transported, handled, disposed, released, arranged for the disposal of, exposed any Person to, or to the Knowledge of the Company, owned or operated any properties or facilities contaminated by, any Hazardous Substances, in each case that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, no Acquired Company has assumed, undertaken or provided an indemnity with respect to any material liability of any Person under Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided to Parent true and complete copies of all material environmental reports, assessments and studies in the Company’s possession with respect to the current or former properties, facilities, or operations of the Acquired Companies, including the Company Owned Real Property or Leased Real Property, in each case that were prepared in the past three (3) years, or earlier to the extent relating to a currently unresolved material environmental liability of the Company.

Section 4.19 Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) at the time it is filed with the SEC, at the date it is mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to (a) statements therein relating to the Guarantors, Parent and its Affiliates, including Merger Sub, or based on information expressly supplied by or on behalf of the Guarantors, Parent or Merger Sub for inclusion in the Proxy Statement or (b) any financial projections or forward-looking statements. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 4.20 Material Customers; Material Vendors.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth each of the ten (10) largest customers (each, a “Material Customer”) of the Acquired Companies, taken as a whole, based on the revenue generated from such customer during the financial year ended December 31, 2022, and during the three (3) months ended March 31, 2023, showing aggregate revenue generated by each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Customer. As of the date of this Agreement, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, no Acquired Company has received any written notice from any Material Customer expressly stating any intention to terminate purchases from the Acquired Companies.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth each of the ten (10) largest vendors or suppliers (each, a “Material Vendor”) of the Acquired Companies, taken as whole, based on the amounts paid to such vendors or suppliers by the Acquired Companies during the financial year ended December 31, 2022, and during the three (3) months ended March 31, 2023, showing aggregate amount paid to each such Material Vendor through the Company’s accounts payable group (excluding any offsets) during each such period. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Vendor. As of the date of this Agreement, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, no Acquired Company has received any written notice from any Material Vendor expressly stating any intention to terminate its provision of goods or services to the Acquired Companies.

Section 4.21 Required Vote. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL to adopt this Agreement (the “Required Company Stockholder Approval”) is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.22 No Brokers. Except for Centerview Partners LLC (“Centerview”) and BofA Securities, Inc. (“BofA Securities”), there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any brokerage fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.23 Opinion of Financial Advisors. The Company Board of Directors has received (i) the opinion of Centerview to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the holders of the Class A Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders, and (ii) the oral opinion of BofA Securities (to be confirmed by delivery of a written opinion from BofA Securities dated as of the date hereof), to the effect that, as of the date of such written opinion, and based upon and subject to the various limitations, qualifications and assumptions set forth in such written opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of each such opinion will be provided to Parent by the Company promptly following the date of this Agreement for informational purposes only.

Section 4.24 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Certificate of Incorporation or Company Bylaws is applicable to the Company, the Company Common Stock, the Merger, this Agreement or the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

Section 4.25 Accounts Payable. Except as would not reasonably be expected to have a Company Material Adverse Effect, all accounts payable of the Acquired Companies as of the date hereof arose in bona fide, arm’s-length transactions in the ordinary course of business. All accounts receivable of the Acquired Companies as of the date hereof were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions.

Section 4.26 Affiliate Arrangements. Between April 1, 2020 and the date of this Agreement, there have been no transactions, or series of related transactions, or Contracts, that would be required to be reported prior to the date hereof by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each, an “Affiliate Arrangement”) that have not been disclosed in the Company SEC Documents, except as would not be material to the Acquired Companies, taken as a whole.

Section 4.27 No Additional Representations or Warranties.

(a) Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to the Guarantors, Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement.

(b) Except for the representations and warranties contained in Article V or in any certificate to be delivered by Parent and/or Merger Sub in connection with this Agreement, the Company acknowledge that neither Parent nor Merger Sub nor any of their Subsidiaries or Representatives make, and the Company acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or any of their Subsidiaries or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all corporate power and authority required to own, lease and operate its assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Merger Sub is a direct, wholly-owned Subsidiary of Parent.

Section 5.02 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of

Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.

(c) No vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the Antitrust and Foreign Investment Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) compliance with any applicable rules of Nasdaq, and (e) where failure to take any such actions or filings would not materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (b) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.05 Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.06 No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions where such fee would be payable by the Company should this Agreement be terminated in accordance with Section 9.01.

Section 5.07 Ownership of Company Capital Stock.

(a) Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

(b) Except as set forth on Section 5.07(b) of the Parent Disclosure Letter, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written) with a third party not affiliated with Parent or any of its Affiliates, or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (iii) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.08 Financial Capacity. As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of (a) the executed Equity Commitment Letters from the Guarantors to provide to Parent the Equity Financing in cash in an aggregate amount of at least $3,990,000,000, which Equity Commitment Letters each provide that the Company is an express third party beneficiary thereto and (b) the executed Debt Commitment Letter and the Debt Fee Letter, which Debt Fee Letter has been redacted for fees, “securities demand” provisions, pricing terms and pricing caps, “market flex” provisions and other terms that are customarily redacted (including any dates related thereto), none of which would reasonably be expected to reduce the aggregate principal amount of the Debt Financing to be funded on the Closing Date or impose additional conditions precedent to the funding of the Debt Financing on the Closing Date. The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the Transactions that imposes or permits the imposition of conditions precedent to the funding of the Debt Financing on the Closing Date or would otherwise affect the availability of the Debt Financing on the Closing Date, in each case, other than the Commitment Letters and the Debt Fee Letter. Assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and that the Financing is funded on the Closing Date in accordance with the Financing Letters, as of the date of this Agreement, the aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) and the Equity Financing will be sufficient to finance (i) the payment of the aggregate Merger Consideration, Option Consideration and PSU/RSU Consideration to which holders of Company Common Stock, Company Options, Company PSU Awards and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, (ii) the repayment or refinancing of the Company’s outstanding debt facilities and (iii) the payment of all fees and expenses, in the case of each of clauses (i) through (iii), to the extent required to be paid by Parent or Merger Sub on the Closing Date in connection with consummation of the Transactions (the minimum amount sufficient to finance such payments, the “Required Amount”). As of the date of this Agreement, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations (subject to the Enforceability Exceptions) of Parent and, to the Knowledge of Parent, each other party thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. Assuming performance by the Company and its Affiliates of their respective obligations under this Agreement, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any term of the Commitment Letters. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any of the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and completion of the Marketing Period, as of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Parent and Merger Sub, on a consolidated basis, are solvent as of the date of this Agreement. Assuming (x) the accuracy of the representations and warranties set forth in Article IV, and (y) the performance by the Company of the covenants and agreements required to be performed by it under this Agreement prior to the Closing, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Information in the Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will, as of the date the Proxy Statement is mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.11 Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, including those matters incidental thereto, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.12 Company Arrangements. Other than this Agreement, as of the date hereof, none of the Guarantors, Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions.

Section 5.13 Investment Intention. Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any

“blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

Section 5.14 Absence of Certain Agreements. As of the date of this Agreement, none of the Guarantors, Parent or Merger Sub, or their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) with any Third Party that would, in any material way, be reasonably expected to limit Parent’s or Merger Sub’s ability to comply with their respective obligations under this Agreement or (b) with any Third Party that would reasonably be expected to materially delay or prevent consummation of the Transactions. Parent is not aware of any matter related to Parent, Merger Sub or their respective Affiliates or Representatives that would reasonably be expected, individually or in the aggregate, to materially delay, impede or interfere with the consummation of the Transactions.

Section 5.15 No Additional Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate to be delivered by the Company in connection with this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE VI.

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, except (w) as set forth in Section 6.01(a) of the Company Disclosure Letter, (x) as required by Applicable Law (including any actions taken reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures), (y) as expressly contemplated by this Agreement, or (z) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations, in all material respects, in the ordinary course of business, and (ii) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations; provided, however, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except (w) as set forth in Section 6.01(a) of the Company Disclosure Letter, (y) expressly contemplated by this Agreement, or (z) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;

(ii) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, or issue any additional shares of, or securities convertible or exchangeable for, or warrants exercisable for, any Company Common Stock, other than

(w) shares of Company Common Stock issuable upon exercise of the Company Options outstanding as of the date hereof in accordance with their terms, (x) shares of Company Common Stock issuable pursuant to the Company ESPP, subject to limitations set forth in Section 3.05(d), (y) in connection with the vesting and/or settlement of Company PSU Awards and/or Company RSU Awards outstanding on the date hereof, in each case, in accordance with their terms, (z) Company RSU Awards that may be granted to directors, officers, new hires or in connection with promotions consistent with past practice, in the ordinary course of business and in accordance with the parameters set forth on Section 6.01(a)(ii)(z) of the Company Disclosure Letter;

(iii) make or declare any dividend or distribution to the stockholders or other holders of equity interests of the Acquired Companies (except for any such transactions solely among the Company and its wholly owned Subsidiaries);

(iv) (A) materially amend or modify, or terminate (excluding any expiration of the term thereof in accordance with its terms), any Company Material Contract or Lease or waive, release or assign any material rights, claims or benefits under any Company Material Contract, (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case of clauses (A) and (B), other than in the ordinary course of business, (C) enter into any Contract that obligates the Company or any of its Subsidiaries to pay more than $5,000,000 in the aggregate to any third party (other than any such Contracts on a pass-through basis) or (D) enter into or materially amend or modify any Contract with the parties disclosed on Section 6.01(a)(iv)(D);

(v) sell, assign, transfer, convey, pledge, lease, license, encumber, abandon, allow to lapse or otherwise dispose of any material assets or properties, except (A) with respect to tangible assets or properties in the ordinary course of business, (B) for transfers among Acquired Companies or (C) with respect to Intellectual Property Rights, dispositions of Company IP that are no longer of material value to the Acquired Companies or in their commercially reasonable judgement, not worth maintaining and grants of rights in Company IP in the ordinary course of business that would not materially restrict an Acquired Company from using such Company IP as required by its business;

(vi) except as required by Applicable Law, or the terms of a Plan in existence as of the date hereof: (A) grant any severance or termination pay to (or amend any such existing arrangement with) any of its employees, directors, officers or other individual service providers; (B) except in the ordinary course of business consistent with past practice, pay or award, or commit to pay or award, any bonuses or incentive compensation; (C) enter into, establish, adopt, materially amend or terminate any Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Plan if in effect on the date hereof (except any ordinary course amendments that do not increase the cost to the Company, in the aggregate, of maintaining such Plan and further excluding any offer letters that provide for no severance or change in control benefits); (D) take action to accelerate any payment or benefit, or the funding of any payment or benefit, payable to or to become payable to any of its directors, officers, employees, or other individual service providers; (E) except in the ordinary course of business consistent with past practice, increase compensation, bonus, commission, or other benefits payable to any of its directors, officers, employees, or other individual service providers; (F) terminate the employment or service of any of its employees or individual service providers whose total annual cash compensation opportunity exceeds $450,000 (other than for cause or due to death or disability); (G) transfer the employment of any of its employees to any Person outside of the Acquired Companies, including to any client or partner firm, or enter into an agreement or arrangement for any Person outside of the Acquired Companies to hire or engage any of its employees; or (H) hire any employee or individual service provider whose total annual cash compensation opportunity would exceed $450,000;

(vii) modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Acquired Company;

(viii) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation, in each case, affecting twenty (20) or more similarly situated employees or other similar actions that trigger notice obligations under the WARN Act;

(ix) waive or release any material noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee with a title of Vice President (or above) or independent contractor of any Acquired Company;

(x) other than the Merger contemplated hereby, merge, consolidate, liquidate, dissolve, restructure, recapitalize, statutorily convert or otherwise reorganize any Acquired Company with any Person or adopt a plan or resolution providing for any such transaction;

(xi) other than in accordance with Contracts in effect on the date hereof, make any loans or advances or capital contributions to, or investments in, any other Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for reasonable and documented out-of-pocket expenses or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business;

(xii) (A) make, change, amend or rescind any material Tax election, (B) other than as required by GAAP, change (or request any taxing authority to change) any material Tax accounting principles, periods, methods or practices, (C) enter into any closing agreement or other binding written agreement with any taxing authority with respect to material Taxes, (D) settle any material Tax claim or assessment or material claim for refund of Taxes, (E) file any material amended Tax Return, (F) apply for any ruling from any taxing authority with respect to material Taxes, (G) other than as required because of a change in Law or a change in the applicable facts, file any material Tax Return other than one prepared in a manner consistent with past practices in all material respects, or (H) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to the routine extension of Tax Returns);

(xiii) except as provided in Section 6.01(a)(ii), split, combine, reclassify, adjust, recapitalize, subdivide, amend the terms of, redeem, purchase or otherwise acquire any Company Common Stock;

(xiv) (A) form any Subsidiary or acquire any equity interest in any other Person (other than in accordance with Contracts in effect on the date hereof), (B) enter into any new material line of business, or (C) open a new office of the Acquired Companies in any country where no Acquired Company has an office as of the date hereof;

(xv) incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or other obligations under the Company Receivables Facility (directly, contingently or otherwise), other than borrowings under the Company’s current credit facilities in the ordinary course of business and not in excess of the amounts set forth in Section 6.01(a)(xv) of the Company Disclosure Letter;

(xvi) change any of its methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP (or, if applicable, International Financial Reporting Standards) or Applicable Law;

(xvii) (A) make any capital expenditure in excess of $5,000,000 individually or $25,000,000 in the aggregate during any three (3) month period or (B) implement, modify or supplement any new process or system requiring payment of $5,000,000 individually or $10,000,000 in the aggregate;

(xviii) other than in accordance with Contracts in effect on the date hereof, effect any acquisition of any Person, business or division thereof (including by merger, consolidation, acquisition of stock or asset, or otherwise);

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other Person covered by Item 404 of Regulation S-K;

(xx) (A) settle any Proceeding before or threatened to be brought before a Governmental Authority, other than monetary settlements not in excess of $3,000,000 individually, or $5,000,000 in the aggregate

(provided that such settlements do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Acquired Companies (taken as a whole) and the Company consults with Parent in good faith prior to settling any such Proceeding) or (B) waive any material right with respect to any material claim held by the Acquired Companies in respect of any Proceeding brought or threatened in writing to be brought before a Governmental Authority, in each case of clauses (A) and (B), other than any matters governed by Section 7.06;

(xxi) terminate, cancel or make any material changes to the structure, limits or terms and conditions of any Insurance Policies, including allowing any of the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage, or fail to pay premium or report known claims to an insurance carrier in a timely manner, in each case, except as would not reasonably be likely to be material to the Acquired Companies, taken as a whole;

(xxii) increase the amount payable or owed to any existing vendor, supplier or other third-party service provider during any 12-month period in excess of $2,500,000 above the amount paid to such vendor, supplier or other third-party service provider during the 12-month period immediately preceding the date hereof (other than any such Contract on a pass-through basis); or

(xxiii) authorize, agree to take, enter into any agreement, or otherwise become obligated to do, any action prohibited under this Section 6.01(a).

(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 No- Shop; Adverse Recommendation Change.

(a) Except as otherwise expressly permitted by this Section 6.02, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and use reasonable best efforts to cause its other Representatives to: (i) (A) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal, (B) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after the date hereof of the obligations set forth in this Section 6.02(a), (C) promptly terminate all access granted to any Third Party and its Representatives to any physical or electronic dataroom, and (D) promptly, request that all Third Parties and their respective Representatives promptly return to the Company or destroy any non-public information concerning the Acquired Companies that was previously furnished or made available to such Person or any of its representatives by or on behalf of the Company in accordance with any confidentiality agreement entered into between the Company and such Third Party; and (ii) not (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party with respect to, or in a manner that would reasonably be expected to lead to, an Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any Third Party with respect to the Acquired Companies solely to the extent that such agreement or obligation purports to prohibit such Third Party from confidentially submitting an Acquisition Proposal to the Company Board, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (D) take or agree to take any of the actions prohibited by the foregoing clauses (A) through (C).

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time following the date hereof and prior to the adoption of this Agreement by the Required Company Stockholder Approval (i) the Company has received a written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) (other than any such breach that is immaterial and unintentional) and (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under Applicable Law, then the Company and its Representatives may (x) furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and its Affiliates and Representatives and (y) engage in discussions and negotiations with such Third Party and its Affiliates and Representatives with respect to the Acquisition Proposal; provided, that any material non-public information concerning the Acquired Companies made available to any Third Party or any of its Representatives shall, to the extent not previously made available to Parent, be made available to Parent as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) after it is made available to such Third Party or any of its Representatives; provided, however, that the Company will not, and will not permit any other Acquired Company to, disclose any material non-public information regarding the Acquired Companies to such Third Party or any of its Representatives without the Company first entering into a confidentiality agreement with such Third Party that contains confidentiality restrictions no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement, unless such Third Party is already party to a confidentiality agreement with the Company that contains confidentiality restrictions no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being acknowledged that such confidentiality agreement need not contain a standstill or similar prohibition). Notwithstanding anything to the contrary set forth in Section 6.02(a) or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to the extent necessary to (i) clarify and understand the terms and conditions of any inquiry or proposal made by such Third Party solely to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) solely to inform such Third Party that has made an Acquisition Proposal of the provisions of this Section 6.02.

(c) Except as expressly permitted by this Section 6.02(c) or Section 6.02(d), neither the Company Board nor any committee thereof shall (i) withdraw, modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement; (iii) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Acquisition Proposal made or received after the date hereof; (iv) if (A) the Company has received an Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (v) of this sentence) and (B) such Acquisition Proposal has not been rejected by the Company, fail to reaffirm the Company Board Recommendation within five (5) Business Days after receipt of a written request from the Parent to do so; provided, that Parent may only request two (2) such reaffirmations as to any one Acquisition Proposal; (v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer (any of the actions described in clauses (i) through (v) of this Section 6.02(c), an “Adverse Recommendation Change”); or (vi) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Required Company Stockholder Approval, the Company Board shall be permitted, subject to compliance with Section 6.02(d) and Article IX, (1) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement and/or (2) to effect any Adverse Recommendation Change, if the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law. For the avoidance of doubt, nothing in this Section 6.02(c) shall be deemed to prohibit, and no Adverse Recommendation Change shall be deemed to have occurred in connection with, any of the actions expressly permitted by Section 6.02(f).

(d) The Company Board shall be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(h) if prior to adoption of this Agreement by the Required Company Stockholder Approval: (A) a bona fide Acquisition Proposal that did not result from a breach of Section 6.01(a) (other than a breach that is immaterial and unintentional) is made to the Company by a Third Party following the date hereof; (B) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; (C) the Company has provided, at least three (3) Business Days in advance, written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, as applicable, (1) written notice of the material terms and conditions of such Acquisition Proposal, (2) an unredacted copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal, (3) an unredacted copy of any other Contracts to be entered into in connection with such Acquisition Proposal that the Company Board determined was material to its decision that the Acquisition Proposal constitutes a Superior Proposal; (D) during such three (3) Business Day period following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall have, and shall have caused its directors, officers and employees to have, used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Guarantees so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (E) following the end of such three (3) Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Commitment Letters and Guarantees irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(h), as applicable, would still be inconsistent with its fiduciary duties under Applicable Law; provided, however, that, in the event of any material amendment of such Superior Proposal or any material change to the facts and circumstances relating to the Adverse Recommendation Change, the Company shall be required to issue a new Notice of Adverse Recommendation Change or otherwise comply again with the requirements of this Section 6.02(d) (provided, however, that for purposes of this sentence, references to the three (3) Business Day period above shall be deemed references to a two (2) Business Day period from the time of Parent’s receipt of the Notice of Adverse Recommendation Change). The Company Board shall be entitled to effect an Adverse Recommendation Change (pursuant to clauses (i) and (ii) of the definition of “Adverse Recommendation Change” only) if prior to adoption of this Agreement by the Required Company Stockholder Approval: (i) an Intervening Event has occurred; (ii) the Company Board has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; (iii) the Company has provided, at least three (3) Business Days in advance, written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes information describing the Intervening Event in reasonable detail; (iv) during such three (3) Business Day period following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall have, and shall have caused its directors, officers and employees to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Guarantees in response to such Intervening Event; and (v) following the end of such three (3) Business Day period described in the preceding clause (iv), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Commitment Letters and the Guarantees irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law.

(e) From and after the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article IX, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and (ii) the Company shall promptly (and in any event within twenty-four (24) hours) provide Parent such information as is reasonably necessary to keep Parent reasonably informed in all material respects, on a reasonably current basis, of oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry (and provide Parent with a copy of any such written proposal or offer).

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or (iii) any other communication to the Company’s stockholders (in each case of clauses (i)-(iii), other than an Adverse Recommendation Change unless such Adverse Recommendation Change is made in accordance with Section 6.02(d)) if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law. For the avoidance of doubt, this Section 6.02(f) shall not permit the Company Board of Directors to modify the definition of an Adverse Recommendation Change.

(g) The Company agrees that any breach of this Section 6.02 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 6.02 by the Company.

Section 6.03 Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Acquired Companies by Third Parties that may be in the Acquired Companies’ possession from time to time, from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the operations of the business of the Acquired Companies, to their respective properties, offices, facilities, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) result in the disclosure of trade secrets or competitively sensitive or classified information, (ii) violate Applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (iii) jeopardize any attorney-client or other legal privilege held by any Acquired Company (provided, that at Parent’s request, the Company shall use reasonable best efforts to develop an arrangement to communicate or provide the applicable information (or a portion thereof) in a manner that would not conflict with the foregoing clauses (i) through (iii)). Nothing herein shall authorize Parent or its Representatives to undertake any invasive environmental testing, including any sampling of soil, sediment, groundwater or building materials or other similar invasive techniques, at any of the

Acquired Companies’ properties without the prior written consent of the Company. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement (and any confidentiality agreements between the Company and the Guarantors and/or their respective Affiliates). No investigation or access permitted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder but may be taken into account for purposes of determining whether the applicable conditions to Closing set forth in Article VIII have been satisfied. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.03 for any competitive or other purpose unrelated to the evaluation or consummation of the Transactions or post-closing integration plans.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Appropriate Action; Consents; Filings.

(a) The Company, Parent and Merger Sub shall use their reasonable best efforts to (and shall cause their respective Subsidiaries and Affiliates to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust and Foreign Investment Law, or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, or to avoid any action or proceeding by any Governmental Authority (including those in connection with the Antitrust and Foreign Investment Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii)(A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable, and in any event using reasonable best efforts to do so within the time periods set forth on Schedule A hereto, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Antitrust and Foreign Investment Laws, and (C) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law, and (iv) deliver required notices to, and the obtaining of required consents or waivers from, Third Parties (provided that the Company shall not be obligated to make any payment or commercial concession to any Third Party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested in writing by Parent and is conditioned and effective only upon the Closing). The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions.

(b) Without limiting the generality of anything contained in this Section 7.01, each party hereto shall (to the extent not prohibited by Governmental Authority or Applicable Law) use reasonable best efforts to (and shall cause its Subsidiaries and Affiliates to): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) respond as promptly as practicable to any additional requests for information received by any party from any Antitrust and Foreign Investment Authorities any other Governmental Authority with respect to the Transactions or filings contemplated by Section 7.01(a); and (v) (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust and Foreign Investment Laws and (B) prevent the entry in any action or proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by Governmental Authority or Applicable Law, each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall (and shall cause its Subsidiaries, the Guarantors and their respective Affiliates to) cooperate in good faith with the Governmental Authorities and shall undertake (and cause its Subsidiaries, the Guarantors and their respective Affiliates to undertake) promptly any and all action to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business and (ii) promptly effecting the disposition, licensing or holding separate, of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date; provided, however, that in no event shall any “portfolio company” (as such term is customarily defined in the private equity industry) affiliated with any Sponsor, be required to take any of the foregoing actions. The entry by any Governmental Authority in any Proceeding of a Governmental Order permitting the consummation of the Transactions but requiring any assets or lines of business to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Acquired Companies) shall not, individually, or in the aggregate (together with one or more other changes, events, circumstances, developments or facts) be deemed a failure to satisfy any condition specified in Article VIII.

(d) Parent shall be solely responsible for and pay all filing and related fees and costs required in connection with obtaining any consents or approvals of the type described in this Section 7.01.

Section 7.02 Proxy Statement.

(a) Subject to Parent’s timely performance of its obligations under Section 7.02(b), as promptly as reasonably practicable following the date of this Agreement (and, in any event, using commercially reasonable efforts to do so within twenty (20) Business Days after the date of this Agreement, unless otherwise agreed by Parent), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by the express terms of Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond promptly to any comments or requests from the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders (as of the record date established for the Company Stockholder Meeting) as promptly as reasonably practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests from the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law and the Company shall consider in good faith the inclusion or reflection of any such comments so provided; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely to the extent required to effect an Adverse Recommendation Change pursuant to and in accordance with Section 6.02. The Company agrees that none of the information supplied by it or its Subsidiaries for inclusion in the Proxy Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub, the Guarantors or any of their Affiliates or Representatives, or any of the Financing Sources, expressly for inclusion or incorporation by reference in the Proxy Statement.

(b) Parent shall, as promptly as possible, furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise use reasonable best efforts to assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon reasonable request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Company’s organizational documents, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 7.02(c) and the timing contemplated in Section 7.02(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting (such date, the “Proxy Date”). Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), in no event shall the Proxy Date be changed to such a date that would result in the Company Stockholder Meeting being within ten (10) Business Days of the End Date, except as required by Applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedures and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days, in each case, without Parent’s prior written consent), (iii) to solicit additional proxies for the purposes of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days, in each case, without Parent’s prior written consent) or (iv) to allow the minimum reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 6.02, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any Adverse Recommendation Change, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholder Meeting; provided, however, that, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with Article IX.

(d) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s respective Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 7.03 Confidentiality; Public Announcements. Except as otherwise contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit (x) the rights of the Company or the Company Board under Section 6.02)or (y) Parent’s ability to respond thereto, prior to the earlier of (i) a valid termination of this Agreement pursuant to Section 9.01 and (ii) the Closing, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties hereto or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consultation or consent shall be necessary to the extent disclosure may be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto if it has used its reasonable best efforts to the extent reasonably practicable to consult with the other party hereto, and given good faith consideration to any input received, prior to the time such disclosure is so required to be issued; provided that, notwithstanding the foregoing, (x) Parent, Merger Sub and the Financing Sources may make customary communications to prospective lenders and investors in connection with the arrangement of the Debt Financing without prior consultation with, or consent from, the Company and (y) the Company may make issue any press release or public statement with respect to an Adverse Recommendation Change or any action taken pursuant thereto, without prior consultation with, or consent from, Parent and Merger Sub. The Company may, without Parent’s or Merger Sub’s consent, communicate to its employees, creditors, customers, suppliers and consultants in a manner consistent in all material respects with prior communications of the Company that were previously approved by Parent or consistent with a communications plan previously agreed to by Parent and the Company to the extent such prior communications plan is still accurate, in which case such communications may be made consistent with such plan. Notwithstanding anything to the contrary set forth therein or herein, the Confidentiality Agreement (and any confidentiality agreements between the Company and the Guarantors and/or their respective Affiliates) shall continue in full force and effect until the Closing and thereafter terminate and be of no further force and effect; provided that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing or with respect to the Equity Financing or any other equity financing in connection with the Transactions (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by confidentiality provisions substantially similar to those in the Confidentiality Agreement (and any confidentiality agreements between the Company and the Guarantors and/or their respective Affiliates) as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary. Nothing in this Section 7.03 shall prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case subject to customary obligations of confidentiality with respect to non-public information. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Authority made pursuant to Section 7.01 shall be governed by Section 7.01 and not this Section 7.03.

Section 7.04 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former (in each case, as of the Effective Time) director, officer and manager (or similar individual) of the Acquired Companies (each, an “Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements made available to Parent prior to the date hereof or other organizational documents in effect on the date of this Agreement to indemnify such person. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnitee’s entitlement to indemnification hereunder with respect thereto), and (ii) no Indemnitee shall be liable for any settlement effected without his or her prior express written consent. Parent also agrees to cause the Surviving Corporation to promptly advance reasonable and documented out-of-pocket expenses as incurred by each Indemnitee to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements made available to Parent prior to the date hereof or other organizational documents in effect on the date of this Agreement; provided that the Person to whom expenses are advanced shall provide a customary undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, Parent shall cause the Acquired Companies (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnitees that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Company shall (in consultation with Parent) and (if the Company does not) Parent may cause the Surviving Corporation to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time, (ii) the provisions of the foregoing sentence in this Section 7.04(b) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Company on or prior to the Effective Time, which policies provide such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in coverage and amount no lesser than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for the Company’s directors and officers liability insurance policies in effect as of the date hereof, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to such amount, and (iii) if any Proceeding is asserted or made against those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 7.04 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.04 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.04. In addition, Parent and the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.04.

(d) Parent shall assume, and be jointly and severally liable for, and shall cause the Acquired Companies to honor, each of the covenants in this Section 7.04.

Section 7.05 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 7.06 Stockholder Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any Proceeding against the Company or any of its directors or officers by any holder of Company Common Stock arising out of or relating to this Agreement or the Transactions. The Company shall keep Parent reasonably informed on a current basis regarding any stockholder litigation against the Company or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement and give Parent the opportunity to participate in (but not direct or control) the defense, settlement or compromise of any such Proceeding, at Parent’s sole cost and expense, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.07 Employee Matters.

(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Subsidiaries shall provide each Continuing Employee with (i) an annual base salary or hourly wage rate (as applicable), (ii) short-term target cash bonus or other short-term target cash incentive opportunities and (iii) employee and fringe benefits (including vacation/leave, severance, health, welfare and 401(k) benefits, but excluding any equity or equity-related incentive opportunities, retention benefits, transaction benefits, change in control benefits, nonqualified deferred compensation, defined benefit pension compensation, and retiree medical or welfare plans or arrangements) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Time.

(b) Effective as of the Effective Time and thereafter, Parent and its Subsidiaries shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with any Acquired Company (including any current or former Affiliate thereof or any predecessor of such Acquired Company) prior to the Closing for purposes of determining, as applicable, eligibility for participation, and vesting and entitlement of the Continuing Employee under the analogous employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Subsidiaries (including under the vacation plans or arrangements, 401(k) or severance plans, but not for accrual of or entitlement to equity or equity-related incentive opportunities, any nonqualified deferred compensation plans, defined benefit pension benefits or post-employment welfare benefits, or to the extent such recognition would result in a duplication of benefits or compensation) to the same extent and for the same purpose as recognized under the analogous Plan as set forth on Section 4.17(a) of the Company Disclosure Letter. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Subsidiaries shall, or shall cause the Surviving Corporation to use commercially reasonable efforts, for the plan year in which the Closing occurs: (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any corresponding group health plan of the Surviving Corporation, Parent or any of their respective Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, and (ii) fully credit each Continuing Employee with all deductible payments, co-insurance and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding group health benefit plans of the Acquired Companies prior to the Closing for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-insurance, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any corresponding benefit plan of the Surviving Corporation, Parent or any of their respective Subsidiaries, as if such amounts had been paid in accordance with such plan.

(c) In the event the Closing Date occurs prior to the payment of bonuses under the Company’s 2023 annual bonus program, Parent and its Affiliates shall cause each Continuing Employee to be paid such employee’s 2023 annual bonus pursuant to the terms and conditions set forth in such program. Such annual bonuses shall be paid no later than March 15, 2024, subject to the Continuing Employee’s continued employment through the payment date; provided, however, that a Continuing Employee shall remain eligible to receive a prorated portion of such employee’s 2023 annual bonus (determined based on the number of days the employee was employed by the Company or any of its Subsidiaries in 2023) if, prior to the payment date of such 2023 annual bonuses, such employee’s employment is terminated without Cause or such employee resigns for Good Reason. For purposes of this Section 7.07(c), the terms “Cause” and “Good Reason” shall have the meanings set forth in the Company’s Executive Severance Plan.

(d) The provisions of this Section 7.07 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.07 shall create such rights in any Person. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) create, terminate, or continue any Plans, or other benefit or compensation plans, programs, agreement or arrangements or prevent or limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, agreement or arrangement at any time; or (iii) modify or amend any Plans or other benefit or compensation plans, programs, agreements or arrangements.

Section 7.08 Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority or any other Person in connection with this Agreement or the Transactions or from any

Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions and (iii) any Effect that has caused, or would reasonably be expected to cause, any of the conditions set forth in Article VIII not to be satisfied.

Section 7.09 Stock Exchange Delisting. Prior to and following the Effective Time, the Company (and the Surviving Corporation) shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time, the Company shall reasonably cooperate with Parent with respect thereto.

Section 7.10 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 7.11 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.01, Parent and Merger Sub (a) shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, in each case that would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the Transactions; provided, that for purposes of this Section 7.11 the term “Affiliate” shall not include portfolio companies (as such term is customarily used in the private equity industry) which are not controlled by the Sponsors or their Affiliates and (b) shall not, and shall not permit any of their Affiliates to, take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the Transactions. Immediately following the execution of this Agreement, Parent shall, as the sole stockholder of Merger Sub, adopt and approve and approve this Agreement and the transactions contemplated hereby.

Section 7.12 Debt Financing Cooperation.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter; provided that the Company shall in no event be required to provide (or cause its Subsidiaries or its and their respective Representatives to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations. Such assistance shall include using commercially reasonable efforts to do the following, each of which shall be at Parent’s request with reasonable prior notice and at Parent’s sole cost and expense (other than costs and expenses related to the provision of Required Information pursuant to clause (i) below, which shall be borne by the Company):

(i) as promptly as practicable, furnish, or cause to be furnished to, Parent the Required Information;

(ii) participate (and cause appropriate members of senior management of the Company to participate) in a reasonable number of meetings (including customary one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), drafting sessions, conference calls, presentations, road shows, due diligence sessions, sessions with rating agencies or other customary financing activities, in each case which shall be telephonic or held by videoconference (unless otherwise reasonably agreed) and at reasonable times and with reasonable advance notice;

(iii) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Financing Sources and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto);

(iv) provide reasonable and customary assistance to Parent and the Financing Sources in the preparation of customary Offering Documents, syndication memoranda, ratings agency presentations and other marketing material for the Debt Financing, including the execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions) and customary financial officer and similar certificates with respect to certain financial information of the Company in the Offering Documents not otherwise covered by a “comfort” letter to the extent reasonably requested by the underwriters or initial purchasers of such offering and, at the reasonable request of Parent;

(v) cooperate with Parent to obtain customary corporate and facilities credit ratings;

(vi) cooperate with the Financing Sources’ due diligence, to the extent customary and reasonable;

(vii) assist in the preparation and negotiation, and in the execution and delivery of at Closing, of the Debt Financing Documents, including assistance with the preparation of schedules and exhibits thereto or other customary informational requirements relating to the Company and its Subsidiaries as are requested by Parent, provide the Financing Deliverables (as and when required in the definition thereof) and other customary documents as may be reasonably requested by Parent or the Financing Sources, and otherwise assist in facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing, in each case, to the extent required to facilitate the satisfaction on a timely basis of the Financing Conditions set forth in the Debt Commitment Letter that are within its control, provided that no such document or certificate or the creation or perfection of any security interest in any of the equity of or assets owned by the Company and its Subsidiaries shall be effective prior to Effective Time;

facilitate customary cooperation and assistance of the Company’s independent auditors to (a) provide customary “comfort” letters (including “negative assurance” and change period comfort), (b) deliver consents and (c) attend accounting diligence sessions; and

(viii) cooperate with Parent, and take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent to permit the consummation of the Debt Financing, provided that no such actions shall be required to be effective prior to the Closing;

provided that (w) nothing in this Section 7.12 shall require any such action to the extent it (1) would unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to pay any fees, reimburse any expenses or incur any liability or obligation (including any indemnification obligation) in any case prior to the Closing, other than fees, expenses, liabilities and obligations that are subject to reimbursement and/or indemnification pursuant to Section 7.12(b) below, (2) would require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document, the effectiveness of which is not contingent on the occurrence of the Closing (other than customary authorization letters and customary representation letters), (3) cause any director, manager, officer or employee of any Acquired Company to incur any actual personal liability or (4) would require the delivery of any legal opinions, (x) none of the board of directors (or other similar governing body) of any Acquired Company to adopt resolutions approving the Debt Financing Documents, in each case, the effectiveness of which is not contingent on the occurrence of the Closing (other than customary authorization letters and customary representation letters), (y) the Company’s obligations under this Section 7.12 shall be subject to the Financing Related Persons being bound by confidentiality agreements in accordance with customary market practice, and (z) none of the Acquired Companies shall be required to provide any information to the extent it (1) would violate Applicable Law or the provisions of any material Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or any organizational document applicable to any Acquired Company, (2) would jeopardize any attorney-client or other legal privilege, (3) would violate any applicable confidentiality obligation of any Acquired Company in effect as of the date of this Agreement so long as that the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such violation of Applicable Law or Contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation or (4) would cause the Company to breach this Agreement.

(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided, that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. Other than pursuant to customary authorization letters and customary representation letters, the Company shall not be required to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions in connection with the Debt Financing.

(c) Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any information, assistance or activities provided in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Acquired Companies, including financial statements or (ii) the gross negligence, bad faith, willful misconduct, fraud or intentional misrepresentation of the Acquired Companies or any of their respective employees or representatives. Following the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, Parent shall promptly reimburse the Acquired Companies for any reasonable and documented out-of-pocket third party costs and expenses incurred by the Acquired Companies and each of their respective directors, officers, employees, agents and other Representatives in connection with the Debt Financing or such assistance other than (x) costs and expenses incurred in connection with the preparation of historical financial statements in the ordinary course of business, including the Required Information, and (y) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby entirely and completely regardless of (A) any debt financing established in connection herewith and (B) any requirements or actions under this Section 7.12.

(d) Notwithstanding anything to the contrary herein, (i) it is understood and agreed that the condition precedent set forth in Section 8.02(b), as applied to the Company’s obligations under this Section 7.12, shall be deemed to be satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 7.12 and (ii) Parent and Merger Sub each acknowledges and agrees that obtaining the Debt Financing is not a condition to any of their obligations under this Agreement.

(e) The Company hereby consents to the use of the logos of the Acquired Companies in connection with any such Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Acquired Companies, their reputation or goodwill.

Section 7.13 Financing.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary or advisable, to arrange and obtain the Financing as promptly as practicable following the date of this Agreement (taking into account the Marketing Period) and to consummate the Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, using commercially reasonable efforts to: (i) maintain in effect the Commitment Letters; (ii) satisfy on a timely basis all Financing Conditions to be satisfied by, and within the control of, Parent; (iii) negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Financing Sources; and (iv) in the event that the conditions set forth in Section 8.01 and Section 8.02 and the Financing Conditions have been satisfied or waived or, upon funding would be satisfied, consummate the Financing (including by instructing the Financing Sources to fund the Debt Financing in accordance with the Debt Commitment Letter, instructing the Guarantor to fund the Equity Financing in accordance with the Equity Commitment Letter and enforcing Parent’s rights under the Debt Commitment Letter).

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, Parent shall give the Company prompt notice of any material breach, repudiation or threatened or anticipated material breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 7.13, if for any reason all or any portion of the Debt Financing becomes unavailable (including, without limitation, as a result of expiration or termination of any portion of the commitments set forth in the Debt Commitment Letter) and the portion of the Financing that remains available is less than the Required Amount, then Parent shall (i) promptly notify the Company thereof and the reasons therefor, (ii) use commercially reasonable efforts to obtain alternative financing from alternative Financing Sources (on terms containing no new or additional conditions to the consummation of such financing relative to the Financing Conditions) acceptable to Parent, that, when taken together with the portion of the Financing that remains available, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event, and (iii) use commercially reasonable efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions; provided that any provisions set forth in such new financing commitment relating to fees, “securities demand” provisions, pricing terms and pricing caps, “market flex” provisions and other terms that are customarily redacted (including any dates related thereto) may be redacted, so long as such redaction does not extend to any terms that would reasonably be expected to reduce the aggregate principal amount of such alternative financing to be funded on the Closing Date or impose additional conditions precedent to the funding of such alternative financing on the Closing Date; provided, further, that, notwithstanding anything herein to the contrary, in no event shall commercially reasonable efforts be construed to require that Parent (A) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter as in effect of the date hereof or (B) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter as in effect of the date hereof (in each case of clauses (A) and (B), assuming the full exercise of any “market flex” provisions in the Debt Commitment Letter). From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, without the prior written consent of the Company, Parent shall not amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document if such amendment, modification, supplement, restatement, assignment, substitution or replacement would reasonably be expected to (A) impose additional conditions precedent or expand upon (or amend or modify in any manner) the conditions precedent to the funding of the Financing, (B) reduce the amount of the Financing to an amount that is less than the Required Amount, (C) materially impair, delay or prevent the consummation of the Transactions contemplated to occur under this Agreement on the Closing Date (taking into account the timing of the Marketing Period) or (D) adversely affect Parent’s ability to consummate the Transactions; provided that Parent may, without the prior written consent of the Company, amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter to (1) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (2) modify pricing and/or (3) increase the aggregate amount of the Debt Financing, in each case, so long as such amendments would not be reasonably expected to materially impair, delay or prevent the consummation of the Transactions contemplated to occur under this Agreement on the Closing Date (taking into account the timing of the Marketing Period) or adversely affect Parent’s ability to consummate the Transactions. Upon request of the Company, Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing. Any alternative, substitute or replacement debt financing obtained by Parent in accordance with this paragraph is the “Alternative Financing.” For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and references to “Debt Commitment Letter”, “Debt Fee Letter”, “Debt Financing Documents”, “Financing Sources”, or “Financing” shall include the documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing to the extent permitted by this Section 7.13, and such Alternative Financing shall be required to comply with the provisions of this Agreement to the same extent as the Debt Financing.

Section 7.14 Company Credit Agreement; Company Indenture; Company Receivables Financing Agreement.

(a) At Parent’s written request, the Company shall use its commercially reasonable efforts to facilitate the delivery of the Payoff Letters at least one (1) Business Day prior to Closing and cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Debt Agreements. Contemporaneously with the Closing, Merger Sub shall pay (or cause to be paid) to the lenders under the applicable Company Debt Agreements the amount specified in the applicable Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Acquired Companies outstanding under the applicable Company Debt Agreements (including the release and discharge of all related guarantees, liens and security interests) and to terminate the commitments thereunder.

(b) Prior to or contemporaneously with the Closing, if requested by Parent in writing at least twenty (20) Business Days prior to the Closing, the Company shall use its commercially reasonable efforts to cooperate with Parent to take such actions as are necessary to effect the redemption contemporaneously with the Closing and, if requested by Parent in writing, the satisfaction and discharge (the “Discharge”) on the Closing Date, of all of the Company’s 3.625% Senior Notes due 2029 (the “Company 2029 Notes”) issued under the Company 2029 Indenture, including, at Parent’s reasonable written request, issuing a conditional notice of redemption with respect to the Company 2029 Notes pursuant to the requisite provisions of the Company 2029 Indenture; provided that nothing in this Section 7.14(b) shall require the Company or any of its Subsidiaries to (i) issue any notice of redemption prior to the Closing unless it is (and is permitted by the Company 2029 Indenture to be) subject to and conditioned upon the occurrence of the Closing or (ii) prior to the Closing, pay or deposit any amounts required to redeem or Discharge the Company 2029 Notes, unless Parent has previously provided to the Company, or made arrangement satisfactory to the Company for deposit with the trustee under the Company 2029 Indenture, in each case, all funds required by the Company 2029 Indenture by the time required by the Company 2029 Indenture in order to complete such redemption or Discharge, including pursuant to a deposit by the Company or any of its Subsidiaries of all or a portion of such amounts on or following the Closing.

(c) In addition to or in lieu of effectuating a Discharge of the Company 2029 Indenture, Parent may, at Parent’s expense, prepare all necessary and appropriate documentation in connection with the repurchase or redemption of the Company 2029 Notes pursuant to offers to repurchase all of the Company 2029 Notes upon a Change of Control Triggering Event (as defined under the Company 2029 Indenture) (a “Change of Control Offer”), a tender offer (a “Tender Offer”), a consent solicitation (a “Consent Solicitation”) and/or other liability management transaction, including redemptions (a “Liability Management Transaction”), including notices of redemption, notices of offers to purchase and/or consent solicitation statements for or in respect of the outstanding Company 2029 Notes (collectively, the “Senior Notes Documents”). The parties hereto shall reasonably cooperate with each other in the preparation of any Senior Notes Documents. For the avoidance of doubt, notwithstanding anything herein to the contrary, Parent shall pay any premium or similar payment required in connection with a Change of Control Offer, a Tender Offer, a Consent Solicitation or a Liability Management Transaction.

(d) Provided that Parent shall have provided the Company with the Senior Notes Documents, the Company shall, at Parent’s expense (i) take any actions reasonably necessary or appropriate to be taken by it to issue conditional redemption notices and/or conditional notices of offers to purchase the Company 2029 Notes, the redemption or repurchase of which closes at or following the Effective Time, or other documents necessary to commence the Change of Control Offer, Tender Offer, Consent Solicitation and/or Liability Management Transaction, as the case may be, for the Company 2029 Notes and (ii) use reasonable best efforts to cause the applicable Trustee to proceed with the Change of Control Offer, Tender Offer, Consent Solicitation and/or Liability Management Transaction, as the case may be, and take any such action as is reasonably necessary to cause the applicable Trustee and/or other applicable agent to send the notices of offers to purchase and/or redemption, consent solicitation statement and/or other documents necessary to commence the Change of Control Offer, Tender Offer, Consent Solicitation and/or other Liability Management Transaction, as the case may be, to the holders of the 2029 Company Notes on or prior to the Closing Date, as applicable; provided, however, that nothing in this Section 7.14 or otherwise shall obligate the Company or any of its Subsidiaries to fund or set aside funds for the repurchase, redemption, satisfaction or discharge of the Company 2029 Notes or to take any action that is not at the expense of Parent.

(e) Notwithstanding anything to the contrary in this Agreement, Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred by any of them in connection with any Change of Control Offer, Tender Offer, Consent Solicitation, Liability Management Transaction, redemption or Discharge of the Company 2029 Indenture (or failure to redeem or Discharge, as the case may be) requested by Parent hereunder or otherwise under this Section 7.14 and any information used in connection therewith, except to the extent arising from or based upon any information provided by the Acquired Companies specifically for use in connection with the redemption or Discharge; however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgment, penalties or amounts paid in settlement suffered or incurred arose from the gross negligence or willful misconduct of the Company.

Section 7.15 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and a notice prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3) and dated as of the Closing Date, along with written authorization for Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing.

ARTICLE VIII.

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(b) Antitrust and Foreign Investment Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) the clearances, approvals and consents required to be obtained under the Antitrust and Foreign Investment Laws set forth on Schedule A hereto shall have been obtained and shall be in full force and effect.

(c) No Legal Prohibition. The consummation of the Merger shall not then be enjoined, prevented, restrained, made illegal or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority or any Applicable Law.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 8.02(a)(ii) and Section 8.02(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 4.01(a), Section 4.02, the last sentence of Section 4.05(a) and Section 4.22 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in the first sentence of Section 4.05(a), the first sentence of Section 4.05(b) and the first sentence of Section 4.05(c) will be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(b) Covenants. The Company shall have complied with the covenants and obligations that the Company is required to comply with or to perform under this Agreement prior to the Closing in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative (the “Company Closing Certificate”) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been satisfied.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Parent and Merger Sub in Section 5.01, Section 5.02 and Section 5.06 (collectively, the “Parent Fundamental Representations”) shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date as if made as and on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date; and

(ii) Each of the representations and warranties made by Parent and Merger Sub in this Agreement other than the Parent Fundamental Representations (without giving effect to any references to materiality qualifications) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made as and on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

(b) Covenants. Parent and Merger Sub shall have complied with the covenants and obligations that Parent and Merger Sub are required to comply with or to perform under this Agreement prior to the Closing in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied (the “Parent Closing Certificate”).

Section 8.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE IX.

TERMINATION

Section 9.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on November 10, 2023, (the “End Date”), whether such date is before or after the date of the receipt of

Required Company Stockholder Approval; provided, however, that, if the Marketing Period has commenced but not yet been completed as of the close of business on the third (3rd) Business Day immediately prior to the End Date, the End Date shall be automatically extended until three (3) Business Days after the final day of the Marketing Period; provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by either the Company or Parent, if any Governmental Authority shall have issued a Governmental Order, decree or ruling or enacted any Applicable Law permanently enjoining preventing, restraining, making illegal or otherwise prohibiting prior to the Effective Time, the consummation of the Merger, and, as applicable, such Governmental Order or Applicable Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such Governmental Order, decree or ruling or Law.

(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any final adjournments and postponements thereof) shall have been held and completed in accordance with this Agreement and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any final adjournment or postponement thereof) by the Required Company Stockholder Approval;

(e) by Parent, if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) (a “Terminating Company Breach”) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (i) thirty (30) days after Parent notified the Company of such Terminating Company Breach and (ii) three (3) Business Days prior to the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Parent or Merger Sub has breached, there is an inaccuracy of, or there is a failure to perform or comply with any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements under this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 9.01(f) (notwithstanding any cure periods therein);

(f) by the Company, if there is any breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions specified in Section 8.03(a) or Section 8.03(b) (a “Terminating Parent Breach”) cannot be satisfied at the Closing and has not been cured by the date that is the earlier of (i) thirty (30) days after the Company notified Parent of such Terminating Parent Breach and (ii) three (3) Business Days prior to the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Company has breached, there is an inaccuracy of, or there is a failure to perform or comply with any the Company’s representations, warranties, covenants or agreements under this Agreement such that Parent would have the right to terminate this Agreement pursuant to Section 9.01(e) (notwithstanding any cure periods therein);

(g) by Parent if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that (i) the Company has complied with the provisions of Section 6.02(d) with respect to such Superior Proposal, (ii) the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 9.03(b) and (iii) concurrently with such termination, the Company enters into such definitive agreement; or

(i) by the Company, if (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) have been satisfied or waived, (ii) the Company has confirmed that (A) all of the conditions set forth in Section 8.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (B) the Company stands ready, willing and able take such actions required of it by this Agreement to cause the Closing to occur, and (iii) Parent fails to consummate the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.01.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth the clause(s) of this Section 9.01 under which such party is terminating this Agreement.

Section 9.02 Effect of Termination. Except as otherwise set forth in this Section 9.02 and Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company (subject to Section 9.03), for any intentional and willful breach of this Agreement occurring prior to such termination. The provisions of Section 7.03, Section 7.13(b), Section 9.02, Section 9.03, Article X and the Confidentiality Agreement (and any confidentiality agreements between the Company and the Guarantors and/or their respective Affiliates), shall survive any termination of this Agreement.

Section 9.03 Expenses; Termination Fee.

(a) Except as set forth in Section 7.01 and this Section 9.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that in the event that the Transactions are not consummated, Parent shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries; provided, further, that except as set forth in Section 3.02(e), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(b) Company Termination Fee. If, but only if, this Agreement is terminated:

(i) (A) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(d) or by Parent pursuant to Section 9.01(e), (B) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to such termination, (C) solely in the event this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d), such Acquisition Proposal was publicly disclosed or otherwise made known to stockholders of the Company prior to such termination and (D) within twelve (12) months of the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of any Acquisition Proposal (regardless of when made or the counterparty thereto) or (2) any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee, in each case, within three (3) Business Days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated, as applicable (provided, however, that for purposes of this Section 9.03(b)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by Parent pursuant to Section 9.01(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee within five (5) Business Days following such termination; or

(iii) by the Company pursuant to Section 9.01(h), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with and as a condition to such termination.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.02, Parent’s right (i) to terminate this Agreement pursuant to Section 9.01 and (ii) to receive from the Company the Company Termination Fee shall, in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (A) the Company and (B) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or relating to or arising out of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and such other amounts, if any, referenced in Section 9.03(g), no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction. Nothing in this Section 9.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions (including the Debt Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 10.02 and the payment of the Company Termination Fee pursuant to Section 9.03(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 and monetary damages, including all or any portion of the Company Termination Fee.

(d) Parent Termination Fee. If, but only if, this Agreement is terminated (x) by the Company pursuant to Section 9.01(f) or Section 9.01(i), or (y) by the Company or Parent pursuant to Section 9.01(b) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 9.01(f) or Section 9.01(i), Parent shall pay, or cause to be paid, to the Company within five (5) Business Days following such termination the Parent Termination Fee.

(e) Notwithstanding anything to the contrary in this Agreement (other than Section 7.12(b)), but subject to Section 10.02, the Company’s right to (i) terminate this Agreement pursuant to Section 9.01, (ii) receive any amounts payable pursuant to Section 7.12(b) and Section 9.03(g) and (iii) receive from Parent the Parent Termination Fee (if payable) constitute the sole and exclusive remedy of the Company against (A) Parent, (B) Merger Sub, (C) Guarantors, (D) any of Parent’s, Merger Sub’s or Guarantors’ former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (A), (B), (C) and (D), collectively, the “Parent Parties”) and (E) any Financing Related Person, in each case for any breach, loss or damage suffered as a result of or relating to or arising out of this Agreement, the Commitment Letters, the Guarantees, the other documents related to the failure of the Transactions and the transactions contemplated hereby or thereby, including such termination, any breach of this Agreement by any Parent Party, the termination of this Agreement or the failure to consummate the Transactions, and upon such termination and, if payable, the payment of the Parent Termination Fee (and such other amounts, if any, referenced in Section 9.03(g)), no Person shall have any rights or claims against or be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages against the Parent Parties or any Financing Related Person under this Agreement, the Commitment Letters, the other documents related to the Transactions or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties and the Financing Related Persons shall not have any other liability relating to or arising out of this Agreement, the Commitment Letters, the other documents related to the Transactions or otherwise, except in respect of the obligations of the applicable Parent Parties set forth in Section 7.12(b). Nothing in this Section 9.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transaction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 10.02 and the payment of the Parent Termination Fee pursuant to Section 9.03(d), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 to effect the Closing and payment of the Parent Termination Fee.

(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 9.02 and 9.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.

(g) Any amounts payable pursuant to Section 9.03(b), Section 9.03(c), Section 9.03(d) or this Section 9.03(g) shall be paid by wire transfer of same day funds in accordance with this Section 9.03 to an account designated by Parent or the Company, as applicable (such account designation to be provided in writing at least two (2) Business Days prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 9.03(b), Section 9.03(c) or Section 9.03(e), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit; provided that the amount of such costs and expenses shall not exceed $10,000,000 in the aggregate.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email, addressed as follows:

if to Parent or Merger Sub, to:

c/o Elliott Investment Management L.P.

360 S. Rosemary Ave, 18th floor

West Palm Beach, FL 33401

Attention: Marc Steinberg

                 Scott Grinsell

Email: msteinberg@elliottmgmt.com

            sgrinsell@elliottmgmt.com

c/o Patient Square Capital

2884 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Adam Fliss

                 Justin Sabet-Peyman

Email: adam@patientsquarecapital.com

            jsabet-peyman@patientsquarecapital.com

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 32nd Floor

New York, New York 10019

Attention: James Dimitri

Email: jdimitri@veritascapital.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Richard J. Birns

                 Andrew Kaplan

                 Kristen P. Poole

Email: rbirns@gibsondunn.com

            akaplan@gibsondunn.com

            kpoole@gibsondunn.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael E. Weisser, P.C.

                 Maggie D. Flores, P.C.

                 Daniel Wolf, P.C.

Email: michael.weisser@kirkland.com

            maggie.flores@kirkland.com

            daniel.wolf@kirkland.com

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Richard Presutti

                 Lowell Dyer

Email: rpresutti@milbank.com

            ldyer@milbank.com

if to the Company, to:

Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

Attention: Jon Olefson

Email: Jonathan.Olefson@syneoshealth.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Joshua Dubofsky and Javier Stark

Email: Josh.Dubofsky@lw.com and javier.stark@lw.com

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 10.01; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.01.

Section 10.02 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 10.02, the parties shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be permitted to seek or obtain specific performance or other equitable remedies enforcing the Parent Parties’ obligations to effect the Closing or causing the Equity Financing to be funded, if, and only in the event that: (a) all conditions in Section 8.01 and Section 8.02 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur, (b) the Financing has been funded or will be funded at the Closing, (c) the Company has irrevocably confirmed in writing that (i) all of the conditions set forth in Section 8.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (ii) if the Financing is funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur and (d) Parent and Merger Sub have failed to consummate the Closing prior to the second Business Day following the delivery of such confirmation.

Section 10.03 No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 9.02, upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that this Section 10.03 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 7.04 and Section 7.07.

Section 10.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions contained in this Agreement (and, solely as they relate to such Lender Protective Provisions, the definitions of any terms used in such Lender Protective Provisions) may not be amended, waived or otherwise modified in any manner that adversely affects any Financing or any Financing Related Person without the prior written consent of the Financing Sources.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. No party shall be deemed to have waived any claim arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver of such right, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.05 Disclosure Letter References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) would be reasonably apparent on the face of such disclosure. The listing of any matter on a party’s Disclosure Letter shall not be deemed to constitute an admission to a third party by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred.

Section 10.06 Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the Indemnitees (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.04, (ii) from and after the Effective Time, the holders of shares of Company Common Stock and holders of Company Compensatory Awards shall be intended third-party beneficiaries of, and may enforce, Articles II and III, and (iii) the Financing Related Persons are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties. Any purported assignment in violation of this Section 10.06(b) shall be null and void. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without consent by each of Parent or Merger Sub (i) to any of its Affiliates or (ii) for collateral security purposes to any Persons providing financing to Parent or Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided that no such assignment shall affect or relieve Parent or Merger Sub of their obligations under this Agreement.

Section 10.07 Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against any Financing Related Person in any way relating to this Agreement or any of the Transactions, the Debt Financing, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby, including any dispute arising out of or relating in any way to any Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.

Section 10.08 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware and any appellate court therefrom, or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware and any appellate court therefrom (the “Chosen Courts”), any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding except in the Chosen Courts, (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Chosen Courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 10.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any Proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, against a Financing Related Person in connection with this Agreement, any of the Transactions, the Debt Financing, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.

Section 10.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING AND DEBT FINANCING DOCUMENTS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11 Entire Agreement. This Agreement, the Confidentiality Agreement (and any confidentiality agreements between the Company and the Guarantors and/or their respective Affiliates) and each of the documents, instruments and agreements delivered in connection with the Transactions, including each of the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 10.13 Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 10.02, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto (and the Guarantors in accordance with the Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) and then only with respect to the specific obligations set forth herein (or therein), with respect to such party. Except to the extent a named party to this Agreement (and the Guarantors in accordance with the Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) (and then only to the extent of the specific obligations undertaken by such named party herein or therein, and not otherwise), (x) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement or any other party expressly named a party in any other agreement entered into in connection with the Transaction (whether for indemnification or otherwise) or of or for any Proceeding based on, arising out of, or related to this Agreement or the Transactions and (y) no Financing Related Person shall have any liability (whether in contract, tort, equity or otherwise) to the Company or any other Company Party of or for any Proceeding based on, arising out of, or related to this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby; provided, however, that, notwithstanding the foregoing, nothing in this Section 10.13 shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Company under this Agreement or the obligations of the Financing Related Persons to Parent, Merger Sub and following the consummation of the Closing, the Company and its Subsidiaries under the Commitment Letters and the Debt Financing Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

STAR PARENT, INC.

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Vice President

STAR MERGER SUB, INC.

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Vice President

SYNEOS HEALTH, INC.

By:	/s/ Jonathan Olefson
Name: Jonathan Olefson
Title: General Counsel and Corporate Secretary

Exhibit A

Form of Certificate of Merger

See attached

CERTIFICATE OF MERGER

OF

STAR MERGER SUB, INC.

(a Delaware corporation)

with and into

SYNEOS HEALTH, INC.

(a Delaware corporation)

[•], 2023

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Syneos Health, Inc., a Delaware corporation (the “Corporation”), hereby executes this Certificate of Merger and certifies the following in connection with the merger of Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”):

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	Jurisdiction of Incorporation
Star Merger Sub, Inc.	Delaware
Syneos Health, Inc.	Delaware

SECOND: The Agreement and Plan of Merger entered into as of May 10, 2023 (the “Merger Agreement”), by and among the Corporation, Star Parent, Inc., a Delaware corporation (“Parent”) and Merger Sub, a wholly-owned subsidiary of Parent, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251, as applicable, of the DGCL.

THIRD: Pursuant to the Merger Agreement, Merger Sub will merge with and into the Corporation. Following the Merger, the Corporation will continue its existence as the corporation surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub will cease. The name of the Surviving Corporation following the Effective Time (as defined below) shall be Syneos Health, Inc.

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”), the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to and in accordance with the DGCL.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at [•].

SEVENTH: An executed copy of the Merger Agreement will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of the Constituent Corporations.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this [•] day of [•], 2023.

SYNEOS HEALTH, INC.

By:
Name:
Title:

APPENDIX B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    Repealed by 82 Laws 2020, ch. 256, § 15.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)     If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)    If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)    Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)    Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and

(d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)    Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)    At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and

(2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)    From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)    The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

APPENDIX C

May 10, 2023

The Board of Directors

Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

Members of the Board of Directors:

We understand that Syneos Health, Inc. (“Syneos”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Syneos, Star Parent, Inc. (“Parent”) and Star Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Syneos (the “Merger”) and each outstanding share of Class A common stock, par value $0.01 per share, of Syneos (collectively, “Syneos Class A Common Stock”), other than shares of Syneos Class A Common Stock owned directly by Parent, Merger Sub, any of their subsidiaries or any subsidiary of Syneos, or held in the treasury of Syneos (collectively, “Cancelled Shares”) and any Dissenting Shares (as defined in the Agreement) will be converted into the right to receive $43.00 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Syneos Class A Common Stock (other than holders of Cancelled Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Syneos;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Syneos furnished to or discussed with us by the management of Syneos, including certain financial forecasts relating to Syneos prepared by the management of Syneos (such forecasts, “Syneos Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Syneos with members of senior management of Syneos;

(iv)	reviewed the trading history for Syneos Class A Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Syneos with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)

considered the results of our efforts on behalf of Syneos to solicit, at the direction of Syneos, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Syneos;

(ix)	reviewed a draft, dated May 10, 2023, of the Agreement (the “Draft Agreement”); and

(x)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Syneos that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any

The Board of Directors

Syneos Health, Inc.

C- 2

material respect. With respect to the Syneos Forecasts, we have been advised by Syneos, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Syneos as to the future financial performance of Syneos. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Syneos or any other entity, nor have we made any physical inspection of the properties or assets of Syneos or any other entity. We also have not evaluated the solvency or fair value of Syneos or Parent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Syneos, that the Merger will be consummated in accordance with the terms set forth in the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Syneos, Parent or any other entity or the Merger (including the contemplated benefits thereof). We also have assumed, at the direction of Syneos, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Syneos Class A Common Stock (other than holders of Cancelled Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Syneos or in which Syneos might engage or as to the underlying business decision of Syneos to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of Syneos, upon the assessments of Syneos and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Syneos or any other entity and the Merger (including the contemplated benefits thereof) as to which we understand that Syneos obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any holder of Syneos Class A Common Stock should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to Syneos in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Syneos has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Syneos, Parent and certain of their respective affiliates, and each of Elliott Investment Management L.P. (“Elliott”), Veritas Capital Management, L.L.C. (“Veritas”) and Patient Square Capital, L.P. (“Patient Square”), certain of the respective affiliates of

The Board of Directors

Syneos Health, Inc.

which formed and agreed to provide equity financing to, and guaranty certain obligations of Parent under the Agreement, and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Syneos and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a bookrunner for certain block trades of Syneos stock, (ii) having acted or acting as a joint bookrunner, co-lead arranger and lender in connection with Syneos’ credit facility, and (iii) having provided or providing certain treasury management products and services to Syneos and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to each of Elliott, Veritas and Patient Square and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Elliott and/or certain of its affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Elliott and/or certain of its affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Elliott and/or certain of its affiliates, (iv) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Elliott and/or certain of its affiliates, (v) having provided or providing certain treasury and trade management services and products to Elliott and/or certain of its affiliates, (vi) having provided or providing certain commodity, derivatives and foreign exchange trading services to Elliott and/or certain of its affiliates, (vii) having acted as joint lead arranger, bookrunner and/or lender for certain affiliates of Veritas in connection with the financing for various acquisition transactions and as a joint bookrunner on a bond offering for an affiliate of Veritas, (viii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Veritas and/or certain of its affiliates, (ix) having provided or providing certain treasury and trade management services and products to Veritas and/or certain of its affiliates, (x) having provided or providing certain derivatives and foreign exchange trading services to Veritas and/or certain of its affiliates, (xi) having acted as joint lead arranger, bookrunner and/or lender for an affiliate of Patient Square in connection with the financing for an acquisition transaction, and (xii) having acted or acting as a joint lead arranger for, and as a lender under, one or more term loans, letters of credit and credit, leasing and/or conduit facilities for Patient Square and/or certain of its affiliates

It is understood that this letter is for the benefit and use of the Board of Directors of Syneos (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Syneos, Seller or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Syneos Class A Common Stock (other than holders of Cancelled Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

APPENDIX D

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

May 10, 2023

The Board of Directors

Syneos Health, Inc.

1030 Sync Street

Morrisville, North Carolina 27560

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Syneos Health, Inc., a Delaware corporation (the “Company”), of the $43.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Star Parent, Inc., a Delaware corporation (“Parent”), Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) any Cancelled Shares (as defined in the Agreement) and (ii) any Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $43.00 per Share in cash, without interest (the $43.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Patient Square Capital, L.P. (“Patient Square”), and we have not received any compensation from Parent or Patient Square during such period. In the past two years, we have been engaged to provide financial advisory services unrelated to the Company to a portfolio company of Veritas Capital Fund Management, LLC and an affiliate of Elliott Investment Management L.P. in connection with the sale of such company, and we received compensation from

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The Board of Directors

Syneos Health, Inc.

May 10, 2023

such company for such services. We may provide financial advisory and other services to or with respect to the Company, Parent, the Guarantors (as defined in the Agreement) or their respective affiliates, including portfolio companies of the Guarantors, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, the Guarantors or any of their respective affiliates, including portfolio companies of the Guarantors, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated May 10, 2023 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021 and December 31, 2020; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the

The Board of Directors

Syneos Health, Inc.

May 10, 2023

Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

SYNEOS HEALTH, INC. 1030 SYNC STREET MORRISVILLE, NC 27560

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SYNH2023SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V20315-S70063 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNEOS HEALTH, INC.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1.

To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 10, 2023, by and among Syneos Heath, Inc., a Delaware corporation (the “Company”), Star Parent, Inc. (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger Proposal”).

		☐	☐	☐
2.	To approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger.	☐	☐	☐
3.

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

to be held on August 2, 2023:

The Notice and Proxy Statement is available at www.proxyvote.com.

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SYNEOS HEALTH, INC.

Special Meeting of Stockholders

August 2, 2023 8:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michelle Keefe and Jonathan Olefson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of Syneos Health, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:00 AM EDT on August 2, 2023, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are authorized to vote in their discretion on any matter or other business as may properly be brought before the Special Meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side